As filed with the Securities and Exchange Commission on August 27, 1998
                                                   Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                            Ridgewood Financial, Inc.
                 ----------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

           New Jersey                    6036                   (Requested)
---------------------------------   -----------------        -------------------
   (State or Other Jurisdiction     (Primary SIC No.)         (I.R.S. Employer
of Incorporation or Organization)                            Identification No.)

               55 North Broad Street, Ridgewood, New Jersey 07450
                                  (201)445-4000
--------------------------------------------------------------------------------
        (Address and Telephone Number of Principal Executive Offices and
                          Principal Place of Business)

                               Ms. Susan E. Naruk
                      President and Chief Executive Officer
                            Ridgewood Financial, Inc.
               55 North Broad Street, Ridgewood, New Jersey 07450
                                 (201) 445-4000
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                  Please send copies of all communications to:
     Samuel J. Malizia, Esq., Gregory J. Rubis, Esq., Andrew S. White, Esq.
                      MALIZIA, SPIDI, SLOANE & FISCH, P.C.
           1301 K Street, N.W., Suite 700 East, Washington, D.C. 20005

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this registration statement becomes effective.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
   Title of Each                                                    Proposed Maximum           Proposed
Class of Securities                           Amount to              Offering Price        Maximum Aggregate          Amount of
  To Be Registered                          be Registered               Per Unit           Offering Price(1)      Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock,
$.10 Par Value                                1,616,095                  $10.00               $16,160,950             $4,767.48
------------------------------------------------------------------------------------------------------------------------------------
Interests of participants in the
401(k) Plan                                      71,500                  $10.00               $715,000 (2)            $    0.00 (2)
------------------------------------------------------------------------------------------------------------------------------------

(1)  Estimated solely for purposes of calculating the registration fee.
(2) Consists of shares that may be acquired by the 401(k) Plan of the registrant, based on the assumption that all of the assets of the 401(k) Plan are used to purchase such shares. Pursuant to Rule 457(h)(2) under the Securities Act of 1933, no additional fee is required with respect to the interests of participants of the 401(k) Plan.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                              RIDGEWOOD FINANCIAL, INC.
Up to 1,616,095 Shares     (Proposed Holding Company for Ridgewood Savings Bank
of Common Stock                            of New Jersey)

                                                           55 North Broad Street
                                                           Ridgewood, New Jersey

--------------------------------------------------------------------------------
         Ridgewood Savings Bank of New Jersey is reorganizing from a New Jersey-chartered mutual savings bank to a New Jersey- chartered stock savings bank. As part of the reorganization, Ridgewood Savings Bank of New Jersey will become a wholly owned subsidiary of Ridgewood Financial, Inc., a New Jersey-chartered stock corporation. Upon consummation of the reorganization, Ridgewood Financial, Inc. will own all of the shares of Ridgewood Savings Bank of New Jersey. A majority of the common stock of Ridgewood Financial, Inc. to be issued will be owned by a New Jersey-chartered mutual savings bank holding company that will have the same directors and officers as Ridgewood Savings Bank of New Jersey. The remainder (less than half) of the common stock of Ridgewood Financial, Inc. is being offered to the public in accordance with a plan of reorganization and stock issuance. The reorganization must be ratified by a majority of the votes eligible to be cast by depositors of Ridgewood Savings Bank of New Jersey and approved by state and federal banking agencies. No common stock will be sold if Ridgewood Savings Bank of New Jersey, Ridgewood Financial, Inc. and the mutual holding company do not receive the necessary votes or regulatory approvals or Ridgewood Financial, Inc. does not receive orders for at least the minimum number of shares. The common stock is expected to be quoted on The Nasdaq Stock Market under the symbol "_______."
--------------------------------------------------------------------------------

                                TERMS OF OFFERING

         An independent appraiser has estimated the market value of the reorganized Ridgewood Savings Bank of New Jersey to be between $22,100,000 and $29,900,000. Of this amount, 47%, between $10,387,000 and $14,053,000, is being offered publicly, which establishes the number of shares to be offered. Subject to regulatory approval, up to 1,616,095 shares, an additional 15% above the maximum number of shares, may be sold. Based on these estimates, we are making the following offering of shares of common stock:

o        Price Per Share:                      $10.00

o        Number of Shares
         Minimum/Maximum/Maximum, as adjusted: 1,038,700 to 1,405,300 to 1,616,095

o        Underwriting Commissions and Expenses
         Minimum/Maximum/Maximum, as adjusted: $600,000

o        Net Proceeds
         Minimum/Maximum/Maximum, as adjusted: $9,787,000 to $13,453,000 to $15,560,950

o        Net Proceeds per Share
         Minimum/Maximum/Maximum, as adjusted: $9.42 to $9.57 to $9.63

Please refer to Risk Factors beginning on page 1 of this document.

Any transfer of subscription rights is prohibited.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                      For information on how to subscribe,
              call the Stock Information Center at (201) 445-2109.

                                Ryan, Beck & Co.
              The Date of this Prospectus is __________ ____, 1998

                            RIDGEWOOD FINANCIAL, INC.

--------------------------------------------------------------------------------





                                 [MAP GOES HERE]






--------------------------------------------------------------------------------


         THE PLAN OF REORGANIZATION AND STOCK ISSUANCE IS CONTINGENT UPON RECEIPT OF ALL REQUIRED REGULATORY APPROVALS, RATIFICATION OF THE PLAN BY THE DEPOSITORS OF THE BANK, AND THE SALE OF AT LEAST THE MINIMUM NUMBER OF SHARES OFFERED PURSUANT TO THE PLAN.

--------------------------------------------------------------------------------

                              QUESTIONS AND ANSWERS

Q:   What is the purpose of the reorganization and offering?

A: The reorganization will establish a stock holding company and the Bank will convert to the stock form of ownership, which will enable it to raise additional capital in order to compete and expand more effectively in the financial services marketplace. Ridgewood Financial, Inc. will be able to issue capital stock, which is a source of capital not available to mutual savings banks, and will enable depositors, employees and directors to indirectly obtain an ownership interest in the Bank. The reorganization and offering also will provide greater flexibility to structure and finance the expansion of its operations, including the potential expansion of branch facilities, and to diversify into other financial services, to the extent permitted by law.

Q: Why are we creating a mutual holding company instead of selling all of our stock?

A: We are using a structure (a bank that is wholly owned by a stock holding company that is in turn majority owned by a mutual holding company and by minority public stockholders) that we feel is best for Ridgewood Savings Bank of New Jersey, our depositors and the communities we serve. If Ridgewood Financial, Inc. offered all of its stock to the public, we would be forced to invest a much larger amount of proceeds (at least twice as much) and might feel pressured to make investments with substantially more risk. We believe that the proceeds we will receive in the offering will be sufficient to implement the business strategy we feel is appropriate.

     In addition, the use of this structure enables Ridgewood Savings Bank of New Jersey to achieve many of the benefits of a stock company while reducing the threat of an acquisition by another institution, as can occur following a full conversion from mutual to stock form. Sales of locally based, independent savings institutions to larger, regional financial institutions can result in closed branches, fewer choices for consumers, employee layoffs and the loss of community support and involvement by local savings institutions.

Q:   Who will be the minority stockholders of Ridgewood Financial, Inc.?

A: Other than the mutual holding company that will own 53% of the common stock, everyone who purchases common stock will be a minority stockholder.

Q:   How do I purchase the stock?

A: You must complete and return the stock order form (no copies will be accepted) together with your payment, on or before 12:00 noon, New Jersey time on _________________, 1998. If we do not receive sufficient orders by that time, the offering may be extended until _____, 199__.

Q:   How much stock may I purchase?

A: The minimum purchase is 100 shares (or $1,000). The maximum purchase is 10,000 shares (or $100,000), for any individual person or persons ordering through a single account. No person or persons ordering through multiple accounts, together with their associates, or group of persons acting together, may purchase in total more than 20,000 shares (or $200,000). We may decrease or increase the maximum purchase limitation without notifying you. In the event that the offering is oversubscribed, there will not be enough shares to fill all orders.

--------------------------------------------------------------------------------

                                       (i)

--------------------------------------------------------------------------------


Q:   What happens if there are not enough shares to fill all orders?

A: You might not receive any or all of the shares you want to purchase. If there is an oversubscription in the subscription offering, the stock will be offered in the following priorities:

     o Priority 1 - Persons who had a deposit account with us of at least $50.00 on May 31, 1997.

     o Priority 2 - Tax qualified employee plans (the employee stock ownership plan of Ridgewood Savings Bank of New Jersey).

     o Priority 3 - Persons who had a deposit account with us of at least $50.00 on September 30, 1998.

     o Priority 4 - Depositors as of _______________, 1998 entitled to vote on the ratification of the reorganization.

         If the persons described above do not subscribe for all of the shares, the remaining shares may be offered, with the help of Ryan, Beck & Co., in a community offering. In the event of a community offering, we will give a preference to natural persons who reside in Bergen County, New Jersey (first preference) and New Jersey (second preference). We may offer shares to others in a public offering. In a syndicated public offering, we would offer any remaining shares to the general public through a group of brokers/dealers organized by Ryan, Beck. We have the right to reject any stock order in the community offering, public offering or syndicated public offering.

Q: What particular factors should I consider when deciding whether to buy the stock?

A: Before you decide to purchase stock, you should read this prospectus, including the Risk Factors section on pages 1-__.

Q: As a depositor of Ridgewood Savings Bank of New Jersey, what will happen if I do not purchase any stock?

A: You are not required to purchase stock. Your deposit account, certificate account and any loans you may have with us will not be affected.

Q: Who can help answer any other questions I may have about the stock offering?

A: In order to make an informed investment decision, you should read this entire document. In addition, you should contact:

                            Stock Information Center
                            Ridgewood Financial, Inc.
                                 55 North Broad
                              Ridgewood, New Jersey
                                 (201) 445-2109

--------------------------------------------------------------------------------

                                      (ii)

--------------------------------------------------------------------------------

                                     SUMMARY

         This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements. References in this document to "we," "us," and "our" refer to Ridgewood Financial, Inc., because we are offering the stock. In certain instances where appropriate, "we," "us," or "ours" refers collectively to Ridgewood Financial, Inc. and Ridgewood Savings Bank of New Jersey. Throughout this document we refer to Ridgewood Savings Bank of New Jersey (whether in mutual or stock form) as the "Bank." We also refer to ourselves as the "Company." Our mutual holding company is Ridgewood Financial, MHC or the "MHC."

The Companies

                      Ridgewood Savings Bank of New Jersey
                              55 North Broad Street
                           Ridgewood, New Jersey 07450
                                 (201) 445-4000

Ridgewood Savings Bank of New Jersey was founded in 1885 and primarily serves northwestern Bergen County, New Jersey. The Bank is a community and customer oriented mutual savings bank chartered by the State of New Jersey. The Bank provides financial services primarily to individuals, families and small businesses. The Bank emphasizes residential mortgage lending, primarily originates one- to four-family mortgage loans and funds these loans with deposits. The Bank originates other loans secured by real estate, purchases investment and mortgage-backed securities, and uses borrowings as a secondary source of funding. At June 30, 1998, the Bank had assets of $242.7 million, deposits of $198.6 million and equity of $17.4 million. See pages _______.

                            Ridgewood Financial, Inc.
                              55 North Broad Street
                           Ridgewood, New Jersey 07450
                                 (201) 445-4000

Ridgewood Financial, Inc. is not an operating company and has not engaged in any significant business to date. Minority owners will hold 47% of its common stock. It is a New Jersey-chartered stock holding company that will own 100% of the stock of the Bank. See pages _______.

                            Ridgewood Financial, MHC
                              55 North Broad Street
                           Ridgewood, New Jersey 07450
                                 (201) 445-4000

Ridgewood Financial, MHC will become the mutual holding company for Ridgewood Financial, Inc. The mutual holding company will be a New Jersey-chartered mutual savings bank holding company owning a majority of the stock of Ridgewood Financial, Inc. See pages _______.

The Reorganization and Offering

         The reorganization from mutual to stock form and the stock offering include the following steps:

--------------------------------------------------------------------------------

                                      (iii)

--------------------------------------------------------------------------------


     o The Bank will establish the Company and the mutual holding company, neither of which will have any assets prior to the completion of the reorganization.

     o The Bank will convert from a New Jersey-chartered mutual savings bank to a New Jersey-chartered stock savings bank.

     o Following the merger of an interim stock savings bank owned by the mutual holding company into the Bank, the Bank will become a wholly owned subsidiary of the Company.

     o The Company will issue between 2,210,000 shares (minimum) and 2,990,000 shares (maximum) of its common stock in the reorganization; 53% of these shares (or between 1,171,300 shares and 1,584,700 shares) will be issued to the mutual holding company, and 47% (or between 1,038,700 shares and 1,405,300 shares) will be sold to the public.

Description of the Mutual Holding Company Structure

         This chart shows the corporate structure following completion of the reorganization:


----------------------------------     -----------------------------------------
|                                |     |                                       |
| Ridgewood Financial, MHC       |     |              Public Stockholders      |
|                                |     |                                       |
----------------------------------     -----------------------------------------
              |   53% of the                              |  47% of the
              |   Common Stock                            |  Common Stock
--------------------------------------------------------------------------------
|                                                                              |
|                        Ridgewood Financial, Inc.                             |
|                                                                              |
--------------------------------------------------------------------------------
                                   |
                                   |       100% of the Common Stock
                                   |
--------------------------------------------------------------------------------
|                                                                              |
|                     Ridgewood Savings Bank of New Jersey                     |
|                                                                              |
--------------------------------------------------------------------------------

         The mutual holding company structure differs in significant respects from the holding company structure that is often used in a full mutual-to-stock conversion. In a full conversion, a converting mutual institution or its newly-formed holding company sells 100% of its common stock in a stock offering. A savings institution that converts from the mutual to stock form of organization using the mutual holding company structure sells less than half of its shares at the time of the reorganization. By doing so, a converting institution using the mutual holding company structure will raise less than half the capital that it would have raised in a full mutual-to-stock conversion.

         The shares that are issued to the mutual holding company may be subsequently sold to the Bank's depositors if the mutual holding company converts from the mutual to the stock form of organization. See "Conversion of the Mutual Holding Company to the Stock Form of Organization." In addition,

--------------------------------------------------------------------------------

                                      (iv)

--------------------------------------------------------------------------------

because regulations generally prohibit the sale of a savings association in the mutual holding company structure, the reorganization and stock offering will permit the Bank to achieve many of the benefits of a stock company while reducing the threat of an acquisition by another institution, as can occur following a full conversion from mutual to stock form. Sales of locally based, independent savings institutions to larger, regional financial institutions can result in closed branches, fewer choices for consumers, employee layoffs and the loss of community support and involvement by local savings institutions.

         Because the mutual holding company is a mutual corporation, its actions will not necessarily always be in the best interests of the Company's stockholders. In making business decisions, the mutual holding company's board of directors will consider a variety of constituencies, including the depositors of the Bank, the employees of the Bank and the communities in which the Bank operates. As the majority stockholder of the company, the mutual holding company is also interested in the continued success and profitability of the Bank and the Company. Consequently, the mutual holding company will act in a manner that furthers the general interests of all of its constituencies, including, but not limited to, the interests of the stockholders of the Company. The mutual holding company believes that the interests of the stockholders of the Company and those of the mutual holding company's other constituencies are, in many circumstances the same, such as the increased profitability of the Company and the Bank and continued service to the communities in which the Bank operates.

Conversion of the Mutual Holding Company to the Stock Form of Organization

         Federal and state regulations and the plan of reorganization permit the mutual holding company to convert from the mutual to the capital stock form of organization (a "conversion transaction"). If the mutual holding company were to undertake a conversion transaction, the transaction would in most circumstances be structured as follows:

          o    The mutual holding company and the Company would cease to exist.

          o    The Bank would form a new stock holding company.

          o The new stock holding company would sell shares of its common stock in a subscription offering to certain of the Bank's depositors.

          o In addition to the shares it would sell in the subscription offering, the new stock holding company would issue shares of its common stock to the Company's stockholders in exchange for their shares of the Company's common stock.

         After the conversion transaction, the Company's minority stockholders would own approximately the same percentage of the new stock holding company as they owned of the Company. Purchasers in the conversion transaction's subscription offering would own approximately the same percentage of the new stock holding company as the mutual holding company owned in the Company prior to the conversion transaction. However, if the mutual holding company waived any dividends paid by the Company prior to the conversion transaction, then the Company's minority stockholders would receive a smaller percentage of the new stock holding company's common stock. See "Regulation--Holding Company Regulation." There can be no assurance that the mutual holding company will convert to the stock form, and the Board of Directors has no plan to do so.

--------------------------------------------------------------------------------

                                       (v)

--------------------------------------------------------------------------------

Stock Purchases

         The shares of common stock will be offered on the basis of priorities. As a depositor, you will receive non-transferable subscription rights to purchase the shares. The shares will be offered first in a subscription offering and any remaining shares may be offered in a community offering or public offering or syndicated public offering. Ryan, Beck will assist us in selling our common stock in the offering.
See pages __________.

Subscription Rights

         You may not sell or assign your subscription rights. Any transfer of subscription rights is prohibited by law.

The Offering Range and Determination of the Price Per Share

         The offering range is based on an independent appraisal of the estimated market value of the common stock by FinPro Financial Services, Inc., an appraisal firm experienced in appraisals of savings institutions. FinPro has estimated, that in its opinion as of August 13, 1998 the aggregate pro forma market value of the common stock ranged between $22,100,000 and $29,900,000 (with a mid-point of $26,000,000). The Board of Directors has decided to offer 47% of these shares, or between 1,038,700 and 1,405,300 shares to depositors and the public. The 53% of these shares not sold to depositors and the public will be issued to the mutual holding company. The estimated market value of the shares is our estimated market value after giving effect to the reorganization and the offering.

         The appraisal was based in part upon our financial condition and operations and the effect of the additional capital we will raise in this offering. The $10.00 price per share was determined by our board of directors. It is the price most commonly used in stock offerings involving conversions of mutual savings institutions. The independent appraisal will be updated before we complete the reorganization. If the estimated market value of the common stock is either below $22,100,000 or above $29,900,000 you will be notified and will have the opportunity to modify or cancel your order. The appraisal is not a recommendation about buying the common stock. You should read the entire prospectus before making an investment decision. See pages __________.

Termination of the Offering

         The subscription offering will terminate at 12:00 noon, New Jersey time, on __________ ____, 1998. The community offering, public offering, or syndicated public offering, if any, may terminate at any time without notice but no later than __________ ____, 199___.

Benefits to Management from the Offering

         Our full-time employees will participate in the offering through individual purchases and through purchases of stock by our employee stock ownership plan, which is a type of retirement plan. We also intend to implement a restricted stock plan and a stock option plan, which may benefit the president and other officers and directors. We do not intend to adopt these within the first year after the reorganization. The restricted stock plan and stock option plan are subject to stockholder approval and compliance with regulations.

--------------------------------------------------------------------------------

                                      (vi)

--------------------------------------------------------------------------------

Characteristics of the Bank

The financial highlights and strategy of the Bank include the following:

o Community Savings Institution - The Bank is a community-oriented savings institution providing residential and commercial loans in its primary market area, primarily secured by real estate along with a variety of deposit products and other traditional financial services at convenient locations and hours.

o Asset Growth - The Bank has expanded its office network by opening two new offices in 1996 to better serve the community. As a result, total assets of the Bank increased from approximately $217 million at December 31, 1996 to $243 million at June 30, 1998; during this same period, deposit accounts increased from approximately 12,400 to 15,300 accounts.

o Asset Composition and Quality - As of June 30, 1998, 100% of the Bank's total loan portfolio consisted of locally-originated mortgage loans secured by one-to-four family dwellings. At June 30, 1998, 89.1% of the Bank's total assets consisted of residential mortgages, mortgage-backed securities, investment securities and cash and cash equivalents. The results of this asset mix are reflected in its low level of non-performing assets. At June 30, 1998, the Bank's total non-performing assets were less than 0.01% of total assets.

o Interest Rate Risk Management and Profitability - In an attempt to lessen the interest rate risk that results because the Bank's deposits typically adjust more quickly to changes in interest rates than its mortgage loans and mortgage-backed securities, the Bank has implemented several strategies to improve the match between asset and liability maturity rates. These strategies include:

                  * The Bank generally originates 30-year, fixed rate mortgages primarily for sale in the secondary market.

                  * Over the past five years, the Bank has increased its origination of commercial real estate loans, which generally have shorter maturities and higher yields than single family residential mortgages.

                  * Over the past five years, the Bank has increased its origination of consumer loans, consisting primarily of home equity loans, which generally have shorter maturities and greater yields than single family residential mortgages.

                  * The Bank has maintained a high percentage of investment securities and mortgage-backed securities, a significant portion of which are available for sale.

                  * The Bank has maintained a relatively stable base of core deposits, which include checking accounts, savings accounts and money market accounts. These accounts are considered to be more stable and are a lower cost of funds than certificates of deposits or borrowings.

--------------------------------------------------------------------------------

                                      (vii)

--------------------------------------------------------------------------------

Use of the Proceeds Raised from the Sale of Common Stock

         Ridgewood Financial, Inc. will use a portion of the net proceeds from the offering to purchase all the common stock to be issued by the Bank in the reorganization and to make a loan to an employee stock ownership plan of the Bank to fund its purchase of stock in the offering. The Bank will invest the net proceeds primarily in residential and commercial real estate loans, mortgage-backed securities, consumer loans and other investment securities. Proceeds may also be invested in new equipment and additional office facilities. The mutual holding company will receive $200,000. The balance of the funds will be retained as Ridgewood Financial, Inc.'s initial capitalization. See page
__________.

Dividends

         We anticipate paying an annual cash dividend following the completion of the full first quarter of operations following the reorganization in an amount that has yet to be determined. There are restrictions on dividends. See pages __________.

Market for the Common Stock

         We expect the common stock to be quoted on The Nasdaq Stock Market under the symbol "__________". If we do not meet the requirements for the Nasdaq National Market, our common stock will be traded on the Nasdaq SmallCap Market or the Nasdaq OTC Bulletin Board. Ryan, Beck intends to make a market in the common stock but it is under no obligation to do so. See page __________.


Important Risks in Owning the Common Stock of Ridgewood Financial, Inc.

         Before you decide to purchase stock in the offering, you should read the Risk Factors section on pages 1-____ of this document.

--------------------------------------------------------------------------------

                                     (viii)

--------------------------------------------------------------------------------

                        SELECTED FINANCIAL AND OTHER DATA

         The following summary financial information is derived from, and should be read in conjunction with, the financial statements and notes beginning on pages F-__.


Selected Financial Condition and Other Data

                                                                        At June 30,                    At December 31,
                                                                  --------------------------       ---------------------------
                                                                      1998            1997            1997             1996
                                                                      ----            ----            ----             ----
                                                                                    (Dollars in thousands)
Total Amount of:
  Assets....................................................       $ 242,662       $ 222,589       $ 229,065        $ 216,775
  Loans receivable, net.....................................         104,627         107,427         105,715          107,959
  Loans held for sale.......................................              --           3,735             750            3,756
  Investment securities held to maturity....................           2,495           9,970           9,666           12,721
  Investment securities available for sale..................          11,730          41,678          26,954           43,211
  Mortgage-backed securities held to maturity...............          12,794          15,496          14,356           16,611
  Mortgage-backed securities available for sale.............          85,679          26,363          50,099           19,359
  Cash and cash equivalents.................................          19,528          11,109          15,398            6,364
  Deposits..................................................         198,602         185,958         193,889          170,551
  Borrowed funds............................................          25,432          19,181          16,282           28,400
  Total equity..............................................          17,351          15,976          17,194           15,369

Number of:
  Deposit accounts..........................................          15,270          13,746          14,688           12,427
  Full service offices......................................               3               3               3                3


--------------------------------------------------------------------------------

                                      (ix)

--------------------------------------------------------------------------------

Selected Operating Data






                                                        Six Months Ended                              Years Ended
                                                           June 30,                                   December 31,
                                                  -------------------------        ----------------------------------------------
                                                    1998             1997             1997              1996              1995
                                                  ---------       ---------        ----------         ---------        ----------
                                                                                (In thousands)

Interest income............................        $  8,027        $  7,862        $ 15,834            $ 14,966         $ 11,915
Interest expense...........................           5,312           5,047          10,287               9,522            7,434
                                                    -------          ------         -------              ------           ------
Net interest income........................           2,715           2,815           5,547               5,444            4,481
Provision for loan losses..................             132               6              12                  12               60
                                                    -------         -------         -------              ------          -------
Net interest income after
  provision for loan losses................           2,583           2,809           5,535               5,432            4,421
Noninterest income.........................             118              63             232                 146               71
Noninterest expense........................           1,969           1,785           3,676               4,210(1)         2,708
                                                    -------          ------          ------              ------           ------
Income before income taxes.................             732           1,087           2,091               1,368            1,784
Income taxes...............................             245             425             841                 628              657
                                                    -------          ------          ------              ------           ------
Net income.................................        $    487         $   662         $ 1,250             $   740          $ 1,127
                                                    =======          ======          ======              ======           ======


--------------------
(1) Includes a one-time special assessment of $830,000 ($523,000 net of tax based on a 37% statutory tax rate) to recapitalize the Savings Association Insurance Fund (the "SAIF") of the FDIC. Excluding this assessment, total noninterest expense would have been $3.4 million, income taxes would have totalled $935,000 and net income would have been $1.3 million.

--------------------------------------------------------------------------------

                                       (x)

--------------------------------------------------------------------------------

Key Operating Ratios

                                                           At or For
                                                        the Six Months                   At or For the Years Ended
                                                        Ended June 30,                         December 31,
                                                       ------------------------ ----------------------------------------
                                                        1998(1)      1997(1)      1997        1996(2)         1995
                                                       ----------   ---------   ---------   ------------  -----------
Performance Ratios:

Return on average assets.............................     0.42 %       0.60 %     0.57 %        0.36 %         0.69 %

Return on average equity.............................     5.59         8.66       7.87          5.03           7.89

Average equity to average assets.....................     7.49         6.98       7.20          7.21           8.72

Equity to assets at period end.......................     7.15         7.18       7.51          7.09           8.52

Interest rate spread (3).............................     2.08         2.39       2.30          2.48           2.40

Net interest margin..................................     2.38         2.64       2.58          2.75           2.79
Average interest-earning assets to average
  interest-bearing liabilities.......................     1.07 X       1.05 X     1.06 X        1.06 X         1.08 X
Net interest income after provision for loan
  losses to total non-interest expenses..............     1.31 X       1.57 X     1.51 X        1.29 X         1.63 X

Asset Quality Ratios:

Non-performing loans to total assets.................       --  %      0.12 %       -- %        0.14 %         0.22 %

Non-performing assets to total assets................       --         0.12         --          0.14           0.22

Non-performing loans to total loans..................     0.01         0.24         --          0.28           0.41

Allowance for loan losses to total loans
  at end of period...................................     0.72         0.55       0.58          0.54           0.62


Allowance for loan losses to
  non-performing loans...............................   12,500.00    225.83         --        193.61         148.25



-----------------
(1)      Annualized where appropriate.
(2)      1996 included a one-time special assessment of $830,000.
(3) The interest rate spread is the difference between the weighted average yield on average interest earning assets and the weighted average cost of average interest bearing liabilities.

--------------------------------------------------------------------------------

                                      (xi)

                                  RISK FACTORS

         In addition to the other information in this document, you should consider carefully the following risk factors in evaluating an investment in our common stock.

Potential Impact of Changes in Interest Rates and the Current Interest Rate Environment

         Our ability to make a profit largely depends on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets (such as mortgage loans and investment securities) and the interest expense we pay on our interest-bearing liabilities (such as deposits and borrowings). Most of our mortgage loans have rates of interest which are fixed for the term of the loan ("fixed rates") and are generally originated with terms of up to 30 years, while our deposit accounts have significantly shorter terms to maturity. Because our interest-earning assets generally have fixed rates of interest and have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets generally will adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities, which are primarily time deposits. As a result, our net interest income may be adversely affected by material and prolonged increases in interest rates. In addition, rising interest rates may adversely affect our earnings because there may be a lack of customer demand for loans. Declining interest rates may also adversely affect our net interest income if adjustable rate or fixed rate mortgage loans are refinanced at lower rates or prepaid, and we reinvest the resulting funds in lower yielding assets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Asset and Liability Management."

         Changes in interest rates can also affect the average life of loans and mortgage-backed securities. Historically lower interest rates have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced their mortgages in order to reduce their borrowing cost. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or securities.

Increase in Non- 1- to 4- Family First Mortgage Lending

         Over the past five years, we have significantly increased our origination of commercial real estate loans and intend to continue to do so. We also intend to continue to expand our origination of home equity loans and consumer loan products, such as automobile loans. This type of lending has a greater degree of credit risk than traditional one- to four-family residential lending, which could result in an increase in non-performing assets and provisions for loan losses. See "Business of the Bank - Lending Activities - Consumer Loans."

Return on Equity After Reorganization

         As a result of the reorganization, our equity will increase substantially. Our ability to leverage this capital will be significantly affected by competion for loans and deposits and economic conditions. Our expenses will increase because of the costs associated with our employee stock ownership plan, our expected stock benefit plans, and the costs of being a public company. Our preparation costs for offering new types of consumer products will also increase our expenses. We do not know if we will receive sufficient income to offset these additional costs. Because of the increases in our equity and expenses, our return on equity may decrease as compared to our performance in previous years. Initially, we intend to invest the net proceeds in short term investments which generally have lower yields than residential mortgage loans. A lower return on equity could reduce the trading price of our shares. For the six months ended June 30, 1998 our annualized return on average equity was 5.59%.

Reduced Ownership Following a Mutual Holding Company Conversion

         If the mutual holding company converted to stock form in the future, our plan of reorganization provides that our stockholders would exchange their common stock of the Company for common stock of the converted mutual holding company on an equitable basis. If the mutual holding company were to convert to stock form, the related stock offering would likely (1) provide subscription rights to depositors of the Bank, (2) limit the maximum number of shares that could be purchased by a person and (3) include shares received in exchange of our common stock in the maximum number of shares that could be purchased. This could mean that our stockholders who own a large amount of our common stock might not be able to exercise their subscription rights for shares sold by the converted mutual holding company or, possibly, be forced to sell some shares (if the maximum purchase limit were below the number of shares that such a person would own after they received shares in exchange of our shares they already owned).

         With regulatory approval, the mutual holding company may waive the receipt of dividends that we pay. One of the conditions to such approval would be that any waived dividends would reduce the percentage ownership that minority stockholders would receive in exchange of their shares of our common stock if the mutual holding company converted to stock form in the future. The plan of reorganization also provides for such an adjustment. See "Regulation--Holding Company Regulation-- Conversion of the Mutual Holding Company to Stock Form" The mutual holding company has not determined whether it will waive dividends that we pay. In addition, the value of assets owned by the mutual holding company would reduce the percentage ownership that minority stockholders would receive if the mutual holding company converted to stock form.

         You should not assume that the mutual holding company would be permitted to convert to stock form or, even if permitted, that our stockholders would be entitled to exchange or redeem their shares of our common stock.

Reliance Upon Local Economy and Competition Within Our Market Area.

         We originate primarily residential real estate and consumer loans in our market area. Our ability to originate loans that meet our underwriting standards and the ability of mortgage borrowers to make monthly payments of principal and interest is substantially dependent upon the strength of the local economy. Competition from both local financial institutions and much larger financial institutions headquartered outside our market area but with local offices makes it difficult for us to generate sufficient loans. Our loan portfolio declined from 108.0 million at December 31, 1996 to $104.6 million at June 30, 1998. In its market area, the Bank competes with commercial banks, savings institutions, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we have and offer services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area. Further, economic stagnation or decline in economic activity in our market area could have an adverse effect on our financial condition or results of operations.

Takeover Restrictions

         Mutual Holding Company Structure. Under federal and state regulations and the plan of reorganization, the mutual holding company must own at least a majority of our common stock at all times after the offering. The mutual holding company will be controlled by the same directors and officers who control the Bank. Because of this, our directors and management will be able to control a majority of our common stock.

         Provisions in the Company's Governing Instruments. Our certificate of incorporation and bylaws provide for, among other things, a staggered board of directors, noncumulative voting for directors, limits on the calling of special meetings, and limits on a person or group voting shares in excess of 10% of the outstanding shares. These restrictions may discourage proxy contests and other takeover attempts, particularly those which have not been negotiated with the Board of Directors, and thus may perpetuate current management. See "Certain Restrictions on Acquisition of the Company."

         Ownership and Control of Common Stock by Management. Our directors and executive officers are expected to purchase up to 131,000 shares of our common stock in the offering (10.7% at the midpoint of the offering range). In addition, approximately 8% of the shares of common stock issued in the offering are expected to be purchased by the ESOP. Shares owned by the ESOP but not yet allocated to the accounts of participants will be voted by the independent directors for the ESOP. Further, because of the mutual holding company's ownership of our stock, current officers and directors will control between 12.6% and 9.3% of the total number of minority shares outstanding, based on the sale of between 1,038,700 and 1,405,300 shares of common stock. To the extent we implement stock benefit plans, the ownership by management would increase. See "Management - Executive Compensation - Employee Stock Ownership Plan" and "- Potential Stock Benefit Plans."

         Certain provisions of employment agreements with our key officers provide for cash payments in the event of a change in control. These provisions increase the cost of, and may discourage a future attempt to acquire the Company, and thus generally may serve to perpetuate current management. See "Management - Executive Compensation - Employment Agreements."

Limited Market for Common Stock

         We have never issued capital stock and there is not, at this time, any market for the common stock. We have applied to have the common stock quoted on the National Market of The Nasdaq Stock Market under the symbol "__________". If the common stock is not listed on the National Market, we expect that the common stock will be quoted on the Nasdaq SmallCap Market or the Nasdaq OTC Bulletin Board.

         Due to the relatively small size of the offering (due, in part from the public offering of less than half of the shares to be issued), you have no assurance that an active and liquid market for the common stock will exist. You should consider the potentially illiquid nature of an investment in the common stock and recognize that the absence of an established market might make it difficult to buy or sell the common stock. See "Market for the Common Stock."

Possible Effect of ESOP

         The ESOP currently intends to purchase up to 8% of the common stock offered in the offering. The net proceeds of the offering available for investment by the Bank will be reduced by the cost of the shares (including the costs of borrowing, if any) bought by the ESOP. The ESOP will also increase compensation expense and adversely affect net income. See "Pro Forma Data" and "Management Executive Compensation - Employee Stock Ownership Plan."

Financial Institution Regulation and Possible Legislation

         The Bank is subject to extensive regulation and supervision as a New Jersey-chartered, FDIC- insured savings bank. The regulatory authorities have extensive discretion in connection with their supervision and enforcement activities and their examination policies, including the imposition of restrictions on Bank operation, the classification of assets and the imposition of an increase in allowance for loan losses. In addition, the Company, as a bank holding company, will be subject to extensive regulation and supervision. Regulatory changes, whether by the New Jersey Department of Banking and Insurance (the "Department") , the FDIC, the Board of Governors of the Federal Reserve System (the "Federal Reserve"), or Congress, could have a material impact on us. See "Regulation - Regulation of the Company."

Possible Year 2000 Computer Program Problems

         A great deal of information has been disseminated about the global computer crash that may occur in the year 2000. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in earlier years) are expected to read entries for the year 2000 as the year 1900 and compute payment, interest or delinquency based on the wrong date or are expected to be unable to compute payment, interest or delinquency. Rapid and accurate data processing is essential to our operations. Data processing is also essential to most other financial institutions and many other companies.

         Most of the Bank's material data processing that could be affected by this problem is provided by a third party service bureau. The service bureau has advised the Bank that it expects to resolve this problem before the year 2000. However, if this problem is not resolved before the year 2000, the Bank would likely experience significant data processing delays, mistakes or failures. These delays, mistakes or failures could have a significant adverse impact on the Bank's financial condition and its results of operations. The Bank expects to spend approximately $200,000 through September 30, 1998 for year 2000 compliance. The Bank does not expect to incur material additional expense for year 2000 compliance after that date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations - Year 2000 Evaluation."

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

         Ridgewood Savings Bank of New Jersey or the Bank is a New Jersey-chartered mutual savings bank, originally chartered in 1885 as The Ridgewood Building and Loan Association. In 1942, the Bank became a New Jersey-chartered savings and loan association. In December 1992, the Bank converted its mutual charter from a New Jersey-chartered savings and loan association to a New Jersey-chartered savings bank. The Bank became a member of the FHLB System in 1933 and the Bank's deposits are currently insured by the SAIF as administered by the FDIC. The Bank is regulated by the Department and the FDIC.

         The Bank is a community-oriented retail savings bank offering traditional deposit, residential real estate mortgage loans and, to a lesser extent, consumer loans and other loans. Ridgewood, through its three offices located in Ridgewood and Mahwah, New Jersey provides retail banking services, with an emphasis on one-to-four family residential mortgages. Currently, the Bank originates 20 year and 30 year conforming fixed rate residential mortgage loans primarily for sale on the secondary market. All other mortgage loans are originated for portfolio. At June 30, 1998, net loans receivable amounted to approximately $104.6 million or 43.1% of total assets, of which approximately $84.0 million or 79.4% of such total was secured by one-to-four family residential real estate. The Bank invests excess liquidity in mortgage-backed and investment securities (consisting primarily of U.S. government and government agency securities and obligations of states and political subdivisions). Investment and mortgage-backed securities amount to $112.7 million or 46.4% of total assets at June 30, 1998. At June 30, 1998, the Bank had total assets, deposits and total equity of $242.7 million, $198.6 million, and $17.4 million, respectively. See "Business of the Bank."

                            RIDGEWOOD FINANCIAL, INC.

         We are a New Jersey-chartered corporation organized on July 31, 1998 at the direction of the Bank to acquire all of the capital stock that the Bank will issue upon its conversion from the mutual to stock form of ownership. The Company has not engaged in any significant business to date but will serve as a holding company of the Bank following the reorganization. A majority of our shares will, in turn, be owned by the mutual holding company. The Company has applied for approval to acquire control of the Bank. The Company will retain up to 50% of the net proceeds from the issuance of common stock as its initial capitalization less the amount retained by the mutual holding company. The Company will use the balance of the net proceeds to purchase all of the common stock of the Bank to be issued upon conversion. Part of the proceeds retained by the Company will be used to fund the loan to the ESOP. Upon consummation of the reorganization, the Company will have no significant assets other than that portion of the net proceeds of the offering retained by the Company (less the loan to the ESOP) and the shares of the Bank's capital stock acquired in the reorganization, and will have no significant liabilities. Cash flow to the Company will be dependent upon earnings from the investment of the portion of net proceeds retained by it in the reorganization and any dividends received from the Bank. See "Use of Proceeds."

         Management believes that the holding company structure will provide flexibility for possible diversification of business activities through existing or newly-formed subsidiaries, or through acquisitions of or mergers with both savings institutions and commercial banks, as well as other financial services related companies. Although there are no current arrangements, understandings, or agreements regarding any such opportunities, the Company will be in a position after the reorganization, subject to regulatory limitations and the Company's financial condition, to take advantage of any such acquisition and expansion opportunities that may arise. However, some of these activities could be deemed to entail a greater risk than the activities permissible for New Jersey-chartered savings institutions such as the Bank. The initial activities of the Company are anticipated to be funded by the portion of the net proceeds retained by the Company and earnings thereon.

                            RIDGEWOOD FINANCIAL, MHC

         As part of the reorganization, the Bank will organize Ridgewood Financial, MHC or the MHC as a New Jersey-chartered mutual holding company. As long as they remain depositors of the Bank, persons who had liquidation rights with respect to the Bank as of the date of the reorganization will continue to have such rights solely with respect to the MHC after the reorganization.

         The MHC's principal assets will be the shares of common stock received and up to $200,000 received as its initial capitalization in the reorganization. Immediately after consummation of the reorganization, it is expected that the MHC will not engage in any business activity other than its investment in a majority of the common stock of the Company and its initial capitalization. The MHC will be a mutual corporation chartered under New Jersey law and regulated by the Department and the Federal Reserve. The MHC will be subject to the limitations and restrictions imposed on bank holding companies under federal and state laws. See "Regulation - Regulation of the MHC."

                                 USE OF PROCEEDS

         The net proceeds will depend on the total number of shares of common stock issued in the offering, which will be dependent on the independent valuation and marketing considerations, and the expenses incurred by the Company and the Bank in connection with the offering. Although the actual net proceeds from the sale of the common stock cannot be determined until the offering is completed, it is currently estimated that net proceeds, assuming the sale of 1,038,700 and 1,405,300 shares of stock at $10.00 per share, would be approximately $9,787,000 and $13,453,000 respectively. The actual net proceeds may vary from these estimates because, among other things, actual expenses may be more or less than those estimated.

         Of the net proceeds at least one half will be used by the Company to purchase 100% of the common stock of the Bank that is issued. Of the remainder of the net proceeds, the mutual holding company will receive $200,000 as its initial capitalization and the Company will receive the rest. The net proceeds from the offering will be used for general corporate purposes and will increase the Bank's total capital to expand investment and lending, internal growth, and possible external growth through the acquisition of branch offices, expansion into new lending areas, and other acquisitions. Proceeds from the offering may also be used to acquire property in Ridgewood, New Jersey or the surrounding area to become the administrative office of the Company, MHC and the Bank. However, there are no current agreements and arrangements regarding expansion or acquisition. Net proceeds will initially be invested in U.S. government and federal agency securities, marketable securities, or a combination of both. The Company intends to use a portion of the net proceeds it retains to make a loan directly to the ESOP to enable the ESOP to purchase stock in the offering, or in the open market to the extent the stock is not available to fill the ESOP's subscription. Net proceeds may also be used to make contributions to the ESOP which in turn would be used to repay the loan.

         In the event the ESOP does not purchase common stock in the offering, the ESOP may purchase shares of common stock in the market after the reorganization. In the event the purchase price of the common stock is higher than $10.00 per share, the amount of proceeds required for the purchase by the ESOP will increase and the resulting stockholders' equity will decrease.

         The net proceeds may vary because total expenses of the reorganization may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the reorganization are adjusted to reflect a change in the estimated pro forma market value of the Company and the Bank. Payments for shares made through withdrawals from existing Bank deposit accounts will not result in the receipt of new funds for investment by the Bank but will result in a reduction of the Bank's deposits and interest expense as funds are transferred from interest bearing certificates or other deposit accounts.

                                 DIVIDEND POLICY

         Subject to regulatory and other considerations which generally limit the authority of the Bank to pay, and the amount of, dividends, the Bank intends to establish a cash dividend policy following the offering commencing after the completion of one full calendar quarter after the reorganization. The initial annual amount of the dividends is as yet undetermined. Dividends will be subject to determination and declaration by the Bank's Board of Directors, which will take into account, among other factors, the Bank's financial condition, results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions which affect the payment of dividends by the Company to the MHC, and other factors. If the MHC elects not to waive receipt of dividends from the Company or if the Department or Federal Reserve does not approve such a waiver, the amount of dividends may be adversely affected. See "Risk Factors - Waiver of Dividends by the MHC" and "Waiver of Dividends by the MHC." There can be no assurance that dividends will in fact be paid on the common stock or that, if paid, such dividends will not be reduced or eliminated in future periods.

         The Company will not be permitted to pay dividends on its capital stock if its stockholders' equity would be reduced below the amount required for the liquidation account. See "The Reorganization -- Effects of the Reorganization -- Liquidation Rights". Under New Jersey law, a savings bank is required to maintain at all times surplus in an amount which is at least equal to its required capital as set forth in the New Jersey Banking Act of 1948, as amended ("Banking Code"). Dividends may be declared by the Company and paid to stockholders only out of accumulated net earnings after any required transfers to surplus and only if the Company's surplus would not be reduced by the payment of such dividend. Furthermore, as a condition to non-objection by the FDIC, the Company has agreed that it will not initiate any action within one year of completion of the reorganization in the furtherance of payment of a special distribution or return of capital (as distinguished from a regular or special dividend payment in the ordinary course of business) to stockholders of the Company. See also "Waiver of Dividends by the MHC."

         In addition to the foregoing, earnings of the Company and the Bank appropriated to bad debt reserves and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then-current tax rate by the Company and the Bank on the amount of earnings deemed to be removed from the reserves for such distribution. See "Taxation" and Note 10 of the financial statements. The Bank does not contemplate any distribution out of its bad debt reserve which would cause such tax liability.

                         WAIVER OF DIVIDENDS BY THE MHC

         The MHC, prior to the declaration of any dividends by the Company, will determine whether to apply to the Federal Reserve for permission to waive the receipt of any dividends paid by the Company to its stockholders. Any waiver of dividends, if approved by the Federal Reserve, will be subject to various conditions. There can be, however, no assurances that the Federal Reserve will approve such application or if such approval is obtained, that the MHC will continue to waive dividends. The Company and MHC are not aware of any mutual bank holding company regulated by the Federal Reserve that has been permitted to waive the receipt of dividends from its majority-owned bank subsidiary holding company. In waiving dividends, the Board of Directors must conclude, among other things, that a dividend waiver by the MHC, which permits retention of capital by the Company and the Bank, is in the best interest of the MHC because, among other reasons: (i) the MHC has no need for the dividend for its business operations; (ii) the cash that would be received by the MHC could be invested by the Company and the Bank at a more favorable rate of return; (iii) such waiver increases the capital of the Company and the Bank and enhances the Bank's business so that customers will continue to have access to the offices and services of the Bank; and (iv) such waiver preserves the net worth of the MHC through its principal asset (the Company and the Bank), which would be available for distribution in the unlikely event of a voluntary liquidation of the Company and the Bank after satisfaction of claims of depositors, other creditors and minority shareholders.

         If the MHC determines that the waiver of dividends is in the best interest of the parties involved: (i) The MHC will make prior application to the Federal Reserve for approval to waive any dividends declared on the capital stock of the Company. Such application will be made on an annual basis with respect to any year in which the MHC intends to waive such dividends; (ii) If a waiver is granted, dividends waived by the MHC will not be available for payment to minority shareholders and will be excluded from the capital accounts of the Bank for purposes of calculating any dividend payments to minority shareholders; (iii) If a waiver is granted, the Bank will, so long as the MHC remains a mutual holding company, establish a restricted capital account in the cumulative amount of any dividends waived by the MHC for the benefit of the mutual members of the MHC. The restricted capital account would be senior to the claims of minority stockholders of the Company and would not decrease notwithstanding changes in depositors of the Bank. This restricted capital account would be added to any liquidation account in the Bank established in connection with a conversion of the MHC to stock form and would not be available for distribution to minority shareholders; (iv) In any conversion of the MHC from mutual to stock form, the Bank, Company and MHC will comply with the requirements of the Federal Reserve; and (v) In the event that the Federal
Reserve  adopts  regulations   regarding  dividend  waivers  by  mutual  holding
companies, the MHC will comply with the applicable requirements of such regulations. See "Risk Factors - Considerations Resulting from the Mutual Holding Company Structure" and "MHC Conversion to Stock Form."

         Immediately after consummation of the reorganization, it is expected that the MHC's operations will consist of activities relating to its investment in a majority of the common stock of the Company and its initial capitalization. In the future, the MHC may accept dividends paid by the Company to be used for other purposes, including purchasing common stock from time to time in the open market or from the Company, if permitted. The Company may establish an open market purchase dividend reinvestment plan, pursuant to which stockholders may elect to have cash dividends used to purchase additional shares of common stock in the open market. The MHC may participate in any such plan. There can be no assurances that the MHC will accept dividends paid by the Company, or if such dividends are accepted, that the MHC will purchase shares of common stock in the open market. Any purchases of common stock other than from the MHC will increase the percentage of the Company's outstanding shares of common stock held by the MHC and increase the number of shares eligible to be sold in any subsequent secondary offering or mutual to stock conversion of the MHC.

                          MHC CONVERSION TO STOCK FORM

         Following completion of the reorganization, the MHC may elect to convert to stock form in accordance with applicable state and federal law, if any. The MHC's directors, who will be the initial directors of the Bank and the Company, have no current plans to convert the MHC to stock form. The terms of such a conversion cannot be determined at this time and there is no assurance when, if ever, a conversion will occur. In the event of a conversion, minority shareholders will be entitled to exchange their shares of common stock for shares of the converted MHC in a manner that is fair and reasonable to such shareholders and the MHC. This will include an appropriate downward adjustment in the exchange ratio to account for waived dividends, if any. See "Risk Factors
- Possible Dilution in Ownership and Other Results From a Subsequent Conversion" and "Waiver of Dividends by the MHC." Alternatively, minority shareholders will receive cash for their shares in an amount equal to the fair market value of their shares given the circumstances of the conversion. Such value will be determined in the same manner as if shares were to be exchanged, including the factoring of any waived dividends or any assets of the MHC. The fair market value shall be established by an independent appraisal utilized in the conversion. Moreover, in the event that the MHC converts to stock form in a conversion, any options or other convertible securities held by any trustee, officer, or employee of the Company, will be convertible into the right to acquire shares of the converted MHC (or its successor) on the same basis as outstanding common stock (pursuant to applicable exchange ratios); provided, however, that if such shares cannot be so converted, the holders of such options or other convertible securities shall be entitled to receive cash equal to the fair value of such options or convertible securities. Any exchange or redemption will be subject to the approval of the Department and the Federal Reserve, and the Department and the Federal Reserve have made no determination as to the permissibility of any exchange or redemption described in the plan of reorganization.

         Although the plan of reorganization allows for such an event, there can be no assurances when, if ever, a conversion will occur, or what conditions may be imposed by the Department and Federal regulators. If a conversion does not occur, the MHC will always own a majority of the common stock of the Company.

                             MARKET FOR COMMON STOCK

         The Company has never issued capital stock. Consequently, there is not, at this time, any market for the common stock. The Company has received preliminary approval to have the common stock quoted on the National Market of the Nasdaq Stock Market under the symbol "__________." If the number of shares of common stock sold to our non-affiliates is not at least 1.1 million, we will seek approval for quotation of our common stock on the Nasdaq SmallCap Market. If the number of shares of common stock sold to our non-affiliates is not at least 1.0 million, we will ask market makers to seek quotation of our common stock on the Nasdaq OTC Bulletin Board. One of the conditions for Nasdaq quotation (National Market and SmallCap Market) is that at least three market makers make, or agree to make, a market in the stock. The Company will seek to encourage and assist at least three market makers to make a market in the common stock. Ryan, Beck has indicated its intent to make a market in the common stock upon the completion of the offering, subject to compliance with applicable laws and regulations, but is under no obligation to do so. While the Company anticipates that prior to the completion of the offering it will obtain a commitment from at least two other broker-dealers to make a market in the common stock, there can be no assurance that there will be three or more market makers for the common stock.

         An active and liquid market for the common stock may not develop or be maintained. Accordingly, prospective purchasers should consider the potentially illiquid nature of an investment in the common stock and recognize that the absence of an established market might make it difficult to buy or sell the common stock. In the event the common stock is not listed on the National Market, the common stock is expected to be quoted and traded on the SmallCap Market of The Nasdaq Stock Market or the OTC Bulletin Board.

         The aggregate price of the common stock is based upon an independent appraisal of the pro forma market value of the common stock. However, there can be no assurance that an investor will be able to sell the common stock purchased in the offering at prices in the range of the pro forma book values of the common stock or at or above the purchase price. See "Pro Forma Data" and "The Offering - Stock Pricing and Number of Shares to be Offered."

                                 CAPITALIZATION

         Set forth below is the historical capitalization, including deposits and borrowed funds, of the Bank as of June 30, 1998, and the pro forma capitalization of the Company after giving effect to the shares issued to the MHC in the reorganization, the sale of shares offered pursuant to the offering and other assumptions set forth under "Pro Forma Data." A change in the number of shares to be sold in the offering may affect materially such pro forma capitalization.

                                                                                Pro Forma Capitalization at June 30, 1998
                                                                     ---------------------------------------------------------------
                                                                                                                          Maximum,
                                                                         Minimum           Midpoint         Maximum      as adjusted
                                                                        1,038,700          1,222,000       1,405,300      1,616,095
                                                   Actual, as of        Shares at          Shares at       Shares at      Shares at
                                                     June 30,          $10.00 per         $10.00 per      $10.00 per     $10.00 per
                                                       1998               share              share           share        share(1)
                                                 -----------------   ---------------   ---------------- ---------------  -----------
                                                                                        (In thousands)
Deposits(2)...................................      $ 198,602         $ 198,602          $ 198,602       $ 198,602       $ 198,602
Borrowed funds................................         25,432            25,432             25,432          25,432          25,432
Total deposits and borrowed funds.............        224,034           224,034            224,034         224,034         224,034
Stockholders' equity:
Preferred stock, no par value, 5,000,000
  shares authorized; none to be issued........             --                --                 --              --              --
 Common stock, $0.10 par value, 10,000,000
    shares authorized, assuming shares
    outstanding as shown(3)...................             --               221                260             299             344
Additional paid-in capital(3)(4)..............             --             9,366             11,160          12,954          15,017
Retained earnings(3)..........................         17,453            17,453             17,453          17,453          17,453
Accumulated other comprehensive income........           (102)             (102)              (102)           (102)           (102)
Less:
  Common stock acquired by ESOP(5)............             --               831                978           1,124           1,293
  Common stock acquired by
    stock programs(6).........................             --               415                489             562             646
                                                     --------          --------          ---------       ---------       ---------
Total equity/stockholders' equity.............      $  17,351         $  25,692          $  27,304       $  28,918       $  30,773
                                                     ========          ========           ========        ========        ========

------------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the independent valuation and a commensurate increase in the offering range of up to 15% to reflect changes in market and financial conditions.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.
(3) No effect has been given to the issuance of additional shares of common stock pursuant to any stock option plans that may be adopted by the Company and the Bank and presented for approval by the minority stockholders after the offering. An amount equal to 10% of the shares of common stock sold in the offering would be reserved for issuance upon the exercise of options to be granted under the stock option plans no earlier than one year following the reorganization. See "Risk Factors - Possible Dilutive Effective of ESOP and stock benefit plans" and "Management of the Bank - Potential Stock Benefit Plans - Stock Options Plans."
(4)  The  reduction  in  additional  paid in  capital of the Bank  reflects  the retention by the MHC of up to $200,000 upon consummation of the reorganization.
(5) Assumes that 8.0% of the shares sold in the offering will be purchased by the ESOP, and that the funds used to acquire the ESOP shares will be borrowed from the Company. For an estimate of the impact of the loan on earnings, see "Pro Forma Data." The Bank intends to make scheduled discretionary contributions to the ESOP sufficient to enable the ESOP to service and ultimately retire its debt. The amount of shares to be acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Management - Benefits - Employee Stock Ownership Plan." If the ESOP is unable to purchase common stock in the reorganization due to an oversubscription in the offering by Eligible Account Holders, and the purchase price in the open market is greater than the original $10.00 price per share, there will be a corresponding reduction in stockholders' equity.
(6) Assumes that an amount equal to 4% of the shares of common stock sold in the offering is purchased by stock programs no earlier than one year following the reorganization. The common stock purchased by the stock programs is reflected as a reduction of stockholders' equity. See "Risk Factors -Potential Effect of ESOP and Stock Benefit Plans" and "Management for the Bank - Potential Stock Benefit Plans - Stock Programs."

                                 PRO FORMA DATA

         The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. However, net proceeds to the Company are currently estimated to be between $8.3 million and $11.6 million (or $13.4 million in the event the independent valuation is increased by 15%) based upon the following assumptions: (i) an amount equal to 4% of the shares offered will be awarded pursuant to the stock programs (which will be adopted no sooner than one year following the offering), funded through open market purchases; (ii) Ryan, Beck will receive an advisory and marketing fee equal to $150,000 and
(iii) other fixed expenses incurred in connection with the offering are estimated to be $450,000. As part of the reorganization, the MHC will be capitalized at $200,000, which will result in a reduction of the Company's assets and equity by the same amount.

         Pro forma earnings have been calculated assuming the common stock had been sold at the beginning of the periods and the net proceeds had been invested at an average yield of 5.41% for the six months ended June 30, 1998 and the year ended December 31, 1997, which approximates the yield on a one-year U.S. Treasury bill on June 30, 1998. The yield on a one-year U.S. Treasury bill, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that the one-year U.S. Treasury bill rate is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering. The pro forma after-tax yield is assumed to be 3.41% for the six months ended June 30, 1998 and the year ended December 31, 1997, based on an effective tax rate of 37.00%. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted (in the case of pro forma net earnings per share) to give effect to the purchase of shares by the ESOP. Pro forma stockholders' equity amounts have been calculated as if the common stock had been sold on June 30, 1998 and December 31, 1997, respectively, and, accordingly, no effect has been given to the assumed earnings effect of the transactions.

         The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders' equity represents the difference between the stated amount of consolidated assets and liabilities of the Company computed in accordance with generally accepted accounting principles ("GAAP"). The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be greater than amounts that would be available for distribution to stockholders in the event of liquidation.

         The following tables summarize historical data of the Bank and pro forma data of the Company at or for the six months ended June 30, 1998 and at and for the year ended December 31, 1997, based on the assumptions set forth above and in the tables and should not be used as a basis for projections of market value of the common stock following the reorganization. No effect has been given in the tables to the possible issuance of additional shares reserved for future issuance pursuant to a stock option plan that may be adopted by the Board of Directors of the Company no earlier than one year following the reorganization, nor does book value give any effect to the liquidation account to be established for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders or the bad debt reserve in liquidation. See "The Reorganization - Effects of Reorganization - Liquidation Rights" and "Management of the Bank -Potential Stock Benefit Plans - Stock Option Plans."

                                                                           At or For the Six Months Ended June 30, 1998
                                                           -------------------------------------------------------------------------

                                                            $22,100,000           $26,000,000          $29,900,000    $34,385,000
                                                            Independent           Independent          Independent    Independent
                                                             Valuation             Valuation            Valuation      Valuation
                                                             ---------             ---------            ---------      ---------

                                                             1,038,700             1,222,000            1,405,300      1,616,095
                                                              Shares                Shares               Shares         Shares
                                                              ------                ------               ------         ------
                                                                       (Dollars in thousands, except per share amounts)

Gross proceeds.......................................      $     10,387           $    12,220          $    14,053    $    16,161
Less expenses........................................               600                   600                  600            600
Less capital to MHC..................................               200                   200                  200            200
                                                            -----------           -----------          -----------    -----------
   Estimated net proceeds to the Company.............             9,587                11,420               13,253         15,361
Less ESOP funded by the Company......................               831                   978                1,124          1,293
Less stock programs adjustment.......................               415                   489                  562            646
                                                            -----------           -----------          -----------    -----------
   Estimated investable net proceeds.................      $      8,341           $     9,953         $     11,567   $     13,422
                                                            ===========            ==========          ===========    ===========
Net income:
   Historical........................................      $        487           $       487         $        487   $        487
   Pro forma income on net proceeds..................               142                   170                  197            229
   Pro forma ESOP adjustments(1).....................               (26)                  (31)                 (35)           (41)
   Pro forma stock programs adjustment(2)............               (26)                  (31)                 (35)           (41)
                                                            -----------            ----------          -----------    -----------
   Pro forma net income(1)(3)(4).....................      $        577           $       595         $        614   $        634
                                                            ===========            ==========          ===========    ===========
Per share net income
   Historical........................................      $       0.23           $      0.19         $       0.17   $       0.15
   Pro forma income on net proceeds..................              0.07                  0.07                 0.07           0.07
   Pro forma ESOP adjustments(1).....................             (0.01)                (0.01)               (0.01)         (0.01)
   Pro forma stock programs adjustment(2)............             (0.01)                (0.01)               (0.01)         (0.01)
                                                            -----------            ----------          -----------    -----------
   Pro forma net income per share(1)(3)(4)...........      $       0.28           $      0.24         $       0.22   $       0.20
                                                            ===========            ==========          ===========    ===========
Shares used in calculation of income per share(1)....         2,131,059             2,507,128            2,883,197      3,315,676
Stockholders' equity:
   Historical........................................      $     17,351           $    17,351         $     17,351   $     17,351
   Estimated net proceeds............................             9,587                11,420               13,253         15,361
   Less: Common Stock acquired by the ESOP (1).......              (831)                 (978)              (1,124)        (1,293)
   Less: Common stock acquired by stock
         programs(2).................................              (415)                 (489)                (562)          (646)
                                                            -----------            ----------          -----------    -----------
   Pro forma stockholders' equity(1)(3)(4)...........      $     25,692           $    27,304         $     28,918   $     30,773
                                                             ==========            ==========          ===========    ===========
Stockholders' equity per share:
   Historical (4)....................................      $       7.85           $      6.67         $       5.80   $       5.05
   Estimated net proceeds............................              4.34                  4.39                 4.43           4.47
   Less: Common Stock acquired ESOP(1)...............             (0.38)                (0.38)               (0.38)         (0.38)
   Less: Common Stock acquired by stock
         programs(2).................................             (0.19)                (0.19)               (0.19)         (0.19)
                                                            -----------            ----------          -----------    -----------
   Pro forma stockholders' equity per share(4).......      $      11.62           $     10.49         $       9.66   $       8.95
                                                            ===========            ==========          ===========    ===========
Offering price as a percentage of pro forma
  stockholders' equity per share.....................             86.06%                95.33%              103.52%        111.73%
                                                             ==========            ==========           ==========     ==========
Offering price to pro forma
  net income per share...............................             17.86X                20.83X               22.73X         25.00X
                                                             ==========            ==========           ==========     ==========

Shares used in calculation of book value/share.......         2,210,000             2,600,000            2,990,000      3,438,500

----------------------------
(1) Assumes that 8% of the shares of common stock sold in the offering will be purchased by the ESOP and that the ESOP will borrow funds from the Company. The common stock acquired by the ESOP is reflected as a reduction of stockholder's equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See "Management of the Bank - Benefits - Employee Stock Ownership Plan." The pro forma net earnings assumes: (i) that the Bank's contribution to the ESOP for the principal portion of the debt service requirement for the six months ended June 30, 1998 were made at the end of the period; (ii) that 4,155, 4,888, 5,621, and 6,464 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the six months ended June 30, 1998 at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations, while all ESOP shares were considered outstanding for purposes of the stockholders' equity per share calculations. See also "Risk Factors - Potential Effect of ESOP" for a discussion of possible added costs for the ESOP.

(2) Gives effect to the stock programs that may be adopted by the Bank following the reorganization and presented for approval at a meeting of stockholders to be held no earlier than one year after completion of the reorganization. If the stock programs are approved by the stockholders, the stock programs would be expected to acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering, or 41,548, 48,880, 56,212, and 64,644 shares of common stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. Funds used by the stock programs to purchase the shares will be contributed to the stock programs by the Bank. In calculating the pro forma effect of the stock programs, it is assumed that the required stockholder approval has been received, that the shares were acquired by the stock programs at the beginning of the six months ended June 30, 1998 through open market purchases, at $10.00 per share, and that 10% of the amount contributed was amortized to expense during the six months ended June 30, 1998. There can be no assurance that stockholder approval of the stock programs will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See "Management of the Bank - Potential Stock Benefit Plans - Stock Programs."

(3) The retained earnings of the Company and the Bank will continue to be substantially restricted after the reorganization. See "Dividend Policy," "The Reorganization - Effects of Reorganization - Liquidations Rights" and "Regulation - Dividends and Other Capital Distributions Limitations."

(4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plans that may be adopted by the Bank following the reorganization which, in turn, would be presented for approval at a meeting of stockholders to be held no earlier than one year after the completion of the reorganization. If the stock option plans are presented and approved by stockholders, an amount equal to 10% of the common stock sold in the offering, or 103,870, 122,200, 140,530, and 161,610 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plans. The issuance of common stock pursuant to the exercise of options under the stock option plans will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the stock option plans and the exercise of all options at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.26, $0.23, $0.20, and $0.18, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the six months ended June 30, 1998; pro forma stockholders' equity per share would be $11.55, $10.48, $9.68 and $9.00, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the six months ended June 30, 1998. See "Management of the Bank - Potential Stock Benefit Plans - Stock Option Plans."

                                                                           At or For the Year Ended December 31, 1997
                                                              ----------------------------------------------------------------------

                                                               $22,100,000           $26,000,000      $29,900,000    $34,385,000
                                                               Independent           Independent      Independent    Independent
                                                                Valuation             Valuation        Valuation      Valuation
                                                                ---------             ---------        ---------      ---------

                                                                1,038,700             1,222,000        1,405,300      1,616,095
                                                                 Shares                Shares           Shares         Shares
                                                                 ------                ------           ------         ------
                                                                        (Dollars in thousands, except per share amounts)

Gross proceeds.......................................          $    10,387           $    12,220      $    14,053    $    16,161
Less expenses........................................                  600                   600              600            600
Less capital to MHC..................................                  200                   200              200            200
                                                               -----------           -----------      -----------    -----------
   Estimated net proceeds............................                9,587                11,420           13,253         15,361
Less ESOP funded by the Company......................                  831                   978            1,124          1,293
Less stock programs adjustment.......................                  415                   489              562            646
                                                               -----------           -----------      -----------    -----------
   Estimated investable net proceeds.................         $      8,341           $     9,953      $    11,567    $    13,422
                                                               ===========            ==========       ==========     ==========
Net Income:
   Historical........................................         $      1,250           $     1,250      $     1,250    $     1,250
   Pro forma income on net proceeds..................                  284                   339              394            458
   Pro forma ESOP adjustments(1).....................                  (52)                  (62)             (71)           (81)
   Pro forma stock programs adjustment(2)............                  (52)                  (62)             (71)           (81)
                                                               -----------            ----------       ----------     ----------
   Pro forma net income(1)(3)(4).....................         $      1,430           $     1,465      $     1,502    $     1,546
                                                               ===========            ==========       ==========     ==========
Per share net income
   Historical........................................         $       0.59           $      0.50      $      0.43    $      0.38
   Pro forma income on net proceeds..................                 0.13                  0.13             0.14           0.14
   Pro forma ESOP adjustments(1).....................                (0.02)                (0.02)           (0.02)         (0.02)
   Pro forma stock programs adjustment(2)............                (0.02)                (0.02)           (0.02)         (0.02)
                                                               -----------            ----------       ----------     ----------
   Pro forma net income per share(1)(3)(4)...........         $       0.68           $      0.59      $      0.53    $      0.48
                                                               ===========            ==========       ==========     ==========
Shares used in calculation of income per share(1)....            2,135,214             2,512,016        2,888,818      3,322,141
Stockholders' equity:
   Historical........................................         $     17,194           $    17,194      $    17,194       $ 17,194
   Estimated net proceeds............................                9,587                11,420           13,253         15,361
   Less: Common Stock acquired by the ESOP(1)........                 (831)                 (978)          (1,124)        (1,293)
   Less: Common stock acquired by stock
         programs(2).................................                 (415)                 (489)            (562)          (646)
                                                               -----------            ----------      -----------     ----------
   Pro forma stockholders' equity(1)(3)(4)...........         $     25,535           $    27,147      $    28,761    $    30,616
                                                               ===========            ==========       ==========     ==========
Stockholders' equity per share:
   Historical (4)....................................         $       7.78           $      6.61     $       5.75    $      5.00
   Estimated net proceeds............................                 4.34                  4.39             4.43           4.47
   Less: Common Stock acquired ESOP(1)...............                (0.38)                (0.38)           (0.38)         (0.38)
   Less: Common Stock acquired by stock
         programs(2).................................                (0.19)                (0.19)           (0.19)         (0.19)
                                                               -----------            ----------      -----------     ----------
   Pro forma stockholders' equity per share(4).......         $      11.55           $     10.43     $       9.61    $      8.90
                                                               ===========            ==========      ===========     ==========
Offering price as a percentage of pro forma
  stockholders' equity per share.....................                86.58%                95.88%          104.06%        112.36%
                                                               ===========            ==========       ==========     ==========
Offering price to pro forma
  net income per share...............................                14.71X                16.95X           18.87X         20.83X
                                                               ===========            ==========       ==========     ==========

Shares used in calculation of book value/share.......            2,210,000             2,600,000        2,990,000      3,438,500

---------------------
(1) Assumes that 8% of the shares of common stock sold in the offering will be purchased by the ESOP and that the ESOP will borrow funds from the Company. The common stock acquired by the ESOP is reflected as a reduction of stockholder's equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the loan. This table assumes a 10 year amortization period. See "Management of the Bank - Benefits - Employee Stock Ownership

     Plan." The pro forma net earnings assumes: (i) that the Bank's contribution to the ESOP for the principal portion of the debt service requirement for the year ended December 31, 1997 were made at the end of the period; (ii) that 8,310, 9,776, 11,242, and 12,929 shares at the minimum, midpoint, maximum, and 15% above the maximum of the range, respectively, were committed to be released during the year ended December 31, 1997 at an average fair value of $10.00 per share and were accounted for as a charge to expense in accordance with Statement of Position ("SOP") No. 93-6; and
     (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net earnings per share calculations, while all ESOP shares were considered outstanding for purposes of the stockholders' equity per share calculations. See also "Risk Factors - Potential Effect of ESOP" for a discussion of possible added costs for the ESOP.

(2) Gives effect to the stock programs that may be adopted by the Bank following the reorganization and presented for approval at a meeting of stockholders to be held no earlier than one year after completion of the reorganization. If the stock programs are approved by the stockholders, the stock programs would be expected to acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering, or 41,548, 48,880, 56,212, and 64,644 shares of common stock respectively at the minimum, midpoint, maximum and 15% above the maximum of the range through open market purchases. Funds used by the stock programs to purchase the shares will be contributed to the stock programs by the Bank. In calculating the pro forma effect of the stock programs, it is assumed that the required stockholder approval has been received, that the shares were acquired by the stock programs at the beginning of the year ended December 31, 1997 through open market purchases, at $10.00 per share, and that 20% of the amount contributed was amortized to expense during the year ended December 31, 1997. There can be no assurance that stockholder approval of the stock programs will be obtained, or the actual purchase price of the shares will be equal to $10.00 per share. See "Management of the Bank - Potential Stock Benefit Plans - Stock Programs."

(3) The retained earnings of the Company and the Bank will continue to be substantially restricted after the reorganization. See "Dividend Policy," "The Reorganization - Effects of Reorganization - Liquidations Rights" and "Regulation - Dividends and Other Capital Distributions Limitations."

(4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plans that may be adopted by the Bank following the reorganization which, in turn, would be presented for approval at a meeting of stockholders to be held no earlier than one year after the completion of the reorganization. If the stock option plans are presented and approved by stockholders, an amount equal to 10% of the common stock sold in the offering, or 103,870, 122,200, 140,530, and 161,610 shares at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plans. The issuance of common stock pursuant to the exercise of options under the stock option plans will result in the dilution of existing stockholders' interests. Assuming stockholder approval of the stock option plans and the exercise of all options at the end of the period at an exercise price of $10.00 per share, the pro forma net earnings per share would be $0.64, $0.56, $0.50, and $0.44, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended December 31, 1997; pro forma stockholders' equity per share would be $11.48, $10.42, $9.63 and $8.95, respectively at the minimum, midpoint, maximum and 15% above the maximum of the range for the year ended December 31, 1997. See "Management of the Bank - Potential Stock Benefit Plans - Stock Option Plans."

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

         Under FDIC regulations, depository institutions such as the Bank are required to maintain a minimum ratio of qualifying total capital to total risk-based assets and off-balance sheet instruments, as adjusted to reflect their relative credit risks, of 8%. At least one-half of total risk-based capital is to be comprised of common equity, retained earnings, non-cumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less goodwill ("Tier I capital"). The remainder of total risk-based capital may consist of a limited amount of subordinated debt, other preferred stock, certain other instruments and a limited amount of general reserves for loan losses ("Tier II capital").

         The FDIC also has established an additional capital adequacy guideline referred to as the leverage capital ratio, which measures the ratio of Tier I capital to total assets less goodwill. Depository institutions are required to maintain a minimum leverage capital ratio of between 3% and 5%, or more. The actual required ratio is based on the FDIC's assessment of the individual depository institution's asset quality, earnings performance, interest-rate risk and liquidity.

         For purposes of New Jersey law, all New Jersey-chartered banking institutions are expected to maintain a Tier 1 leverage capital ratio of 3%. At June 30, 1998, the Bank exceeded all regulatory capital requirements.

         The Federal Reserve has established guidelines regarding the capital adequacy of bank holding companies, such as the Company. These requirements are substantially similar to those adopted by the FDIC for depository institutions, as set forth above. See generally "Regulation and Supervision Regulation of the Company - Regulatory Capital Requirements" and "- Regulation of the Bank Regulatory Capital Requirements."

         The pro forma tables do not take into account the dilutive effect of any stock options because the stock options to be issued under the contemplated stock option plan are exercisable over a ten-year period. Any stock option plan would be submitted for approval by stockholders to obtain certain favorable securities law treatment and for listing on the Nasdaq National Market. The options are not directly attributable to the reorganization or the offering as no funds will be received or paid until such options vest. Furthermore, no such plans will be implemented without stockholder approval and will not be implemented within one year of the reorganization. See "Management of the Bank - Potential Stock Benefit Plans - Stock Option Plans." See footnote (4) at "Pro Forma Data" for pro forma earnings per share and pro forma stockholders' equity per share for the period indicated assuming all options are exercised at the close of the offering (which is impossible).

         The following table presents the Bank's historical and pro forma capital position relative to its capital requirements as of June 30, 1998. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see "Use of Proceeds," "Capitalization" and "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the FDIC. For a discussion of the capital standards applicable to the Bank, see "Regulation - The Bank - Regulatory Capital Requirements."

                                                                         Pro Forma as of June 30, 1998(1)
                                                 -----------------------------------------------------------------------------------

                             Actual, As of          $11.5 Million         $13.5 Million           $15.5 Million      $17.9 Million
                             June 30, 1998            Offering               Offering                Offering           Offering
                         ---------------------   -------------------  -------------------  --------------------  -------------------

                                   Percentage           Percentage           Percentage             Percentage           Percentage
                          Amount  of Assets(2)   Amount of Assets(2)  Amount of Assets(2)  Amount  of Assets(2)  Amount of Assets(2)
                          ------  ------------   ------ ------------  ------ ------------  ------  ------------  ------ ------------
                                                                   (Dollars in thousands)

GAAP Capital............ $17,351       7.15%    $20,899       8.49%  $21,594      8.75%   $22,292        9.00%  $23,093        9.30%
                          ======      =====      ======      =====    ======     =====     ======       =====    ======       =====

Leverage Capital:
  Actual or Pro Forma... $17,449       7.49%    $20,997       8.88%  $21,692      9.15%   $22,390        9.41%  $23,191        9.72%
  Required (3)..........   9,317       4.00       9,459       4.00     9,487      4.00      9,515        4.00     9,547        4.00
                          ------      -----      ------      -----    ------     -----      -----       -----    ------       -----
  Excess................ $ 8,132       3.49%    $11,538       4.88%  $12,205      5.15%   $12,875        5.41%  $13,644        5.72%
                          ======      =====      ======      =====    ======     =====     ======       =====    ======       =====

Tier I Risk-Based
Capital:
  Actual or Pro Forma... $17,449      19.40%    $20,997      22.90%  $21,692     23.56%   $22,390       24.23%  $23,941       24.99%
  Required(4)...........   3,597       4.00       3,668       4.00     3,682      4.00      3,696        4.00     3,712        4.00
                          ------      -----      ------      -----    ------     -----    -------       -----    ------       -----
  Excess................ $13,852      15.40%    $17,329      18.90%  $18,010     19.56%   $18,694       20.23%  $19,479       20.99%
                          ======      =====      ======      =====    ======     =====     ======       =====    ======       =====

Total Risk-Based
Capital(3):
  Actual or Pro Forma... $18,199      20.24%    $21,747      23.71%  $22,442     24.38%   $23,140       25.04%  $23,941       25.80%
  Required..............   7,195       8.00       7,336       8.00     7,364      8.00      7,392        8.00     7,424        8.00
                          ------      -----      ------      -----    ------     -----     ------       -----    ------       -----
  Excess................ $11,004      12.24%    $14,411      15.71%  $15,078     16.38%   $15,748       17.04%  $16,517       17.80%
                          ======      =====      ======      =====    ======     =====     ======       =====    ======       =====


-----------------
(1) See "Pro Forma Data." Proceeds are assumed to be invested in interest earning assets which have a 50% risk-weighting.
(2)  GAAP, average or risk-weighted assets as appropriate.
(3)  Risk-weighted assets as of June 30, 1998, totalled $89.9 million.
(4) Regulations of the FDIC require Tier I risk based capital that varies based upon an institution's regulatory examination rating.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY
                              STATEMENTS OF INCOME

         The Statements of Income of the Bank for the two years ended December 31, 1997 have been audited by KPMG Peat Marwick LLP, independent certified public accountants, whose report thereon appears elsewhere in the prospectus. The statement of income for the year ended December 31, 1995 was audited by Dorfman, Abrams, Music & Co., whose report thereon appears elsewhere herein. With respect to information for the six months ended June 30, 1998 and 1997, which is unaudited, in the opinion of management, all adjustments necessary for a fair presentation of such periods have been included and are of a normal recurring nature. Results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998. These Statements of Income should be read in conjunction with the Financial Statements and Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations.

                                                                       Six Months Ended                    Years Ended
                                                                           June 30,                       December 31,
                                                                   ----------------------     --------------------------------------

                                                                      1998         1997         1997          1996          1995
                                                                   ---------      -------     --------      --------     --------
Interest income:                                                                         (In thousands)

     Loans receivable .............................................  $4,150       $4,245      $ 8,562       $ 8,267      $ 7,697

     Investment securities.........................................     184          417          756         1,134        1,300

     Mortgage-backed securities....................................     481          565        1,068         1,171        1,682

     Securities available for sale.................................   2,700        2,369        4,778         3,998          894

     Other.........................................................     512          266          670           396          342
                                                                    -------       ------      -------       -------       ------

         Total interest income.....................................   8,027        7,862       15,834        14,966       11,915

Interest expense:

     Deposits .....................................................   4,792        4,289        8,982         7,650        6,553

     Borrowed funds ...............................................     520          758        1,305         1,872          881
                                                                    -------      -------       ------        ------      -------

         Total interest expense....................................   5,312        5,047       10,287         9,522        7,434
                                                                      -----        -----       ------        ------       ------

         Net interest income.......................................   2,715        2,815        5,547         5,444        4,481

Provision for loan losses .........................................     132            6           12            12           60
                                                                    -------       ------      -------       -------      -------

         Net interest income after  provision for loan losses......   2,583        2,809        5,535         5,432        4,421
                                                                      -----        -----       ------        ------       ------

Noninterest income:

     Fees and service charges......................................      67           47          114            73           58

     Gain (loss) on sale of securities.............................      24           --           19            45         (29)

     Gain on sale of loans.........................................      21            3           45            14           38

     Other.........................................................       6           13           54            14            4
                                                                     ------       ------       ------        ------       ------

         Total noninterest income..................................     118           63          232           146           71
                                                                    -------       ------      -------       -------      -------

Noninterest expenses:

     Salaries and benefits.........................................   1,036          942        1,926         1,691        1,385

     Occupancy and equipment ......................................     555          501        1,034           878          586

     Advertising and promotion.....................................      76           68          150           178          152

     SAIF deposit insurance premium................................      59           54          110           250          286

     SAIF assessment ..............................................      --           --           --           830           --

     Other expenses................................................     243          220          456           383          299
                                                                    -------      -------      -------       -------      -------

         Total noninterest expenses................................   1,969        1,785        3,676         4,210        2,708
                                                                      -----        -----       ------        ------       ------

         Income before income taxes................................     732        1,087        2,091         1,368        1,784

Income taxes ......................................................     245          425          841           628          657
                                                                    -------      -------      -------       -------      -------

              Net income...........................................$    487     $    662      $ 1,250      $    740      $ 1,127
                                                                    =======      =======       ======       =======       ======

See accompanying notes to financial statements beginning on page F-____ which are an integral part of these statements.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

         The Bank's results of operations are primarily dependent on its net interest income, which is the difference between the interest income earned on assets, primarily loans, mortgage-backed securities, investments, and other interest earning assets less the interest expense on its liabilities, primarily deposits and borrowings. Net interest income may be affected significantly by general economic and competitive conditions, particularly those with respect to market interest rates, and policies of regulatory agencies. Furthermore, the Bank's lending activity is concentrated in loans secured by real estate in the Bank's market area and therefore the Bank's operations are affected by local market conditions. The results of operations are also influenced by the level of non-interest expenses, such as employees' salaries and benefits, occupancy and equipment costs, non-interest income such as loan related fees and fees on deposit related services, and the Bank's provision for loan losses.

STRATEGY/HIGHLIGHTS

Management Strategy

         The Bank has been, and intends to continue to be, a community-oriented financial institution offering a variety of financial services. Management's strategy has been to emphasize residential mortgage loans, monitor interest rate risk through asset and liability management, maintain asset quality and control operating expenses. During recent years, the Bank has expanded its office facilities, increased its origination of local commercial real estate loans and increased its origination of consumer loans, consisting primarily of home equity loans. Most of the loans on the Bank's loan portfolio have fixed rates. The Bank's intent in the future is to focus more on originating adjustable rate and shorter term residential mortgage loans, commercial real estate loans and consumer loans for its own portfolio, while originating long-term, fixed rate loans primarily for sale in the secondary market. In order to leverage its assets and assist in the management of its interest rate risk, the Bank also invests significantly in mortgage-backed securities and investment securities.

         During the past several years, the competing financial institutions located in Ridgewood have essentially all been acquired by state-wide and regional bank and thrift holding companies. As a result, the Bank is the only remaining local institution headquartered and managed in Ridgewood, New Jersey. The Bank believes that its "hometown" advantage provides an opportunity to expand its operations as the only local, independent financial institution and that the reorganization to the mutual holding company format and capital raised from the reorganization and offering will enable it to take advantage of this opportunity. The Bank intends to use the new structure and capital to expand both the amount and scope of its current lending and investment activities. The Bank also believes it has a unique ability to grow as a result of the relatively high level of income and businesses operating in its primary market area.

COMPARISON OF FINANCIAL CONDITION AT JUNE 30, 1998 AND DECEMBER 31, 1997

         Total assets increased by $13.6 million or 5.9% to $242.7 million at June 30, 1998 from $229.1 million at December 31, 1997. This increase was primarily due to an increase in available for sale mortgage-backed securities and cash and cash equivalents, offset by decreases in investment securities, held to maturity mortgage backed securities, loans held for sale and loans receivable. Cash and cash equivalents increased $4.1 million to $19.5 million at June 30, 1998 compared to $15.4 million at December 31, 1997. Available for sale mortgage-backed securities increased by $35.6 million to $85.7 million at June 30, 1998, from $50.1 million at December 31, 1997, as new purchases and reinvestment of prepayments of mortgage-backed securities were classified as available for sale. At the same time total investment securities decreased by $22.4 million from $36.6 million to $14.2 million for the six months ended June 30, 1998 as a result of sales and redemptions of callable securities. Net loans receivable decreased $1.1 million and loans held for sale decreased $750,000 as a result of the sale of $750,000 of loans held for sale during the six months ended June 30, 1998.

         The Bank's deposits increased by $4.7 million or 2.4% to $198.6 million at June 30, 1998, due primarily to continued deposit growth at both of its new branches opened in 1996. Borrowings increased $9.1 million to $25.4 million at June 30, 1998 from $16.3 million at December 31, 1997 as the Bank used borrowings to lengthen liabilities to reduce interest rate risk and to generate additional income as part of its leveraging strategy.

         Total equity increased $157,000 to $17.4 million at June 30, 1998 due to net income of $487,000 for the six months ended June 30, 1998 offset by $330,000 of unrealized depreciation on securities available for sale, net of taxes.

COMPARISON OF OPERATING RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND JUNE 30, 1997

         Net Income. Net income decreased $175,000 to $487,000 for the six months ended June 30, 1998 as compared to $662,000 for the same period in 1997. Net income decreased primarily due to a decrease of $100,000 in net interest income, an increase in the provision for loan losses of $126,000, and an increase in non-interest expenses of $184,000.

         Net Interest Income. Net interest income decreased by $100,000 or 3.6% to $2.7 million for the period ended June 30, 1998 compared to the same period in 1997. The decrease was primarily due to a decline in the average yield on interest earning assets, from 7.38% for the period ended June 30, 1997, compared to 7.05% for the same period in 1998. The average balances of interest bearing liabilities increased by $11.4 million or 5.6% from $202.3 million to $213.7 million, which was slightly offset by a decrease in the average cost of interest bearing liabilities of 2 basis points from 4.99% for the six months ended June 30, 1997, to 4.97% for the six months ended June 30, 1998.

         The Bank's interest rate spread, which is the difference between the yield on average interest earning assets and the cost of interest bearing liabilities, declined to 2.08% for the six months ended June 30, 1998, from 2.39% for the six months ended June 30, 1997. This was primarily attributed to redemptions of callable bonds, higher prepayments on mortgage backed securities and loans receivable, with the proceeds reinvested in lower yielding assets due to the general decline of market interest rates for these instruments.

         Interest Income. Interest income increased $165,000 to $8.0 million for the six months ended June 30, 1998, from $7.9 million for the same period in 1997. The increase was due to an increase in the average balance of available for sale securities of $15.8 million from $69.1 million for the six months ended June 30, 1997 to $84.9 million for the six months ended June 30, 1998, while the average balance of other interest earning assets increased $8.6 million to $17.7 million for the six months ended June 30, 1998, offset by a decrease in the average balance of mortgage backed and investment securities and loans receivable. The average yield on interest earning assets declined 33 basis points to 7.05% from 7.38% for the six months ended June 30, 1998 compared to the same six months in 1997. The increase in available for sale securities was due to new purchases being classified as available for sale; the decrease in investment and mortgage backed securities was due to redemptions and sales of callable securities and higher prepayments on mortgage backed securities classified as held to maturity. The weighted average yield declined as a result of the redemption and prepayment of higher coupon loans and securities with reinvestment of proceeds into lower coupon instruments during a low interest rate environment along with a flat yield curve.

         Interest on loans receivable decreased by $95,000 or 2.2% to $4.1 million for the six months ended June 30, 1998 from $4.2 million for the six months ended June 30, 1997. The decrease was due to a $1.4 million or 1.3% decrease in the average balance of loans receivable, which declined due to prepayments and amortization on mortgage loans in excess of new originations. Further contributing to the decrease was the decline in the average yield of loans receivable from 7.94% for the six months ended June 30, 1997, to 7.87% for the same period in 1998 because of lower interest rates on loans originated during the 1998 period and the prepayment/amortization of higher rate loans.

         Interest expense. Interest expense increased $265,000 to $5.3 million for the six months ended June 30, 1998, from $5.0 million for the same period the preceding year. The increase was due to an $11.4 million increase in the average balance of interest bearing liabilities, slightly offset by a decrease of 2 basis points in the average cost of interest bearing liabilities. Time deposit interest expense increased $402,000 to $4.2 million for the six months ended June 30, 1998 due to an increase in the average balance of time deposits of $12.3 million to $150.6 million as well as an increase in the average cost of time deposits from 5.45% to 5.54% for the same six month period, due to market driven pricing of time accounts. The increase in the average cost of time deposits was partially offset by a decrease of $8.0 million in the average balance of borrowings to $18.0 million for the six months ended June 30, 1998 from $26.0 million for the six months ended June 30, 1997, and a decline of 6 basis points in the average cost of borrowings to 5.77% for the six months ended June 30, 1998, from 5.83% for the same period in 1997.

         Provision for loan losses. The provision for loan losses increased by $126,000 to $132,000 for the six months ended June 30, 1998 from $6,000 for the first six months of 1997. The increase was recognized in order to raise the allowance for loan losses primarily as a result of management's review of the risk inherent in the loan portfolio based in part on a comparison of loss experience at the Bank and loss experience and reserve levels at peer institutions. In addition, the allowance was increased as a result of the changing composition of the loan portfolio from single family mortgages to commercial real estate and consumer loans.

         Non-interest income. Non-interest income increased by $55,000 to $118,000 for the six months ended June 30, 1998, from $63,000 for the same period in 1997. Fees and service charges increased $20,000 due to an increase in fee based DDA accounts and increases in ATM transaction fees mostly due to higher non-customer use of Bank ATM's. Gains on sales of securities and loans increased by $24,000 and $18,000 respectively, for the six months ended June 30, 1998 compared to the same period in 1997.

         Non-interest expenses. Non-interest expenses increased by $184,000 to $2.0 million for the six months ended June 30, 1998 from $1.8 million for the same six months in 1997. The increase was due to higher salaries and benefits expenses of $94,000 for the six months ended June 30, 1998 resulting from an increase in staff, increases in medical insurance rates, recognition of expenses for new benefit plans for senior executives and the Board of Directors, as well as normal salary and merit increases. Occupancy and equipment expenses increased $54,000, mostly attributable to increases in computer service expense of $27,000 resulting from an increase in account volumes and including $10,000 in year 2000 compliance costs.

         Income Taxes. Income taxes decreased by approximately $180,000 to $245,000 for the six months ended June 30, 1998, as compared to $425,000 for the same period one year ago. The decrease was primarily due to the decrease in net income before taxes as discussed above and an increase in levels of tax exempt securities.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1997 AND DECEMBER 31,
1996

         Total assets increased by $12.3 million or 5.7% to $229.1 million at December 31, 1997 from $216.8 million at December 31, 1996. This increase was primarily due to an increase in mortgage-backed securities and federal funds sold, offset by decreases in loans receivable, investment securities, and loans held for sale. Mortgage-backed securities increased by $28.5 million, while investment securities decreased by $19.3 million due to restructuring of assets and liabilities in order to reduce interest rate risk. Net loans receivable decreased $2.2 million, and loans held for sale decreased $3.0 million, primarily due to sales of loans totaling $3.6 million.

         The Bank's deposits, increased by $23.3 million or 13.7% to $193.9 million at December 31, 1997, due primarily to continued deposit growth at both of its new branches opened during 1996. Federal Home Loan Bank advances decreased $12.1 million to $16.3 million at December 31, 1997 from $28.4 million at December 31, 1996. The Bank used deposit pricing strategies to lengthen liabilities while paying off short term borrowings to reduce interest rate risk.

         Total equity increased $1.8 million to $17.2 million at December 31, 1997 due to net income of $1.3 million earned during the year ended December 31, 1997 and approximately $575,000 of unrealized appreciation on securities available for sale, net of taxes.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

         Net Income. Net income increased $510,000 to $1.3 million for the year ended December 31, 1997 as compared to $740,000 for the year ended December 31, 1996. Net income increased primarily as a result of a decrease of $534,000 in non-interest expenses. This decrease was mainly due to the absence of the one-time SAIF Special Assessment which occurred in 1996.

         Net Interest Income. Net interest income increased by approximately $103,000 or 1.9% to $5.5 million for the year ended December 31, 1997. The increase was primarily due to an increase in the average balances of interest earning assets of $16.8 million or 8.5% from $198.3 million to $215.1 million, but was offset by a 19 basis point decline in the average yield on interest earning assets. The average balances of interest bearing liabilities increased by $15.6 million or 8.3% from $187.7 million to $203.2 million, and were subject to a slight decrease in the average cost of interest bearing liabilities of 1 basis point from 5.07% for the year ended December 31, 1996, to 5.06% for the year ended 1997.

         The Bank's interest rate spread, which is the difference between the yield on average interest earning assets less the cost of interest bearing liabilities, declined to 2.30% for the year ended December 31, 1997, from 2.48% for the year ended December 31, 1996.

         Interest Income. Interest income increased to $15.8 million for the year ended December 31, 1997, from $15.0 million for the year ended December 31, 1996. The increase was due to higher average balances in loans receivable and available for sale securities, offset by a decrease in the average balance of securities held to maturity. The decrease in securities held to maturity was due to higher prepayments, redemptions and sales of investment securities. The increase in available for sale securities was due to classification of reinvested funds as available for sale. The average yield of interest earning assets decreased from 7.55% for the year ended December 31, 1996, to 7.36% for the year ended December 31, 1997, due to lower interest rates on such instruments for the 1997 period as compared to 1996.

         Interest on loans receivable increased by $295,000 or 3.6% to $8.6 million for the year ended December 31, 1997 from $8.3 million for the year ended December 31, 1996. The increase was due to a $4.6 million increase or 4.5% in the average balance of loans receivable resulting from a net increase in one
- to four - family residential mortgage loans, due to continued acceptance of the Bank's first time home-buyers program and marketing of loan products. That increase was offset somewhat by a decrease of 7 basis points in the average yield because of lower interest rates on originated loans during the 1997 period.

         Interest expense. Interest expense increased $765,000 to $10.3 million for the year ended December 31, 1997. The increase was due to a $15.6 million increase in the average balance of interest bearing liabilities as well as a decrease of 1 basis point in the average cost of interest bearing liabilities. Time deposit interest expense increased $1.2 million partially offset by a $567,000 decrease in interest on borrowings. The increase was due to increased time deposit balances primarily from the two new branches opened during 1996. These funds were used to reduce short term borrowings in order to lower the Bank's interest rate risk position.

         Provision for loan losses. The provision for loan losses for 1997 remained at $12,000, thereby increasing the allowance for loan losses to $618,000 for the year ended December 31, 1997. This increase in the allowance reflects the Bank's decision to provide for loan losses based on management's evaluation of the inherent risk in the Bank's loan portfolio, as well as management's evaluation of the general economic conditions in the Bank's market area.

         Non-interest income. Non-interest income increased by $86,000 to $232,000 for the year ended December 31, 1997, from $146,000 for the year 1996. Fees and service charges increased $41,000 due to an increase of $14,000 in ATM fees due to the first full year of operation in 1997, and an increase of $39,000 in checking account fees. Gains on loan sales increased by $31,000, which were mostly offset by a decrease of $26,000 in gains on sales of securities.

         Non-interest expenses. Non-interest expenses decreased by $534,000 to $3.7 million for the year ended December 31, 1997 from $4.2 million for the year ended December 31, 1996. The decrease was primarily due to the absence of the one-time special SAIF assessment, paid in 1996 to the FDIC by all SAIF members to recapitalize the SAIF, which amounted to $830,000 for the Bank. In addition, deposit insurance premiums decreased $140,000 to $110,000 for the year ended December 31, 1997 from $250,000 for the year ended December 31, 1996, as the FDIC lowered insurance premiums shortly following the one-time special SAIF assessment. These decreases were partially offset by increases of $235,000 in salaries and benefits due to the impact of a full year of operation with increased personnel resulting from the Bank's two de-novo branches opened during 1996, as well as normal salary and merit increases. Additional increases for the year ended December 31, 1997 in occupancy and equipment expenses of $156,000 were mostly attributable to the first full year of operation for the two additional branch offices. Other non-interest expenses increased by $73,000 to $456,000 for the year ended December 31, 1997, from $383,000 for the year ending December 31, 1996, mostly attributed to an increase of $32,000 for other real estate expense stemming from various foreclosure costs.

         Income Taxes. Income taxes increased by approximately $213,000 to $841,000 for 1997 as compared to $628,000 for 1996. The increase was primarily due to the increase in net income before taxes as discussed above, partially offset by an increase in tax exempt income.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 1996 AND DECEMBER 31,
1995

         Total assets increased by $37.3 million or 20.8% to $216.8 million at December 31, 1996 from $179.5 million at December 31, 1995. This increase was due primarily to increases in investment and mortgage-backed securities, loans held for sale and loans receivable. Mortgage-backed securities increased by $3.8 million, while investment securities increased by $14.7 million, as a result of the Bank's leverage strategy during 1996 which was implemented to generate additional income in order to offset the expected increase in operating expenses due to two new branch offices. Loans receivable increased $11.8 million to $108.0 million at December 31, 1996 from $96.2 million at December 31, 1995. Loans held for sale increased $3.6 million to $3.8 million at December 31, 1996 from $199,000 at December 31, 1995. Loan originations increased as a result of market driven loan pricing during a period of higher than usual refinancings as well as the origination of higher balance commercial real estate loans.

         The Bank's deposits increased by $23.5 million or 16.0% to $170.6 million at December 31, 1996, due to continued deposit growth at its existing branch as well as new deposit growth from both of the Bank's new branches. Federal Home Loan Bank advances increased $12.4 million to $28.4 million at December 31, 1996 from $16.0 million at December 31, 1995, due to the Bank's leverage strategy during 1996 as discussed above.

         Total equity increased $81,000 to $15.4 million at December 31, 1996 due to net income of $740,000 earned during the year ended December 31, 1996, which was offset by approximately $659,000 of unrealized depreciation on securities available for sale, net of taxes.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995

         Net Income. Net income decreased $387,000 to $740,000 for the year ended December 31, 1996 as compared to $1.1 million for the year ended December 31, 1995. Net income decreased primarily due to an increase of $1.5 million in non-interest expenses, largely due to the one-time SAIF Special Assessment which occurred in the third quarter of 1996.

         Net Interest Income. Net interest income increased by approximately $963,000 or 21.5% to $5.4 million for the year ended December 31, 1996. The increase was primarily due to an increase in the average balances of interest earning assets of $37.5 million or 23.3%, from $160.8 million to $198.3 million for the year ended December 31, 1996, while the average yield increased from 7.41% to 7.55% for the year ended December 31, 1996. In addition, the average balances of interest bearing liabilities increased by $39.4 million or 26.5% from $148.3 million to $187.7 million and the average cost increased from 5.01% to 5.07% for the year ended December 31, 1996.

         The Bank's interest rate spread, which is the difference between the yield on average interest earning assets less the cost of interest bearing liabilities, increased to 2.48% for the year ended December 31, 1996, from 2.40% for the year ended December 31, 1995. The average balance of loans receivable increased $8.5 million to $102.4 million for the year ended December 31, 1996 while the average yield declined 13 basis points. In addition, the average balance of available for sale securities increased $42.4 million from $13.7 million to $56.1 million for the year ended December 31, 1996 and the average yield increased from 6.53% to 7.13% for the same periods. These increases in average balances were accompanied by increases in the average balances of certificates of deposits from $103.3 million to $122.0 million and borrowings from $13.8 million to $32.2 million for the year ended December 31, 1996.

         Interest Income. Interest income increased to $15.0 million for the year ended December 31, 1996, from $11.9 million for the year ended December 31, 1995. Interest on loans receivable increased $570,000 as a result of an $8.5 million increase in the average balance of loans receivable. This was due to a net increase in one - to four - family residential mortgage loans and commercial real estate loans, somewhat offset by a decrease in the average yield of 13 basis points due to lower interest rates on loans originated during the 1996 period. The increase in loans receivable was a result of the Bank's ability to increase mortgage loan originations resulting from higher levels of loan refinancings during a lower interest rate environment. In addition, interest income from available for sale securities increased $3.1 million to $4.0 million. This was due to the increase of $42.4 million in the average balance of available for sale securities while the yield increased 60 basis points for the year ended December 31, 1996. The increase in available for sale securities was due to the Bank's leverage strategy during 1996 which was to generate additional income to offset the expected increase in operating expenses due to the two planned branch openings.

Conversely, the average balances of securities held to maturity declined $15.0 million for the year ended December 31, 1996. Overall, there was an increase of 14 basis points in the average yield of interest earning assets to 7.55 for the year ended December 31, 1996, as compared to an average yield of 7.41% for the year ended December 31, 1995.

         Interest expense. Interest expense increased $2.1 million to $9.5 million for the year ended December 31, 1996. The increase was due to a $39.4 million increase in the average balance of interest bearing liabilities as well as an increase of 6 basis points in the average cost of interest bearing liabilities. The average balance of certificates of deposits increased $18.7 million to $122.0 million at December 31, 1996 from $103.3 million at December 31, 1995, while borrowings increased $18.4 million to $32.2 million from $13.8 million for the same period. Certificates of deposit increased due to the Bank offering higher rates on CD's relative to the competition in conjunction with the opening of two new branches. The increase in borrowings was due to the Bank's strategy of leveraging in order to boost income to help offset the anticipated increase in operating expenses arising from the opening of the two new branches.

         Provision for loan losses. The provision for loan losses decreased by $48,000 for the year ended December 31, 1996 to $12,000 from $60,000 for the year ended December 31, 1995. This decrease reflects the Bank's decision to increase the allowance for loan losses albeit at a lower rate than the previous year, based on management's evaluation of the inherent risk in the Bank's loan portfolio, as well as management's evaluation of the general economic conditions in the Bank's market area.

         Non-interest income. A $15,000 increase in fees and service charges and a $74,000 increase in gains on sales of investment securities were somewhat offset by $24,000 less in gains on sales of loans. As a consequence non-interest income increased by $75,000 to $146,000 for the year ended December 31, 1996, from $71,000 for the year ended 1995.

         Non-interest expenses. Non-interest expenses increased by $1.5 million to $4.2 million for the year ended December 31, 1996 from $2.7 million for the year ended December 31, 1995. The increase was primarily due to the one-time special SAIF assessment paid in 1996 to the FDIC by all SAIF members to recapitalize the SAIF, which amounted to $830,000 for the Bank. In addition, salaries and benefits increased $306,000 to $1.7 million for the year ended December 31, 1996 from $1.4 million for the same period in 1995, reflecting an increase in personnel required by the Bank's two de-novo branches opened during 1996, as well as normal salary and merit increases. Occupancy and equipment expenses increased by $292,000 due to the branch expansion during 1996 as well as ongoing expenses relating to the original office. Other non-interest expenses increased by $84,000 to $383,000 for the year ended December 31, 1996, from $299,000 for the year ending December 31, 1995.

         Income Taxes. Income taxes decreased by approximately $29,000 to $628,000 for 1996 as compared to $657,000 for 1995. The decrease was primarily due to the decrease in net income before taxes as discussed above, offset by an increase in income taxes to reflect the tax effect of the post 1987 bad debt reserve.

         Average Balance Sheet. The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented.

                                                                     For the Six Month Periods Ended June 30,
                                               ------------------------------------------------------------------------------
                                                             1998                                         1997
                                               ------------------------------------   ---------------------------------------
                                                Average                    Average         Average                  Average
                                                Balance   Interest       Yield/Cost        Balance     Interest   Yield/Cost
                                                -------   --------       ----------        -------     --------   ----------
                                                                         (Dollars in thousands)
INTEREST-EARNING ASSETS:
  Loans Receivable, net (1)................... $105,493     $4,150            7.87%        $106,880      $4,245        7.94%
  Securities held to maturity (2)                19,805        665            6.72           28,166         982        6.97
  Securities available for sale (3)...........   84,851      2,700            6.36           69,095       2,369        6.86
  Other interest-earning assets (4)...........   17,656        512            5.80            9,038         266        5.89
                                               --------     ------                         --------       -----
    Total interest-earning assets.............  227,805      8,027            7.05          213,179       7,862        7.38
  Non-interest-earning assets.................    5,126                                       5,793
                                               --------                                    --------
    Total assets.............................. $232,931                                    $218,972
                                                =======                                     =======
INTEREST-BEARING LIABILITIES:
  Deposit accounts:
   DDA accounts............................... $ 13,159     $  121            1.84         $  9,361      $   88        1.88
   Savings accounts...........................   28,049        443            3.16           24,303         369        3.04
   Money market ..............................    3,835         57            2.97            4,268          63        2.95
   Certificates of deposit....................  150,645      4,171            5.54          138,353       3,769        5.45
  Borrowed funds..............................   18,009        520            5.77           25,995         758        5.83
                                               --------     ------                          -------       -----
    Total interest-bearing liabilities.......   213,697      5,312            4.97          202,280       5,047        4.99
                                                            ------                                        -----
  Non-interest bearing liabilities............    1,797                                       1,407
                                               --------                                    --------
    Total liabilities.........................  215,494                                     203,687
Total equity..................................   17,437                                      15,285
                                               --------                                    --------
    Total liabilities and total equity........ $232,931                                    $218,972
                                                =======                                     =======
   Net interest income........................              $2,715                                       $2,815
                                                             =====                                        =====
   Interest rate spread (5)...................                                2.08%                                    2.39%
   Net interest margin (6)....................                                2.38%                                    2.64%
 Ratio of average interest-earning assets
   to average interest-bearing liabilities....                                1.07X                                    1.05X

-----------------------
(1)  Loans receivable, net includes non-accrual loans.
(2)  Includes mortgage-backed and investment securities held to maturity.
(3) Investments, mortgage-backed securities, and loans held for sale are carried at market value.
(4) Includes federal funds sold, Federal Home Loan Bank stock and interest-earning deposits.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets.

                                                                         For the Years Ended December 31,
                                             ---------------------------------------------------------------------------------------
                                                        1997                           1996                        1995
                                             ----------------------------   --------------------------   ---------------------------

                                                                  Average                      Average                     Average
                                              Average             Yield/    Average             Yield/   Average            Yield/
                                              Balance  Interest    Cost     Balance  Interest    Cost    Balance  Interest   Cost
                                              -------  --------    ----     -------  --------    ----    -------  --------   ----
                                                                               (Dollars in thousands)
INTEREST-EARNING ASSETS:
  Loans receivable, net (1)..................$106,991  $ 8,562       8.00% $102,411    $ 8,267   8.07%   $ 93,918  $ 7,697    8.20%
  Securities held to maturity (2)............  26,181    1,824       6.97    32,755      2,305   7.04      47,788    2,982    6.24
  Securities available for sale (3)..........  70,563    4,778       6.77    56,097      3,998   7.13      13,700      894    6.53
  Other interest-earning assets (4)..........  11,382      670       5.89     7,051        396   5.62       5,434      342    6.29
                                             --------  -------             --------   --------           --------  -------
    Total interest-earning assets............ 215,117   15,834       7.36   198,314     14,966   7.55     160,840   11,915    7.41
  Non-interest-earning assets................   5,569                         5,591                         3,057
                                             --------                      --------                      --------
    Total assets.............................$220,686                      $203,905                      $163,897
                                              =======                       =======                       =======
INTEREST-BEARING LIABILITIES:
  Deposit accounts:
   DDA accounts..............................$ 10,358      195       1.88  $  7,170        139   1.94    $  5,223      103    1.97
   Savings accounts..........................  25,260      785       3.11    22,218        663   2.98      21,487      634    2.95
   Money market deposit accounts.............   4,051      121       2.99     4,068        122   3.00       4,493      133    2.96
   Certificates of deposit................... 141,564    7,881       5.57   122,001      6,726   5.51     103,261    5,683    5.50
  Borrowed funds.............................  22,012    1,305       5.93    32,210      1,872   5.81      13,833      881    6.37
                                             --------                      --------     ------           --------  -------
    Total interest-bearing liabilities....... 203,245   10,287       5.06   187,667      9,522   5.07     148,297    7,434    5.01
                                                        ------                          ------                      ------
  Non-interest bearing liabilities...........   1,552                         1,538                         1,314
                                             --------                      --------                      --------
    Total liabilities........................ 204,797                       189,205                       149,611
Total equity.................................  15,889                        14,700                        14,286
                                             --------                      --------                      --------
    Total liabilities and total equity.......$220,686                      $203,905                      $163,897
                                              =======                       =======                       =======
   Net interest income.......................          $ 5,547                         $ 5,444                     $ 4,481
                                                         =====                          ======                      ======
   Interest rate spread (5)..................                       2.30%                        2.48%                        2.40%
   Net interest margin (6)...................                       2.58%                        2.75%                        2.79%
 Ratio of average interest-earning assets
   to average interest-bearing liabilities...                       1.06X                        1.06X                        1.08X

-----------------------
(1)  Loans receivable, net includes non-accrual loans.
(2)  Includes mortgage-backed and investment securities held to maturity.
(3) Investments, mortgage-backed securities, and loans held for sale are carried at market value.
(4) Includes federal funds sold, Federal Home Loan Bank stock and interest-earning deposits.
(5) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6) Net interest margin represents net interest income divided by average interest-earning assets.

                              Rate/Volume Analysis

         Net interest income can also be analyzed in terms of the impact of changing interest rates on interest-earning assets and interest-bearing liabilities and changing volume or amount of these assets and liabilities. The following table represents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected the Bank's interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (change in volume multiplied by prior rate), (ii) changes attributable to changes in rate (change in rate multiplied by prior volume), and (iii) the net change. Changes attributable to the combined impact of volume and rate have been allocated proportionately to the change due to volume and the changes due to rate.

                                   Six Months Ended June 30,     Years Ended December 31,      Years Ended December 31,
                                   -------------------------     ------------------------      ------------------------
                                    1998     vs.     1997         1997     vs.     1996           1996    vs.    1995
                                    ----     ---     ----         ----     ---     ----           ----    ---    ----
                                     Increase (Decrease)           Increase (Decrease)             Increase (Decrease)
                                            Due to                       Due to                         Due to
                                   -------------------------     ------------------------      ------------------------

                                   Volume    Rate        Net    Volume      Rate       Net     Volume    Rate       Net
                                   ------   -------    ------   -------   -------    ------   -------   -----     ------
                                                                      (In thousands)
Interest income:
  Loans receivable, net .......      (57)      (38)      (95)      368       (73)      295       694      (124)      570
  Securities held to maturity .     (273)      (44)     (317)     (459)      (22)     (481)     (960)      283      (677)
  Securities available for sale      513      (182)      331       991      (211)      780     2,996       108     3,104
  Other interest earning assets      250        (4)      246       250        24       274        93       (39        54
                                  ------    ------    ------    ------    ------    ------    ------    ------    ------
    Total .....................      433      (268)      165     1,150      (282)      868     2,823       228     3,051
                                  ======    ======    ======    ======    ======    ======    ======    ======    ======
Interest expense:
  NOW Accounts ................       35        (2)       33        60        (4)       56        38        (2)       36
  Passbook accounts ...........       59        15        74        92        30       122        23         6        29
  Money market accounts .......       (6)       --        (6)       (1)       --        (1)      (13)        2       (11)
  Certificates of deposit .....      339        63       402     1,084        71     1,155     1,031        12     1,043
  Borrowed funds ..............     (230)       (8)     (238)     (604)       37      (567)    1,082       (91)       91
                                  ------    ------    ------    ------    ------    ------    ------    ------    ------
    Total .....................      197        68       265       631       134       765     2,161       (73)    2,088
                                  ======    ======    ======    ======    ======    ======    ======    ======    ======

Net change in interest income .      236      (336)     (100)      519      (416)      103       662       301       963
                                  ======    ======    ======    ======    ======    ======    ======    ======    ======


Asset and Liability Management

         The Bank, like many other financial institutions, is vulnerable to an increase in interest rates to the extent that interest-bearing liabilities generally mature or reprice more rapidly than interest-earning assets. The lending activities of the Bank have historically emphasized the origination of long-term, fixed rate loans secured by single family residences, and the primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, such an asset/liability mismatch is generally detrimental during periods of rising interest rates.

         To reduce the effect of interest rate changes on net interest income the Bank has adopted various strategies to enable it to improve matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include: (1) purchasing investment securities with maturities that match specific deposit maturities; (2) emphasizing origination of shorter-term consumer loans, which in addition to offering more rate flexibility, typically bear higher interest rates than residential mortgage loans and (3) purchasing mortgage-backed securities to provide monthly cash flows. Although consumer loans inherently generally possess a higher credit risk than residential mortgage loans, the Bank believes that its underwriting standards will minimize this risk.

         The Bank has also made a significant effort to maintain its level of lower costs deposits as a method of enhancing profitability. At June 30, 1998, the Bank had 24.2% of its deposits in low-cost passbook, interest-bearing checking (NOW) and Money Market Demand Accounts. Although its base of such deposits has increased as a result of branch expansion, advertising and marketing as well as the current interest rate environment, such deposits have traditionally remained relatively stable and would be expected to be moderately affected in a period of rising interest rates. Because of this relative stability in a significant portion of its deposits, the Bank has been able to offset the impact of rising rates in other deposit accounts.

         Exposure to interest rate risk is actively monitored by management. The Bank's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Bank uses the FDIC Regulatory Analysis Model to monitor its exposure to interest rate risk, which calculates changes in market value of portfolio equity and net income. Reports generated from assumptions provided and modified by management are reviewed by the Asset/Liability Management Committee and reported to the Board of Directors quarterly. The Balance Sheet Shock Report shows the degree to which balance sheet line items and the market value of portfolio equity are potentially affected by a 200 basis point upward and downward parallel shift (shock) in the Treasury yield curve. An Income Shock Report shows the degree to which income statement line items and net income are potentially affected by a 200 basis point upward and downward parallel shift in the Treasury yield curve. The Bank also receives reports that show the impact on portfolio equity of upward and downward shifts in interest rates of between 0 and 400 basis points.

         The following table sets forth, as of June 30, 1998, an estimate of the projected changes in the economic value of equity ("EVE") of instantaneous and permanent increases and decreases in market interest rates in the amount of 100, 200, 300, and 400 basis points ("bp"). One hundred basis points equals one percent. Dollar amounts are expressed in thousands.


                                          Economic Value of Equity                EVE as % of PV of Assets
                              -----------------------------------------------     ------------------------
       Change                                                                                      BP
       in Rates               $ Amount             $ Change         % Change      EVE Ratio      Change
       --------               --------             --------         --------      ---------      ------

         +400 bp              $10,677              $-11,084            -50.9%         4.6%       -420  bp
         +300                  13,509                -8,252            -37.9          5.9        -290
         +200                  16,347                -5,414            -24.9          7.0        -180
         +100                  19,223                -2,538            -11.7          8.0         -80
            0                  21,761                                                 8.8
         -100                  22,947                 1,186              5.5          9.1          30
         -200                  22,298                   537              2.5          8.8          --
         -300                  21,400                  -361             -1.7          8.3         -50
         -400                  20,984                  -777             -3.6          8.1         -70

         This table shows that the Bank's economic value of equity would decrease with rising interest rates while decreasing or increasing with falling interest rates. However, computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan repayments and deposit runoffs, and may not be indicative of actual results. The computations do not reflect any actions the Bank may undertake in response to changes in interest rates although management cannot always predict future interest rates or their effect on the Bank. Certain shortcomings are inherent in the method of analysis presented in the computation of EVE. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in differing degrees to changes in market interest rates. Additionally, certain assets, such as adjustable rate loans, have features that restrict changes in interest rates during the initial term and over the remaining life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in the table. Finally, the ability of many borrowers to service their adjustable rate debt may decrease in the event of an interest rate increase.

Liquidity and Capital Resources

         The liquidity of a banking institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of interest rate market opportunities. Funding of loan requests, providing for liability outflows, and management of interest rate fluctuations require continuous analysis in order to match the maturities of specific categories of short-term loans and investments with specific types of deposits and borrowings. Savings bank liquidity is normally considered in terms of the nature and mix of the banking institution's sources and uses of funds.

         Asset liquidity is provided through loan repayments and the management of maturity distributions for loans and securities. An important aspect of liquidity lies in maintaining high levels of mortgage-backed securities that generate monthly cash flows.

         The Bank is subject to federal regulations that impose certain minimum capital requirements. For a discussion on such capital levels, see "Historical and pro Forma Capital Compliance" and "Regulation - Regulatory Capital Requirements."

         Management is not aware of any known trends, events or uncertainties that will have or are reasonably likely to have a material effect on the Bank's liquidity, capital or operations nor is management is aware of any current recommendation by regulatory authorities, which if implemented, would have such an effect.

Recent Accounting Pronouncements

         Effective January 1, 1998, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130. Statement No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Under Statement No. 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity, such as unrealized gains or losses on securities available for sale. Comparative financial statements provided for earlier periods have been reclassified to reflect the application of the provisions of Statement No. 130.

         Statement  No.  130  requires  total   comprehensive   income  and  its
components to be displayed on the face of a financial statement for annual financial statements. For the Bank, comprehensive income is determined by adding unrealized investment holding gains or losses during the period to net income.

         In February 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 132 "Employers Disclosures about Pensions and Other Postretirement Benefits" (Statement No.
132). Statement 132 revises employers' disclosures about pension and other postretirement benefits plans. It does not change the measurement or recognition of those plans. It standardized the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information in changes in the benefit obligations and fair value of plan assets that will facilitate financial analysis and eliminates certain required disclosure of previous accounting pronouncements.

         Statement No. 132 is effective for fiscal years beginning after December 15, 1997. Earlier application is encouraged. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available. As Statement No. 132 affects disclosure requirements, it is not expected to have an impact on the financial statements of the Bank.

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (Statement No. 133). Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter, on that date, hedging relationships must be designated a new and documented pursuant to the provisions of this Statement. Earlier application of all of the provisions of Statement No. 133 is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of this Statement. This Statement should not be applied retroactively to financial statements of prior periods. The Bank has not determined the impact, if any, Statement No. 133 will have on the Bank's financial statement presentation.

Year 2000 Evaluation

         Rapid and accurate data processing is essential to the Bank's operations. Many computer programs that can only distinguish the final two digits of the year entered (a common programming practice in prior years) are expected to read entries for the year 2000 as the year 1900 or as zero and incorrectly attempt to compute payment, interest, delinquency and other data. We have been evaluating both information technology (computer systems) and non-information technology systems (e.g., vault timers, electronic door lock and heating, ventilation and air conditioning controls). We have examined all of our non-information technology systems and have either received certifications of year 2000 compliance for systems controlled by third party providers or determined that the systems should not be impacted by the year 2000. We expect to further test the systems we control and receive third party certification, where appropriate, that they will continue to function. We do not expect any material costs to address our non- information technology systems and have not had any material costs to date. We have determined that the information technology systems we use have substantially more year 2000 risk than the non-information technology systems we use. We have evaluated our information technology systems risk in three areas: (1) our own computers, (2) computers of others used by our borrowers, and (3) computers of others who provide us with data processing.

         Our own computers. We expect to spend approximately $200,000 through September 30, 1998 to upgrade our computer system. This upgrade is expected to eliminate the year 2000 risk in our computers. We do not expect to have material costs to address this risk area after September 30, 1998. At June 30, 1998, none of the estimated $200,000 had been expensed.

         Computers of others used by our borrowers. We have evaluated most of our borrowers and do not believe that the year 2000 problem should, on an aggregate basis, impact their ability to make payments to the Bank. We believe that most of our residential borrowers are not dependent on their home computers for income and that none of our commercial borrowers are so large that a year 2000 problem would render them unable to collect revenue or rent and, in turn, continue to make loan payments to the Bank. We do not expect any material costs to address this risk area.

         Computers of others who provide us with data processing. This risk is primarily focused on one third party service bureau that provides virtually all of the Bank's data processing. This service bureau is not year 2000 compliant but has advised us that it expects to be compliant before the year 2000. If this problem is not solved before the year 2000, we would likely experience significant delays, mistakes or failures. These delays, mistakes or failures could have a significant impact on our financial condition and results of operations.

         Contingency Plan. We are monitoring our service bureau to evaluate whether our data processing system will fail. We are being provided with periodic updates on the status of testing and upgrades being made by the service bureau. If our service bureau fails, we will attempt to locate an alternative service bureau that is year 2000 compliant. If we are unsuccessful, we will enter deposit and loan transactions by hand in our general ledger and compute loan payments and deposit balances and interest with our existing computer system. We can do this because of our relatively small number of loan and deposit accounts and our internal bookkeeping system. Our computer systems are independently able to generate labels and mailings for all of our customers and we periodically test this system and print and store this material. If this labor intensive approach is necessary, management and our employees will become much less efficient. However, we believe that we would be able to operate in this manner indefinitely, until our existing service bureau, or their replacement, is able to again provide data processing services. If very few financial institution service bureaus were operating in the year 2000, our replacement costs, assuming we could negotiate an agreement, could be material.

Effect of Inflation and Changing Prices

         The Bank's financial statements and related data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or with the same magnitude as the prices of goods and services.

         Inflation can have a more direct impact on categories of non-interest expenses such as salaries and wages, supplies and employee benefit costs. These expenses normally fluctuate more in line with changes in the general price level and are very closely monitored by management for both the effects of inflation and increases related to such items as staffing levels, usage of supplies and occupancy costs.

                             BUSINESS OF THE COMPANY

         Upon consummation of the reorganization we will own all of the stock of the Bank. We have not engaged in any significant business to date. We will retain up to 50% of the net proceeds from the issuance of common stock (less $200,000 for the initial capitalization of the mutual holding company). We will use the balance of the net proceeds to purchase all of the common stock of the Bank to be issued at the conclusion of the reorganization. Part of the proceeds we retain will be used to fund the loan to the ESOP. Prior to the reorganization, we will not transact any material business. In the future, we may pursue other business activities, including the merger with or acquisition of other financial institutions or other entities, borrowing funds for investment in the Bank and diversification of operations. There are, however, no current plans for such activities. We may sell or issue a portion of our common stock, subject to applicable regulatory approvals, provided that the MHC owns at least a majority of our common stock as long as the MHC remains in existence. Initially, we will not maintain offices separate from those of the Bank or employ any persons other than their officers. Company officers will not be separately compensated for such service.

                              BUSINESS OF THE BANK

General

         The Bank provides retail banking services, with an emphasis on one-to-four family residential mortgage loans, home equity loans and lines of credit, commercial, and consumer loans as well as certificates of deposit, passbook accounts and NOW accounts. At June 30, 1998, the Bank had total assets, deposits and equity of $242.7 million, $198.6 million, and $17.4 million, respectively.

         The Bank attracts deposits from the general public and uses these deposits primarily to originate loans and to purchase mortgage-backed and other securities. The principal sources of funds for the Bank's lending and investing activities are deposits, Federal Home Loan Bank (FHLB) advances, the repayment and maturity of loans and sale, maturity, and call of securities. The principal source of income is interest on loans and mortgage-backed and investment securities. The principal expense is interest paid on deposits and FHLB advances.

Market Area

         The Bank's primary market area for loans and deposits is northwestern Bergen County, New Jersey and includes the townships of Allendale, Franklin Lakes, Glen Rock, Ho-Ho-Kus, Mahwah, Midland Park, Oakland, Paramus, Ramsey, Ridgewood, Saddle River, Upper Saddle River, Waldwick and Wyckoff. These townships consist primarily of single family homes. There are approximately 140,000 residents and 48,000 households within the Bank's primary market area. This market area could be characterized as affluent.

Lending Activities

         General. The Bank primarily originates one- to four-family residential real estate loans and, to a lesser extent, commercial real estate loans, consumer loans and other loans. Consumer loans consist of home equity and home improvement lines of credit and loans, student loans and loans secured by savings accounts. Commercial real estate loans consist primarily of mortgage loans secured by small commercial office/retail space, retail businesses and small and medium sized apartment buildings.

                                                    Analysis of Loan Portfolio

                                  At June 30,                                       At December 31,
                              ---------------- -------------------------------------------------------------------------------------
                                     1998            1997            1996                1995            1994             1993
                              ---------------- --------------- -----------------  ---------------- -----------------  --------------
                                $      %         $       %         $        %          $      %        $       %        $       %
                               ---    ---       ---     ---       ---      ---        ---    ---      ---     ---      ---     --
                                                                      (Dollars in thousands)
Type of Loans:
  First Mortgage loans:
    1- to 4-family..........$ 83,990  79.44% $ 86,140   80.70% $ 90,500   82.96%  $ 88,685  91.02% $79,757   90.96% $89,651   92.70%
  Commercial and Other......  10,661  10.08    10,313    9.66    10,613    9.73      3,170   3.25    2,732    3.12    2,458    2.54
  Consumer loans:
    Equity..................  10,583  10.01     9,645    9.04     7,519    6.89      5,185   5.32    4,688    5.35    3,968    4.10
    Lines of credit.........     154   0.15       134    0.13        78    0.07         78   0.08       14    0.01       --      --
    Education...............     186   0.18       160    0.15       120    0.12         84   0.09      189    0.21      172    0.18
    Loans to depositors,
      secured by savings....     152   0.14       350    0.32       256    0.23        235   0.24      304    0.35      466    0.48
                             -------   ----   -------   -----   -------   -----    -------  -----     ----  ------     ----    ----
                             105,726 100.00%  106,742  100.00%  109,086  100.00%    97,437 100.00%  87,684 100.00%   96,715  100.00%
                             ------- ======   -------  ======   -------  ======    ------- ======   ------ ======    ------  ======

Less:
  Net deferred loan fees....     349              409               521                638             750              912
  Allowance for loan losses.     750              618               606                593             528              464
                             -------          -------          --------            -------          ------           ------
Total loans receivable, net.$104,627         $105,715          $107,959           $ 96,206         $86,406          $95,339
                             =======          =======           =======            =======          ======           ======
Loans held for sale.........$    --          $    750          $  3,756           $    199         $   504          $    37
                             =======          =======           =======            =======          ======           ======


                              Loan Maturity Tables

The following table sets forth the maturity of the Bank's loan portfolio at June 30, 1998. The table does not include prepayments or scheduled principal repayments. For the six months ended June 30, 1998 and the year ended December 31, 1997, prepayments and scheduled principal repayments on loans totaled $14.7 million and $23.0 million, respectively. All loans are shown as maturing based on contractual maturities.

                            1- to 4-Family                                      Consumer                  Consumer
                                 First         Commercial       Consumer         Lines of     Consumer      Secured
                                Mortgage        and Other        Equity           Credit     Education    by Deposits      Total
                                --------       -----------       ------           ------     ---------    -----------      -----
                                                                              (In thousands)
Amounts Due:
Within 1 year...............    $ 4,874          $   599         $     6            $ 98         $186          $152      $  5,915
  Over 1 to 3 years.........      3,739            5,415             171              56           --            --         9,381
  Over 3 to 5 years.........      3,907              210             670              --           --            --         4,787
  Over 5 to 10 years........     22,027            3,863           2,029              --           --            --        27,919
  Over 10 to 20 years.......     13,877              364           7,707              --           --            --        21,948
  Over 20 years.............     35,566              210              --              --           --            --        35,776
                                 ------           ------          ------             ---          ---           ---       -------
Total amount due............    $83,990          $10,661         $10,583            $154         $186          $152       105,726
                                 ======           ======          ======             ===          ===           ===

Less:
Allowance for loan losses...                                                                                                  750
Net deferred loan fees......                                                                                                  349
                                                                                                                          -------
  Loans receivable, net.....                                                                                             $104,627
                                                                                                                          =======

         The following table sets forth the dollar amount of all loans due after June 30, 1999 which have pre-determined interest rates and which have floating or adjustable interest rates.

                                                                Floating or
                                               Fixed             Adjustable
                                               Rates               Rates                   Total
                                               -----               -----                   -----
                                                               (In Thousands)

First mortgage - 1 to 4 family..........         $43,305              $35,811             $79,116
Commercial and other....................           9,099                  963              10,062
Consumer - equity.......................           6,424                4,153              10,577
Consumer - lines of credit..............              --                   56                  56
Consumer - education....................              --                   --                  --
Consumer - loans to depositors,
               secured by savings.......              --                   --                  --
                                                 -------               ------              ------
    Total...............................         $58,828              $40,983             $99,811
                                                  ======               ======              ======

         One- to four-Family Lending. The Bank's primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in the Bank's market area. The Bank generally originates one- to four-family residential mortgage loans in amounts up to 80% of the lesser of the appraised value or selling price of the mortgaged property without requiring mortgage insurance. The Bank will originate a mortgage loan in an amount up to 90% of the lesser of the appraised value or selling price of a mortgaged property, however, mortgage insurance for the borrower is required. The Bank originates and retains fixed rate and adjustable rate loans for retention in its portfolio. A mortgage loan originated by the Bank, whether fixed rate or adjustable rate, can have a term of up to 30 years. The Bank also originates one- to four-family conforming fixed rate loans for terms of 20 and 30 years primarily for sale in the secondary mortgage market. These loans are sold without recourse to the Bank by the buyer and the Bank receives a servicing fee. Servicing fee income has been immaterial during the past five years. All other mortgage products are generally held in portfolio and are serviced by the Bank. The Bank offers fixed rate loans with a 15 year amortization period and a variety of adjustable rate loans. The adjustable rate loans typically have a 15 to 30 year amortization period. The Bank offers these loans with a fixed rate for the first five, seven or ten years with repricing following every year after that initial fixed period. Also offered are loans with payment schedules and an amortization schedule of 30 years but with full payment due in either five or seven years (balloon loans). In addition, a five year fixed period is offered with subsequent repricing once every five years and a maximum adjustment of 2% per adjustment period. Adjustable rate loans limit the periodic interest rate adjustment and the minimum and maximum rates that may be charged over the term of the loan based on the type of loan and various adjustable-rate mortgage loan products are offered and are targeted from time-to-time at discounted rates.

         The Bank's one- to four-family residential loans (both fixed rate and adjustable rate) are underwritten in accordance with Federal National Mortgage Association ("FNMA") guidelines, regardless of whether they will be sold in the secondary market. However, the Bank originates some shorter-term loans and adjustable rate, large dollar amount loans that exceed FNMA guidelines. Substantially all of the Bank's residential mortgages include "due on sale" clauses, which are provisions giving the Bank the right to declare a loan immediately payable if the borrower sells or otherwise transfers an interest in the property to a third party.

         Property appraisals on real estate securing the Bank's single-family residential loans are made by state certified and licensed independent appraisers approved by the Board of Directors. Appraisals are performed in accordance with applicable regulations and policies. The Bank obtains title insurance policies on all first mortgage real estate loans originated. Borrowers generally advance funds with each monthly payment of principal and interest, to a loan escrow account from which the Bank makes disbursements for such items as real estate taxes and hazard insurance premiums and mortgage insurance premiums as they become due. The Bank charges a fee equal to a percentage of the loan amount (commonly referred to as points) but may waive those points to attract first-time borrowers.

         Commercial Real Estate and Other Loans. The Bank originates commercial real estate mortgage loans and, to a much lesser extent, commercial business loans. The Bank's commercial real estate mortgage loans are permanent loans secured by improved property such as office buildings, retail stores, and apartment buildings. Essentially all originated commercial real estate loans are within the Bank's market area and all are within the State of New Jersey. As of June 30, 1998, the Bank had 20 loans secured by commercial real estate, totalling $10.7 million, or 10.1% of the Bank's total loan portfolio, with an average principal balance of $533,000. The largest commercial real estate loan had a balance of $2.2 million on June 30, 1998. Typically, commercial real estate loans are originated in amounts up to 70% of the appraised value of the mortgaged property.

         The Bank maintains a small number of commercial lines of credit made to local businesses and professionals. At June 30, 1998, $98,000, or 0.09%, of the Bank's total loan portfolio consisted of commercial lines of credit. Many of these lines of credit are also secured by real property. Commercial real estate and business loans generally are deemed to entail significantly greater risk than that which is involved with single family real estate lending. The repayment of commercial loans typically is dependent on the successful operations and income stream of the commercial real estate and the borrower. Such risks can be significantly affected by economic conditions. In addition, commercial lending generally requires substantially greater oversight efforts compared to residential real estate lending.

         Consumer Loans. As of June 30, 1998 consumer loans amounted to $11.1 million or 10.48% of the Bank's total loan portfolio and consist primarily of home equity and home improvement loans. To a lesser extent, the Bank originates lines of credit, student loans, loans secured by savings accounts and other consumer loans. Consumer loans are originated in the Bank's market area and generally have maturities of up to 15 years. As of June 30, 1998, the Bank had 67 overdraft accounts with an available line of $248,100. For savings account loans, the Bank will lend up to 90% of the account balance. Student loans are originated and serviced through Student Loan Marketing Association (Sallie Mae), affording the Bank the ability to offer all of the student loan programs available to students without the burden of servicing them.

         Consumer loans have a shorter term and generally provide higher interest rates than residential loans. The consumer loan market can be helpful in improving the spread between average loan yield and costs of funds and at the same time improve the matching of the rate sensitive assets and liabilities. Management is considering adding new consumer loan products, including automobile loans and additional personal loan options.

         Consumer loans entail greater risks than one-to-four-family residential mortgage loans, particularly consumer loans secured by rapidly depreciable assets such as automobiles or loans that are unsecured. In such cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance, since there is a greater likelihood of damage, loss or depreciation of the underlying collateral. Further, consumer loan collections are dependent on the borrower's continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Even for consumer loans secured by real estate (most of our consumer loan portfolio) the risk to the Bank is greater than that inherent in the single-family loan portfolio in that the security for consumer loans is generally not the first lien on the property and ultimate collection of amounts due may be dependent on whether any value remains after collection by a holder with a higher priority than the Bank. Finally, the application of various Federal and state laws, including Federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans in the event of a default. At June 30, 1998, there were no consumer loans 90 days or more delinquent. See also "- Non-performing Loans and Problem Assets - Collection Procedures."

         The underwriting standards employed by the Bank for consumer loans include a determination of the applicant's credit history and an assessment of the applicant's ability to meet existing obligations and payments on the proposed loan. The stability of the applicant's monthly income may be determined by verification of gross monthly income from primary employment, and additionally from any verifiable secondary income. Creditworthiness of the applicant is of primary consideration; however, the underwriting process also includes a comparison of the value of the collateral in relation to the proposed loan amount. For home improvement and home equity loans and lines of credit, the Bank lends a maximum of 80% of the value of the property. See "- Non-performing Loans and Problem Assets" for information regarding the Bank's loan loss experience and reserve policy.

         Loans to One Borrower. Under New Jersey and federal law, savings banks have, subject to certain exemptions, lending limits to one borrower in an amount equal to 15% of the institution's capital accounts. As of June 30, 1998, the Bank's largest aggregation of loans to one borrower was $2.3 million, consisting of loans secured by commercial real estate, in the Ridgewood, New Jersey area, which was within the Bank's legal lending limit to one borrower of $2.7 million at such date. The increase in the capital of the Bank from this offering will increase its lending limit. At June 30, 1998, the loans were current.

         Loan Solicitation and Processing. The Bank's primary source of mortgage loan applications is referrals from existing or past customers. The Bank also originates loans solicited by independent mortgage brokers. The Bank advertises in local newspapers and on the internet through "Loan Search", a free service for New Jersey consumers seeking mortgage loans.

         Upon receipt of any loan application from a prospective borrower, a credit report and verifications are ordered to confirm specific information relating to the loan applicant's employment, income and credit standing. An appraisal of the real estate intended to secure the proposed loan is undertaken by an independent fee appraiser. In connection with the loan approval process, the Bank's officers analyze the loan applications and the property involved. All residential, home equity, multi-family, construction and commercial real estate loans are processed at the Bank's main office by the Bank's loan committee which consists of two designated officers together with one outside director. The loan committee approves all loans, other than loans over $500,000 and commercial loans over $50,000, which require approval of the Board of Directors.

         Loan applicants are promptly notified of the decision of the Bank by a letter setting forth the terms and conditions of the decision. If approved, these terms and conditions include the amount of the loan, interest rate basis, amortization term, a brief description of real estate to be mortgaged to the Bank, tax escrow and the notice of requirement of insurance coverage to be maintained to protect the Bank's interest. The Bank requires title insurance on first mortgage loans and fire and casualty insurance on all properties securing loans, which insurance must be maintained during the entire term of the loan.

         Loan Purchases and Sales. The Bank sells most conforming fixed rate mortgage loans it originates for 30 year and 20 year terms in the secondary mortgage market to FNMA. In 1995, the Bank sold without recourse $4.3 million in adjustable rate mortgages to a private institutional investor at a premium and may, from time-to-time, sell such loans or other loans to investors in the future. The Bank originates and holds home equity and home improvement loans until maturity. In 1996, the Bank entered into an agreement with Sallie Mae to sell all qualifying student loans held by the Bank. The Bank originates student loans through Sallie Mae and currently sells these loans prior to repayment. The Bank has not purchased loans in the secondary market but may consider doing so in the future.

         The following table shows the balance of loans sold during the periods presented. All of these sales were made into the secondary market.

    Six Months ended
        June 30,                            Years ended December 31,
------------------------   -----------------------------------------------------
          1998                    1997                1996               1995
------------------------   ------------------   -----------------   ------------
                                    (In thousands)
         $750                   $3,592                $736              $4,337
          ===                    =====                 ===               =====


         Loan Commitments. The Bank generally grants commitments to fund fixed and adjustable-rate single-family mortgage loans for periods of 60 days at a specified term and interest rate. The total amount of the Bank's commitments to extend credit as of June 30, 1998, December 31, 1997, 1996 and 1995 was $6.2 million, $2.2 million, $937,000 and $3.9 million, respectively.

         Loan Origination and Other Fees. In addition to interest earned on loans, the Bank receives loan origination and commitment fees for originating or purchasing loans. In accordance with GAAP, all loan origination fees net of certain loan origination costs over the related life of the loan are amortized.

         The points (percentage based fee the Bank charges to originate a loan) the Bank generally charges range up to 3% of the loan amount on residential mortgages, construction loans and commercial real estate loans. The total amount of deferred loan fees and net discounts on loans originated and purchased as of June 30, 1998 was $349,000.

         The Bank also receives other fees and charges relating to existing loans, which include prepayment penalties on commercial loans, late charges, and fees collected in connection with a change in borrower or other loan modifications. These fees and charges have not constituted a material source of income.

Non-performing Loans and Problem Assets.

         Collection Procedures. The Bank's collection procedures provide that when a loan is 15 to 20 days delinquent, the borrower is notified. If the loan becomes 30 days or more delinquent, the borrower is sent a written delinquent notice requiring payment. If the delinquency continues, subsequent efforts are made to contact the delinquent borrower. In certain instances, the Bank may modify the loan or grant a limited moratorium on loan payments to enable the borrower to reorganize his financial affairs and the Bank attempts to work with the borrower to establish a repayment schedule to cure the delinquency. As to mortgage loans, if the borrower is unable to cure the delinquency or reach a payment agreement with the Bank within 90 days, the Bank will institute foreclosure actions. If a foreclosure action is taken and the loan is not reinstated, paid in full or refinanced, the property is sold at judicial sale at which the Bank may be the buyer if there are no adequate offers to satisfy the debt. Any property acquired as the result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned ("REO") until such time as it is sold or otherwise disposed of by the Bank. When REO is acquired, it is recorded at the lower of the unpaid principal balance of the related loan or its fair market value less estimated selling costs. The initial writedown of the property is charged to the allowance for loan losses.

         As to consumer and unsecured commercial loans, the main thrust of the Bank's collection efforts is through telephone contact and a sequence of collection letters. If the Bank is unable to resolve the delinquency within 90 days, the delinquent loans are referred to the Bank's local counsel for collection. Adjustors are required to evaluate each assigned account on a case-by-case basis, within the parameters of the Bank's policies. All collections are done in accordance with the Fair Debt Collection Practices Act.

         Loans are reviewed on a regular basis and are placed on a non-accrual status when they are more than 90 days delinquent. Loans may be placed on a non-accrual status at any time if, in the opinion of management, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on non-accrual status is charged against interest income. Subsequent payments are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan. At June 30, 1998, the Bank had $6,000 of loans that were held on a non-accrual basis and held no REO.

         Non-performing Assets. The following table sets forth information with respect to the Bank's non-performing assets for the periods indicated. During the periods indicated the Bank had no restructured loans.

                                                        At June 30,                      At December 31,
                                                  ----------------------   --------------------------------------------------
                                                     1998        1997         1996          1995          1994         1993
                                                   ---------   ---------   ----------    ----------    ----------    --------
                                                                             (Dollars in thousands)
Loans accounted for on a non-accrual basis:
  First mortgage loans:
    1- to 4-family ..............................  $       6   $      --   $      313    $      397    $      650    $1,668
    Commercial and other ........................         --          --           --            --            --        --
  Consumer loans:
    Equity ......................................         --          --           --            --            58       115
    Lines of credits ............................         --          --           --            --            --        --
    Education ...................................         --          --           --             3             8        --
    Loans to depositors,
      secured by savings ........................         --          --           --            --            --        --
                                                   ---------   ---------   ----------    ----------    ----------    ------
  Total .........................................  $       6   $      --   $      313    $      400    $      716    $1,783
                                                   =========   =========   ==========    ==========    ==========    ======
Real estate owned ...............................  $      --   $      --   $       --    $       --    $       --    $  138
                                                   =========   =========   ==========    ==========    ==========    ======
Total non-performing assets .....................  $       6   $      --   $      313    $      400    $      716    $1,921
                                                   =========   =========   ==========    ==========    ==========    ======
Total non-accrual loans to net loans ............       0.01%         --%        0.28%         0.41%         0.82%     1.87%
                                                   =========   =========   ==========    ==========    ==========    ======
Total non-accrual loans to total assets .........         --%         --%        0.14%         0.22%         0.50%     1.37%
                                                   =========   =========   ==========    ==========    ==========    ======
Total non-performing assets to total assets .....         --%         --%        0.14%         0.22%         0.50%     1.48%
                                                   =========   =========   ==========    ==========    ==========    ======

         During the six months ended June 30, 1998 and the years ended December 31, 1997, 1996, and 1995, approximately $0, $0, $13,000 and $22,000, respectively of interest would have been recorded on loans accounted for on a non-accrual basis if such loans had been current according to the original loan agreements for the entire period. These amounts were not included in the Bank's interest income for the respective periods. The amount of interest income on loans accounted for on a non-accrual basis that was included in income during the same periods was insignificant during the six months ended June 30, 1998 and the years ended December 31, 1997, 1996, and 1995, respectively. At June 30, 1998, the Bank had no loans classified as troubled debt restructuring.

         Classified Assets. Management, in compliance with regulatory guidelines, has instituted an internal loan review program, whereby loans are classified as special mention, substandard, doubtful or loss. When a loan is classified as substandard or doubtful, management is required to establish a valuation reserve for loan losses in an amount that is deemed prudent. When management classifies a loan as a loss asset, a reserve equal to 100% of the loan balance is required to be established or the loan is to be charged-off. This allowance for loan losses is composed of an allowance for both inherent risk associated with lending activities and particular problem assets.

         An asset is considered "substandard" if it is inadequately protected by the paying capacity and net worth of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that the insured institution will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make collection or liquidation in full, highly questionable and improbable, on the basis of currently existing facts, conditions, and values. Assets classified as loss are those considered uncollectible and of such little value that their continuance as assets without the establishment of a loss reserve is not warranted. Assets which do not currently expose the insured institution to a sufficient degree of risk to warrant classification in one of the aforementioned categories but possess credit deficiencies or potential weaknesses are required to be designated special mention by management. In addition, each loan that exceeds $500,000 and each group of loans to one borrower that exceeds $500,000 is monitored more closely due to the potentially greater losses from such loans.

         Management's evaluation of the classification of assets and the adequacy of the reserve for loan losses is reviewed by the Board on a regular basis and by the regulatory agencies as part of their examination process.

Classification of Assets
                                                           At
                                                         June 30,
                                                           1998
                                                      --------------
                                                      (In thousands)

Special mention.............................                $765
Substandard.................................                  82
Doubtful ...................................                  --
Loss .......................................                  --
                                                            ----

     Total..................................                $847
                                                             ===

         Allowance for Loan Losses and REO. At least quarterly, the Bank's management evaluates the need to establish reserves against losses on loans and other assets based on estimated losses on specific loans and on any real estate held for sale or investment when a finding is made that a loss is estimable and probable. Such evaluation includes a review of all loans for which full collectibility may not be reasonably assured and considers, among other matters, the estimated market value of the underlying collateral of problem loans, prior loss experience, economic conditions and overall portfolio quality. Also considered are trends in the loan portfolio, expected future loss experience, and industry reserve levels. Provisions for losses are charged against earnings in the period they are established. The Bank had $750,000 in allowances for loan losses at June 30, 1998. The Bank held no REO at that date.

         While the Bank believes it has established its existing allowance for loan losses in accordance with GAAP, there can be no assurance that regulators, in reviewing the Bank's loan portfolio, will not request the Bank to significantly increase its allowance for loan losses, or that general economic conditions, a deteriorating real estate market, or other factors will not cause the Bank to significantly increase its allowance for loans losses, therefore negatively affecting the Bank's financial condition and earnings.

         In making loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan.

         It is the Bank's policy to review its loan portfolio, in accordance with regulatory classification procedures, on at least a quarterly basis. Additionally, the Bank maintains a program of reviewing loan applications prior to making the loan and immediately after loans are made in an effort to maintain loan quality.

         The following table sets forth certain information regarding the Bank's allowance for loan losses at or for the dates indicated.

                                           At or for six months ended
                                                    June 30,                   At or for years ended December 31,
                                           --------------------------  ----------------------------------------------------------
                                               1998          1997        1997          1996       1995     1994         1993
                                            --------       --------    --------      --------   -------  --------    -----------
                                                                         (Dollars in thousands)

Balance at beginning of period..............$    618       $    606    $    606      $    593   $   528  $    464     $     372
Provision for loan losses...................     132              6          12            12        60        60           112
Charge-offs.................................      --             --          --             2        --        --            23
Recoveries..................................      --             --          --             3         5         4             3
                                             -------        -------   ---------      --------   -------  --------     ---------
Balance at end of period....................$    750       $    612    $    618      $    606   $   593  $    528     $     464
                                             =======        =======     =======       =======    ======   =======     =========

Total loans receivable(1)...................$104,627       $111,162    $106,465      $111,715   $96,405  $ 86,910     $  95,376
                                             =======        =======     =======       =======    ======   =======      ========
Average loans outstanding(1)................$105,493       $110,586    $109,954      $105,170   $94,040  $ 87,369     $ 107,403
                                             =======        =======     =======       =======    ======   =======      ========
Allowance for loan losses as a
  percent of total loans....................    0.72%          0.55%       0.58%         0.54%     0.62%     0.61%         0.49%
                                               =====          =====       =====         =====    ======     =====          ====
Net loans charged off as a
  percent of average loans outstanding......      --%            --%         --%           --%       --%       --%         0.02%
                                              ======         ======      ======        ======    ======    ======          ====

----------------
(1) includes loans held for sale

         The following table exhibits a breakdown by loan category of the allowance for loan losses.

                                            At June 30,
                           -----------------------------------------
                                  1998              1997
                           -------------------- --------------------
                                    Percent of            Percent of
                                    Loans in               Loans in
                                    Each                     Each
                                    Category to          Category to
                           Amount   Total Loans Amount  Total Loans
                           ------   ----------- ------  -----------
                                   (Dollars in thousands)
First mortgage -
  1- to 4-family..........   $596      79.44%     $509      81.76%
Commercial and other......     75      10.08        53       9.33
Consumer - equity.........     75      10.01        46       8.19
Consumer - lines of credit      1       0.15         2       0.34
Consumer - education......      1       0.18         1       0.13
Consumer - loans
  to depositors,
  secured by savings......      2       0.14         1       0.25


Unallocated ..............     --         --        --         --
                            -----     ------      ----     ------
     Total allowance
       for loan losses....   $750     100.00%     $612     100.00%
                              ===     ======       ===     ======




                                                                       At December 31,
                           ---------------------------------------------------------------------------------------------------------
                               1997                        1996             1995                   1994                   1993
                           -------------------- -------------------- ---------------------- -------------------- -------------------
                                   Percent of            Percent of           Percent of             Percent of          Percent of
                                    Loans in              Loans in             Loans in               Loans in            Loans in
                                      Each                  Each                 Each                   Each                Each
                                   Category to           Category to         Category to            Category to          Category to
                           Amount Total Loans    Amount  Total Loans  Amount Total Loans    Amount   Total Loans  Amount Total Loans
                           ------ -----------    ------  -----------  ------ -----------    ------   -----------  ------ -----------
                                                                      (Dollars in thousands)
First mortgage -
  1- to 4-family.......... $499       80.70%       $512      82.96%    $542       91.02%    $478         90.96%     $434    92.70%
Commercial and other......   60        9.66          54       9.73      18         3.25       15          3.12         8     2.54
Consumer - equity.........   56        9.04          38       6.89      30         5.32       32          5.35        20     4.10
Consumer - lines of credit    1        0.13          --       0.07      --         0.08      ---          0.01        --       --
Consumer - education......    1        0.15           1       0.12       2         0.09        1          0.21         1     0.18
Consumer - loans
  to depositors,
  secured by savings......    1        0.32           1       0.23       1         0.24        2          0.35         1     0.48


Unallocated ..............   --          --          --         --      --           --       --            --        --       --
                           ----      ------        ----     ------    ----       ------     ----         -----       ---   ------
     Total allowance
       for loan losses.... $618      100.00%       $606     100.00%   $593       100.00%    $528        100.00%     $464   100.00%
                            ===      ======         ===     ======     ===       ======      ===        ======       ===   ======


Investment Activities

         General. New Jersey-chartered savings banks have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various Federal agencies, certain certificates of deposits of insured banks and savings institutions, municipal securities, corporate debt securities and loans to other banking institutions.

         The Bank  maintains  liquid  assets  which may be invested in specified short-term securities and certain other investments. See "Regulation - Regulation of the Bank - Federal Home Loan Bank System" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources". Liquidity levels may be increased or decreased depending upon the yields on investment alternatives and upon management's judgment as to the attractiveness of the yields then available in relation to other opportunities and its expectation of future yield levels, as well as management's projections as to the short-term demand for funds to be used in the Bank's loan origination and other activities. The Bank maintains an investment securities portfolio and a mortgage-backed securities portfolio as part of its investment portfolio. At June 30, 1998, the Bank had an investment securities portfolio of $14.2 million (5.9% of total assets) and a mortgage-backed securities portfolio of $98.5 million (40.6% of total assets), consisting primarily of U.S. Government Treasury Securities, U.S. government agency obligations, obligations of states and political subdivisions. At June 30, 1998, the market value of the investment securities portfolio was $14.2 million and the market value of the mortgage-backed securities portfolio was $98.6 million. See Notes 2 and 3 of the financial statements.

         Investment Policies. The investment policy of the Bank, which is established by the Board of Directors, is designed to foster earnings and liquidity within prudent interest rate risk guidelines, while complementing the Bank's lending activities. The policy provides for available for sale, held to maturity, and trading classifications. However, the Bank does not currently use a trading classification and does not anticipate doing so in the future. The policy permits investments in high credit quality instruments with diversified cash flows while permitting the Bank to maximize total return within the guidelines set forth in the Bank's interest rate risk, funds and liquidity management policy. Permitted investments include but are not limited to U. S. government obligations, government agency or government-sponsored agency obligations, state, county and municipal obligations, mortgage backed securities and collateralized mortgage obligations guaranteed by government or government-sponsored agencies, investment grade corporate debt securities, and commercial paper. The Bank also invests in Federal Home Loan Bank overnight and term deposits, certificates of deposit of insured banks, and federal funds, but these instruments are not considered part of the investment portfolio.

         The policy also includes several specific guidelines and restrictions to insure adherence with safe and sound activities. The policy prohibits investments in zero coupon securities with maturities over five years, high risk mortgage derivative products (as defined by federal banking regulators), transactions with forward settlement dates in excess of 90 days, dual indexed notes, and inverse floaters. In addition, the policy limits the maximum amount of any single transaction. The Bank does not participate in hedging programs, interest rate swaps, or other activities involving the use of off-balance sheet derivative financial instruments. Further, the Bank does not invest in securities which are not rated investment grade.

         The Board has charged the President, Executive Vice President, and Chief Financial Officer to implement the policy. The policy statement requires authorization by at least two of these three officers for approval of securities transactions. All transactions are reported to the Board of Directors monthly, with the entire portfolio reported quarterly, including market values and unrealized gains (losses).

         Investment Securities. The Bank maintains a portfolio of investment securities held to maturity. The Bank also maintains a portfolio of investment securities available for sale to enhance total return on investments. These assets are accounted at fair market value. During the six months ended June 30, 1998 and the year ended December 31, 1997 the Bank sold $7.0 million and $17.5 million of securities, respectively. As of June 30, 1998, the market value of investment securities available for sale was $11.7 million, with a cost basis of $11.6 million.

         Mortgage-backed Securities. The Bank invests in mortgage-backed securities to provide earnings, liquidity, cash flows, and diversification to the Banks' overall balance sheet. These mortgage-backed securities are classified as either available for sale or held to maturity. These securities are participation certificates issued and guaranteed by the Government National Mortgage Association ("GNMA") the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Association ("FHLMC") and secured by interest in pools of mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although the Bank focuses its investments on mortgage-backed securities secured by single-family mortgages.

         The Bank also invests in mortgage-related securities, primarily CMOs, issued or sponsored by GNMA, FNMA, FHLMC, as well as private issuers. CMOs are a type of debt security that aggregates pools of mortgages and mortgage-backed securities and creates different classes of CMO securities with varying maturities and amortization schedules as well as a residual interest with each class having different risk characteristics. The cash flows from the underlying collateral are usually divided into "tranches" or classes whereby tranches have descending priorities with respect to the distribution of principal and interest repayment of the underlying mortgages and mortgage backed securities as opposed to pass through mortgage backed securities where cash flows are distributed pro rata to all security holders. Unlike mortgage backed-securities from which cash flow is received and prepayment risk is shared pro rata by all securities holders, cash flows from the mortgages and mortgage backed securities underlying CMOs are paid in accordance with a predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche or class may carry prepayment risk which may be different from that of the underlying collateral and other tranches. CMOs attempt to moderate reinvestment risk associated with conventional mortgage-backed securities resulting from unexpected prepayment activity. Management believes these securities represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available.

         Other Securities. Other securities used by the Bank, but not necessarily included in the investment portfolio, consist of equity securities, interest-bearing deposits and federal funds sold. Equity securities owned consist of 400 shares of Federal National Mortgage Association common stock (included in the investment securities portfolio) and 19,486 shares of Federal Home Loan Bank of New York (FHLB NY) common stock. As an approved FNMA Seller-Servicer and as a member of the FHLB NY, ownership of common shares is required. The remaining securities provide diversification and complement the Bank's overall investment strategy.

Investment Portfolio

         The following table sets forth the carrying value of the Bank's portfolio investment securities portfolio, and mortgage-backed securities portfolio at the dates indicated. At June 30, 1998, the fair value of the Bank's investment securities portfolio and mortgage-backed securities portfolio were $14.2 million and $98.6 million, respectively.

                                                               At June 30,                            At December 31,
                                                            -----------------   ----------------------------------------------------
                                                                  1998                 1997                1996              1995
                                                            -----------------   --------------   -----------------   ---------------
                                                                                            (In thousands)
Investment Securities Held to Maturity:
 U.S. Government Securities..............................     $  1,575             $  1,771             $ 2,328             $    761
 U.S. Agency Securities..................................          920                7,895              10,393               23,081
                                                               -------              -------              ------              -------
   Total Investment Securities Held to Maturity..........        2,495                9,666              12,721               23,842
Investment Securities Available for Sale:
  U.S. Government Securities.............................          499                  498                 493                  496
  U.S. Agency Securities.................................        6,501               23,193              40,103               16,909
  Municipal Securities...................................        4,704                3,241               2,599                   --
  Equity Securities(1)...................................           26                   22                  16                   12
                                                               -------              -------              ------             --------
    Total Investment Securities Available For Sale.......       11,730               26,954              43,211               17,417
Mortgage-backed Securities Held to Maturity..............       12,794               14,356              16,611               19,179
Mortgage-backed Securities Available For Sale............       85,679               50,099              19,359               13,041
                                                               -------              -------              ------              -------
   Total Investment and Mortgage-backed
   Securities............................................     $112,698             $101,075             $91,902             $ 73,479
                                                               =======              =======              ======              =======


-------------
(1) Equity securities consist of 400 shares of Federal National Mortgage Association common stock (requirement of being a Seller-Servicer).

         Investment Portfolio Maturities. The following table sets forth certain information regarding the carrying values, weighted average yields and maturities of the Bank's investment and mortgage-backed securities portfolio at June 30, 1998.

                                                                                                                      Total
                               One Year or Less  One to Five Years  Five to Ten Years More than Ten Years  Investment Securities
                               ----------------  ------------------ ----------------- -------------------  -----------------------
                              Carrying   Average Carrying  Average Carrying  Average Carrying  Average  Carrying  Average  Market
                                Value     Yield   Value     Yield   Value     Yield   Value     Yield     Value    Yield    Value
                              -------     -----  -------   ------- -------   ------- -------   -------   -------  ------   ------
                                                                (Dollars in Thousands)
Investment Securities:
  U.S. Government
    Securities ...........   $    500      5.13% $   167   9.38%   $   746    9.73%   $   662    9.43% $  2,075    8.41% $  2,075
  U. S. Agency Securities         920      5.19    4,001   6.51         --      --      2,500    7.07     7,421    6.26     7,421
  Municipal Securities ...         --        --       --     --         --      --      4,704    5.25     4,704    5.25     4,704
  Equity Securities(1) ...         26      4.56       --     --         --      --         --      --        26    4.56        26
                             --------      ----  -------   ----    -------    ----     ------    ----    ------    ----   -------
    Total Investment
      Securities .........      1,446      5.16    4,168   6.62        746    9.73      7,866    6.18    14,226    6.39    14,226
Mortgage-backed Securities         --        --   10,206   6.82     25,581    7.72     62,686    8.39    98,473    8.06    98,632
                             --------      ----  -------   ----    -------    ----     ------    ----   -------    ----   -------
    Total Investments ....   $  1,446      5.16% $14,374   6.77%   $26,327    7.78%   $70,552    8.14% $112,699    7.85% $112,858
                             ========      ====  =======   ====    =======    ====     ======    ====   =======    ====   =======

---------------
(1) Equity securities consist of 400 shares of Federal National Mortgage Association common stock (requirement of being a Seller-Servicer).

Sources of Funds

         General. Deposits are the major source of the Bank's funds for lending and other investment purposes. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. In addition to deposits and borrowings, the Bank derives funds from loan and mortgage-backed securities principal repayments, and proceeds from the sale of mortgage-backed securities and investment securities. Loan and mortgage-backed securities payments are a relatively stable source of funds, while deposit inflows are significantly influenced by general interest rates and money market conditions. They also may be used on a longer-term basis for interest rate risk management and general business purposes.

         Deposits. The Bank offers a variety of deposit accounts, although a majority of deposits are in fixed-term, market-rate certificate accounts. Deposit account terms vary, primarily as to the required minimum balance amount, the amount of time that the funds must remain on deposit and the applicable interest rate.

         The Bank's current deposit products include certificates of deposit accounts ranging in terms from 91 days to five years as well as passbook, statement, NOW, and money market accounts. Included in these are individual retirement accounts (IRAs). The Bank does not negotiate its interest rates on any of its certificates of deposit.

         Deposits are obtained primarily from residents in northwestern Bergen County, New Jersey. The Bank attracts deposit accounts by offering outstanding service, competitive interest rates, and convenient locations and service hours. The Bank uses traditional methods of advertising to attract new customers and deposits, including radio, cable television, direct mail and print media advertising. The Bank does not utilize the services of deposit brokers and management believes that an insignificant number of deposit accounts are held by non-residents of New Jersey.

         The Bank pays interest on its deposits which are competitive in its market. Interest rates on deposits are set weekly by senior management, based upon a number of factors, including: (1) the previous week's deposit flow; (2) a current survey of a selected group of competitors' rates for similar products;
(3) external data which may influence interest rates; (4) investment opportunities and loan demand; and (5) scheduled maturities.

         Because of the large percentage of certificates of deposit in the deposit portfolio (75.8% at June 30, 1998), the Bank's liquidity could be reduced if a significant amount of certificates of deposit, maturing within a short period of time, were not renewed. Most certificates of deposit remain with the Bank after they mature and the Bank believes that this will continue. However, the need to retain these time deposits could result in an increase in the Bank's cost of funds.

Deposit Portfolio

         Deposits in the Bank as of June 30, 1998, were represented by various types of savings programs described below.

                                                                                  Balances            Percentage
                                                             Interest               as of              of Total
Category                              Term                    Rate(1)           June 30, 1998          Deposits
--------                                                      -------           -------------          --------
                                                                               (In thousands)

Traditional(2)                        None                    3.21%                 29,126              14.67%
NOW Accounts(3)                       None                    2.28                  15,165               7.64
Money Market Accounts                 None                    2.98                   3,807               1.92

Certificates of Deposit:
  Fixed Term, Fixed Rate              3 months                4.41                   5,807               2.92
  Fixed Term, Fixed Rate              6 months                5.07                  18,412               9.27
  Fixed Term, Fixed Rate              7 months                5.75                      17               0.01
  Fixed Term, Fixed Rate              8 months                5.56                     220               0.11
  Fixed Term, Fixed Rate              9 months                5.51                   6,004               3.02
  Fixed Term, Fixed Rate              12 months               5.28                  21,506              10.83
  Fixed Term, Fixed Rate              13 months               5.79                   1,831               0.92
  Fixed Term, Fixed Rate              18 months               5.81                  32,914              16.57
  Fixed Term, Fixed Rate              24 months               5.84                  26,655              13.42
  Fixed Term, Fixed Rate              30 months               5.89                  13,365               6.73
  Fixed Term, Fixed Rate              36 months               5.69                     153               0.08
  Fixed Term, Fixed Rate              60 months               5.67                   6,320               3.18
  Fixed Term, Fixed Rate              120 months              6.44                   2,473               1.25
  Jumbo Certificates(4)                                                             14,827               7.46
                                                                                   -------            -------
     Total Certificates of Deposit                                                 150,504              75.77
                                                                                   -------             ------
                                      Total                                        198,602             100.00%
                                                                                   =======             ======

--------------
(1)  Weighted average interest rates as of June 30, 1998.
(2) Consists of passbook accounts, statement savings accounts and childrens' accounts (the Moola Moola program).
(3) Weighted average interest rate based upon interest bearing NOW accounts only.
(4) Interest rate and term for jumbo certificates (certificates with a balance of $100,000 or more) may vary depending on the term of certificate of deposits offered.

Time Deposits by Rate

         The following table sets forth the time deposits in the Bank classified by interest rate as of the dates indicated.

                                                      At June 30,                             At December 31,
                                                  ------------------   -------------------------------------------------------
                                                         1998                1997                 1996                1995
                                                  ------------------   -----------------   ------------------   --------------
                                                                                  (In thousands)
Interest Rate
  2.01-4.00%...................................       $      1            $      1             $     --            $     --
  4.01-6.00%...................................        125,575             126,204              122,799              83,651
  6.01-8.00%...................................         24,928              24,596               11,975              30,493
                                                       -------             -------              -------             -------
  Total........................................       $150,504            $150,801             $134,774            $114,144
                                                       =======             =======              =======             =======


Time Deposits Maturity Schedule

         The following table sets forth the amount and maturities of time deposits at June 30, 1998.

                                                                                     Amount Due
                                    ------------------------------------------------------------------------------------------------
                                            After
                                        December 31,          December 31,          December 31,          December 31,
Interest Rate                               1998                  1999                  2000                  2001          Total
-------------                       --------------------   -------------------   -------------------   --------------- -------------
                                                                                   (In thousands)

  2.01-4.00%......................       $     -               $     -               $     1                $    -        $      1
  4.01-6.00%......................        47,218                70,108                 6,483                 1,766         125,575
  6.01-8.00%......................            14                15,520                 6,283                 3,111          24,928
                                          ------                ------                ------                 -----         -------
  Total...........................       $47,232               $85,628               $12,767                $4,877        $150,504
                                          ======                ======                ======                 =====         =======

Jumbo Certificates of Deposit

         The following table shows the amount of the Bank's certificates of deposit of $100,000 or more by time remaining until maturity as of June 30, 1998.

                                                                   Certificates
Maturity Period                                                     of Deposits
---------------                                                     -----------
                                                                 (In thousands)
Within three months...................................                  $ 3,018
Three through six months..............................                    2,039
Six through twelve months.............................                    6,320
Over twelve months....................................                    3,450
                                                                         ------
                                                                        $14,827
                                                                        =======



         Savings Deposit Activity. The following table sets forth the savings activities of the Bank for the periods indicated:

                               Six Months Ended
                                  June 30,         Years Ended December 31,
                             ------------------  ----------------------------
                                1998      1997      1997     1996      1995
                                ----      ----      ----     ----      ----
                                               (In thousands)
Net increase (decrease)
  before interest credited   $   (61)   $11,145   $14,402   $15,931   $20,306
Interest credited ........     4,774      4,262     8,936     7,603     6,518
                             -------    -------   -------   -------   -------
Net increase in savings
  deposits ...............   $ 4,713    $15,407   $23,338   $23,534   $26,824
                             =======    =======   =======   =======   =======



         Borrowings. Deposits are the primary source of funds of the Bank's lending and investment activities and for its general business purposes. The Bank, as the need arises, relies upon advances from the FHLB NY to supplement its supply of lendable funds and to meet deposit withdrawal requirements. Advances from the FHLB NY are typically secured by the Bank's stock in the FHLB and a portion of the Bank's residential mortgage loans and may be secured by other assets (principally securities which are obligations of or guaranteed by the U.S. Government). The Bank funds loan demand and investment opportunities out of current loan and mortgage-backed securities repayments, investment maturities and new deposits. However, the Bank has utilized FHLB advances to supplement these sources and as a match against certain assets in order to better manage interest rate risk.

         The following table sets forth information concerning FHLB advances during the periods indicated (includes both short- and long-term advances).

                                           At or For the
                                          Six Months Ended           At or For the Years
                                               June 30,              Ended December 31,
                                          ------------------    -----------------------------
                                           1998       1997       1997       1996       1995
                                          -------    -------    -------    -------    -------
                                                        (Dollars in thousands)
FHLB advances:
Average balance outstanding ............. $18,009    $25,995    $22,012    $32,210    $13,833

Maximum amount outstanding
    at any month-end during
    the period ..........................  25,436     28,400     28,400     38,972     17,829

Balance outstanding at
  end of period .........................  25,432     19,181     16,282     28,400     16,012

Weighted average interest
    rate during the period ..............    5.77%      5.83%      5.93%      5.81%      6.37%
Weighted average
    interest rate at
    the end of the period ...............    5.63%      5.89%      6.00%      5.86%      6.11%


Subsidiary Activity

         The Bank is permitted to invest its assets in the capital stock of, or originate secured or unsecured loans to, subsidiary corporations. The Bank does not have any subsidiaries.

Personnel

         As of June 30, 1998, the Bank had 28 full-time employees and 13 part-time employees. The employees are not represented by a collective bargaining unit. The Bank believes its relationship with its employees to be satisfactory.

Competition

         The Bank faces strong competition in its attraction of deposits, which are its primary source of funds for lending, and in the origination of real estate and consumer loans. The Bank's competition for deposits and loans historically has come from other savings institutions and commercial banks located in the Bank's market area. The Bank also competes with mortgage banking companies for real estate loans, and commercial banks and savings institutions for consumer loans; and faces competition for investor funds from short-term money market securities and corporate and government securities. The Bank's primary market area is northwestern Bergen County, New Jersey.

         The Bank competes for loans by charging competitive interest rates and loan fees, and emphasizing outstanding service for its customers. The Bank offers consumer banking services such as passbook and NOW accounts, certificates of deposit, retirement accounts, consumer and mortgage loans and provides drive-up facilities, automated teller machines and overdraft protection. The emphasis on outstanding service differentiates the Bank in its competition for deposits. The Bank offers overall market rates on deposits. Although the bank is ranked first in deposit share in its primary market area, many of the competitors of the Bank offer a much broader array of services and products.

Properties and Equipment

         The Bank's executive offices are located at 531 North Maple Avenue in Ridgewood, New Jersey. The Bank conducts its business through three offices, which are located in Ridgewood and Mahwah, New Jersey. The following table sets forth the location of each of the Bank's offices, the year the office was acquired and the net book value of each office.

                                                                   Net Book
                               Year Facility                      Value as of
                                 Opened or      Leased or          June 30,
Office Location                  Acquired         Owned              1998
---------------                  ---------       -------            ------

Broad Street Office
  55 North Broad Street
  Ridgewood, NJ 07450              1964          Leased              $292,000

Mahwah Office
  6 East Ramapo Avenue
  Mahwah, NJ 07430                 1995          Leased               246,000

Maple Avenue Office
  531 North Maple Avenue
  Ridgewood, NJ 07450              1995           Owned             1,101,000
                                                                    ---------

TOTAL                                                              $1,639,000
                                                                   ==========


         The Broad Street office lease is dated April 6, 1975 with a term of thirty years. The Mahwah office lease has a term of twelve years. Each lease has a renewal option.

         As of June 30, 1998, the net book value of land, buildings, furniture, and equipment owned by the Bank, less accumulated depreciation, totalled $2.2 million.

Legal Proceedings

         The Bank, from time to time, is a party to routine litigation, which arises in the normal course of business, such as claims to enforce liens, condemnation proceedings on properties in which the Bank holds security interests, claims involving the making and servicing of real property loans, and other issues incident to the business of the Bank. There were no lawsuits pending or known to be contemplated against the Bank at June 30, 1998 that would have a material effect on our operations or income.

                                   REGULATION

         Set forth below is a brief description of certain laws which relate to us. The description is not complete and is qualified in its entirety by reference to applicable laws and regulations.

Regulation of the Bank

         General. As a New Jersey chartered savings bank insured by the Savings Association Insurance Fund (the "SAIF"), the Bank is subject to extensive regulation and examination by the New Jersey Department of Banking and Insurance (the "Department"), the FDIC, which insures its deposits to the maximum extent permitted by law, and to a much less or extent, by the Federal Reserve. The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, the reserves required to be kept against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. The laws and regulations governing the Bank generally have been promulgated to protect depositors and not for the purpose of protecting stockholders. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such regulation, whether by the Department, the FDIC or the United States Congress could have a material adverse impact on the Company, the Bank and their operations.

         New Jersey Savings Bank Law. The New Jersey Banking Act of 1948 ("Banking Code") contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, and employees, as well as corporate powers, savings and investment operations and other aspects of the Bank and its affairs. The Banking Code delegates extensive rule-making power and administrative discretion to the Department so that the supervision and regulation of state chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

         One of the purposes of the Banking Code is to provide savings banks with the opportunity to be fully competitive with each other and with other financial institutions existing under other state, federal and foreign laws. To this end, the Banking Code provides state-chartered savings banks with all of the powers enjoyed by federal savings and loan associations, subject to regulation by the Department. Federal law, however, prohibits state chartered institutions from making new investments, loans, or becoming involved in activities as principal and equity investments which are not permitted for national banks unless (1) the FDIC determines the activity or investment does not pose a significant risk of loss to the appropriate deposit insurance fund and (2) the savings bank meets the fully phased-in capital requirements. Accordingly, the ability of the Banking Code to provide additional operating authority to the Bank is limited by federal law.

         The Department generally examines the Bank not less frequently than every two years. The Department may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Department has ordered the activity to be terminated, to show cause at a hearing before the Department why such person should not be removed.

         Insurance of Deposit Accounts. The deposit accounts held by the Bank are insured by the SAIF to a maximum of $100,000 for each insured member (as defined by law and regulation). Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC or the institution's primary regulator.

         As a member of the SAIF, the Bank paid an insurance premium to the FDIC equal to a minimum of 0.23% of its total deposits. The FDIC also maintains another insurance fund, the Bank Insurance Fund ("BIF"), which primarily insures commercial bank deposits. In 1996, the annual insurance premium for most BIF members was lowered to $2,000. The lower insurance premiums for BIF members placed SAIF members at a competitive disadvantage to BIF members.

         Effective September 30, 1996, federal law was revised to mandate a one-time special assessment on SAIF members such as the Bank of approximately 0.657% of deposits held on March 31, 1995. Beginning January 1, 1997, the deposit insurance assessment for most SAIF members was reduced to 0.064% of deposits on an annual basis through the end of 1999. During this same period, BIF members will be assessed approximately 0.013% of deposits. After 1999, assessments for BIF and SAIF members should be the same. It is expected that these continuing assessments for both SAIF and BIF members will be used to repay outstanding Financing Corporation bond obligations. As a result of these changes, beginning January 1, 1997, the rate of deposit insurance assessed the Bank declined by approximately 70%.

         Regulatory Capital Requirements. Under FDIC regulations, the Bank is required to maintain minimum leverage capital (a ratio of Tier 1 capital to total risk-weighted assets) of 4%. For institutions other than those most highly rated by the FDIC, additional capital of at least 100 to 200 basis points is required. Tier 1 capital is the sum of common stockholders' equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less certain intangible assets, deferred tax assets, certain identified losses and certain investments in securities subsidiaries. As a SAIF-insured, state-chartered savings bank, the Bank must currently also deduct from Tier 1 capital an amount equal to its investments in, and extensions of credit to, subsidiaries engaged in certain activities not permissible for national banks.

         In addition to the leverage ratio, the Bank must maintain a ratio of qualifying total capital to risk- weighted assets of at least 8.0%, of which at least four percentage points must be Tier 1 capital. Qualifying total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and preferred stock with a maturity of over 20 years and certain other capital instruments. The includable amount of Tier 2 capital cannot exceed the institution's Tier 1 capital. Qualifying total capital is further reduced by the amount of the bank's investments in banking and finance subsidiaries that are not consolidated for regulatory capital purposes, reciprocal cross-holdings of capital securities issued by other banks and certain other deductions. Under the FDIC's risk-weighted system, all of a bank's balance sheet assets and the credit equivalent amounts of certain off-balance sheet items are assigned to risk weight categories. The aggregate dollar amount of each category is multiplied by the risk weight assigned to that category. The sum of these weighted values equals the bank's risk-weighted assets.

         Pursuant to New Jersey banking law the minimum leverage capital for a depository institution is a ratio of Tier 1 capital to total risk-weighted assets of four percent. However, the Department may require a higher ratio for a particular depository institution.

         New Jersey banking law requires that a depository institution maintain qualifying capital of at least eight percent of its risk weighted assets. At least four percent of this qualifying capital shall be in the form of Tier 1 capital. For purposes of New Jersey banking law, risk weighted assets, Tier 1 capital, and total assets are defined in the same manner as in the FDIC regulations.

         The Bank was in  compliance  in both  the FDIC and New  Jersey  capital
requirements   at  June  30,  1998.  See   "Historical  and  Pro  Forma  Capital
Compliance."

         Regulatory Capital Distributions. Following the reorganization, earnings of the Bank appropriated to bad debt reserves and deducted for federal income tax purposes will not be available for payment of cash dividends or other distributions to stockholders without payment of taxes at the then current tax rate by the Bank on the amount of earnings removed from the reserves for such distributions.

         Dividends payable by the Bank to the Company and dividends payable by the Company to stockholders will be subject to various additional limitations imposed by federal and state laws, regulations and policies adopted by federal and state regulatory agencies. The Bank will be required by federal law to obtain FDIC approval for the payment of dividends if the total of all dividends declared by the Bank in any year exceed the total of the Bank's net profits (as defined) for that year and the retained net profits (as defined) for the preceding two years, less any required transfers to surplus. Under New Jersey law, the Bank may not pay dividends unless, following payment, the capital stock of the Bank would be unimpaired and (a) the Bank will have a surplus of not less than 50% of its capital stock, or, if not, (b) the payment of such dividends will not reduce the surplus of the Bank.

         Under applicable regulations, the Bank would be prohibited from making any capital distributions if, after making the distribution, the Bank would have: (i) a total risk-based capital ratio of less than 8.0%; (ii) a Tier 1 risk-based capital ratio of less than 4.0%; or (iii) a leverage ratio of less than 4.0%, unless a higher ratio is required by the Department.

         The Bank was in compliance with both the FDIC and New Jersey capital distribution requirements at June 30, 1998. See "Historical and Pro Forma Capital Compliance."

         Qualified Thrift Lender Test. The Bank must maintain an appropriate level of certain investments ("Qualified Thrift Investments") and otherwise qualify as a "Qualified Thrift Lender" ("QTL"), in order to continue to enjoy full borrowing privileges from the FHLB NY. The required percentage of Qualified Thrift Investments is 65% of portfolio assets. In addition, savings banks may include shares of stock of the Federal Home Loan Banks, FNMA and FHLMC as qualifying QTL assets. Compliance with the QTL test is measured on a monthly basis in nine out of every 12 months. As of June 30, 1998, the Bank was in compliance with its QTL requirement.

         Transactions With Affiliates. Generally, restrictions on transactions with affiliates require that transactions between the Bank and its affiliates be on terms as favorable to the Bank as transactions with non-affiliates. In addition, certain of these transactions are restricted to a percentage of the Bank's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the Bank. Within certain limits, affiliates are permitted to receive more favorable loan terms than non-affiliates.

         Federal Home Loan Bank System. The Bank is a member of the FHLB NY, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by its members and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate related collateral to 30% of a member's capital and limiting total advances to a member.

         As a member, we are required to purchase and maintain stock in the FHLB NY in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year.

         The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment in low and moderate income housing projects.

         Federal Reserve System. The Federal Reserve requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time deposits. At June 30, 1998, the Bank met its reserve requirements.

Regulation of the Company

         General. As a bank holding company, we will be subject to regulation and supervision by the Board of Governors of the Federal Reserve System and by the Department. This regulation is generally intended to ensure that the Company limits its activities to those allowed by law and that it operates in a safe and sound manner without endangering the financial health of its subsidiary bank.

         Federal Law and Other Limitations. A bank holding company may not acquire direct or indirect ownership or control of more than 5% of the voting shares of any bank, or increase its ownership or control of any bank, without prior approval of the Federal Reserve. In determining whether to authorize a bank holding company (or a company that will become a bank holding company) to acquire control of a bank, the Federal Reserve takes into consideration the financial and managerial resources of the bank holding company, as well as those of the bank to be acquired, and considers whether the acquisition is likely to have anti-competitive effects or other adverse effects. A bank holding company may not acquire any bank located outside of the state in which the operations of the existing bank subsidiaries of the bank holding company are principally conducted unless specifically authorized by applicable state law. No federal approval is required, however, for a bank holding company already owning or controlling 50% or more of the voting shares of a bank to acquire additional shares of that bank.

         Federal law also prohibits a bank holding company, with certain exceptions, from acquiring more than 5% of the voting shares of any company that is not a bank and from engaging in any business other than banking or managing or controlling banks. The Federal Reserve is authorized to approve the ownership of shares by a bank holding company in any company, the activities of which the Federal Reserve has determined to be so closely related to banking or to managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve is required to weigh expected benefits to the public, such as greater convenience, increased competition or gains in efficiency, against the possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

         The Federal Reserve has determined that certain activities are closely related to banking. These activities include those of operating a mortgage company, a finance company, a credit card company, a factoring company, a trust company or a savings association; performing certain data processing operations; providing limited securities brokerage services; acting as an investment or financial advisor; leasing personal property on a full-payout (and, to a limited extent, less than full-payout), non-operating basis; providing tax planning and preparation services; operating a collection agency; and providing certain courier services. The Federal Reserve also has determined that certain other activities, including real estate brokerage and syndication, land development, property management and underwriting of life insurance not related to credit transactions, are not proper activities for banks.

         Regulatory Capital Requirements. The Federal Reserve has adopted capital adequacy guidelines pursuant to which it assesses the adequacy of capital in examining and supervising a bank holding company and in analyzing applications. The Federal Reserve capital adequacy guidelines are similar to those imposed on the Bank by the FDIC. See "Regulation of the Bank - Regulatory Capital Requirements."

         Commitments to Affiliated Depository Institutions. Under Federal Reserve policy, the Company will be expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances when it might not do so absent such policy. The enforceability and precise scope of this policy is unclear. However, should the Bank require the support of additional capital resources, it is expected that the Company will be required to respond with any such resources available to it.

         Restrictions Applicable to New Jersey-Chartered Mutual Holding Companies. The Department is authorized to approve the reorganization of a state chartered savings bank to a mutual savings bank holding company. The general powers of a mutual savings bank holding company are similar to the authorized powers of New Jersey corporations, subject to the interpretation of the Department.

                                    TAXATION

Federal Taxation

         Savings institutions are subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations. Prior to certain changes to the Code in 1996, thrift institutions enjoyed a tax advantage over banks with respect to determining additions to its bad debt reserves. All thrift institutions, prior to 1996, were generally allowed a deduction for additions to a reserve for bad debts. In contrast, only "small banks" (the average adjusted bases of all assets of such institution equals $500 million or less) were allowed a similar deduction for additions to their bad debt reserves. In addition, while small banks were only allowed to use the experience method in determining their annual addition to a bad debt reserve, all thrift institutions generally enjoyed a choice between (i) the percentage of taxable income method and, (ii) the experience method, for determining the annual addition to their bad debt reserve. This choice of methods provided a distinct advantage to thrift institutions that continually experienced little or no losses from bad debts, over small banks in a similar situation, because thrift institutions in comparison to small banks were generally allowed a greater tax deduction by using the percentage of taxable income method (rather than the experience method) to determine their deductible addition to their bad debt reserves.

         The Code was revised in August 1996 to equalize the taxation of thrift institutions and banks, effective for taxable years beginning after 1995. All thrift institutions are now subject to the same provisions as banks with respect to deductions for bad debt. Now only thrift institutions that are treated as small banks under the Code may continue to account for bad debts under the reserve method; however such institutions may only use the experience method for determining additions to their bad debt reserve. Thrift institutions that are not treated as small banks may no longer use the reserve method to account for their bad debts but must now use the specific charge-off method.

         The revisions to the Code in 1996 also provided that all thrift institutions must generally recapture any "applicable excess reserves" into their taxable income, over a six year period beginning in 1996; however, such recapture may be delayed up to two years if a thrift institution meets a residential-lending test. Generally, a thrift institution's applicable excess reserves equals the excess of (i) the balance of its bad debt reserves as of the close of its taxable year beginning before January 1, 1996, over (ii) the balance of such reserves as of the close of its last taxable year beginning before January 1, 1988 ("pre- 1988 reserves"). The Bank will be required to recapture $1.2 million of applicable excess reserve.

         In addition, all thrift institutions must continue to keep track of their pre-1988 reserves because this amount remains subject to recapture in the future under the Code. A thrift institution such as the Bank, would generally be required to recapture into its taxable income its pre-1988 reserves in the case of certain excess distributions to, and redemptions of the Bank's shareholders. For taxable years after 1995, the Bank will continue to account for its bad debts under the reserve method. The balance of the Bank's pre-1988 reserves equaled $3.1 million.


         The Company may exclude from its income 100% of dividends received from the Bank as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group.

         The Bank's federal income tax returns for the last five tax years have not been audited by the IRS.

State Taxation

         The Bank files New Jersey income tax returns. For New Jersey income tax purposes, savings institutions are presently taxed at a rate of 3% of income, which is calculated based on federal taxable income, subject to certain adjustments.

         The Bank's state tax returns have not been audited for the past five years.

                                   MANAGEMENT

Directors and Executive Officers

         Our board of directors is composed of nine members each of whom serves for a term of three years, with approximately one-third of the directors elected each year. Our proposed certificate of incorporation and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Our officers are elected annually by our board and serve at the board's discretion. These same provisions apply to the Bank and mutual holding company, which will have the same directors and executive officers that we have.

         The following table sets forth information with respect to our directors and executive officers, all of whom will continue to serve in the same capacities after the reorganization.

                                        Age at                                                                   Current
                                     December 31,                                            Director             Term
           Directors                     1997                       Position                   Since           Expires(1)
-------------------------------   -------------------   --------------------------------   -------------       ----------
Susan E. Naruk                            44            Director, President and                1991               2000
                                                        Chief Executive Officer
Nelson Fiordalisi                         50            Director, Executive Vice               1987               1999
                                                        President and Chief
                                                        Operating Officer
Michael W. Azzara                         50            Director                               1989               2000
Jerome Goodman                            61            Director                               1989               2000
Bernard J. Hoogland                       54            Director                               1992               1999
John Kandravy                             62            Director                               1995               1999
Robert S. Monteith                        73            Director                               1981               2001
John J. Repetto                           73            Director                               1975               2001
Paul W. Thornwall                         57            Director                               1995               2001
John Scognamiglio                         42            Senior Vice President and               N/A                N/A
                                                        Chief Financial Officer
Jean M. Miller                            51            Senior Vice President and               N/A                N/A
                                                        Chief Lending Officer


-------------------
(1) The terms for directors of the Company and the MHC are the same as those of Ridgewood Savings Bank of New Jersey.


         The business experience for the past five years of each of the directors and executive officers is as follows:

         Michael W. Azzara has been a member of the Board since 1989. Mr. Azzara is the President of The Valley Hospital and the Valley Health System, Inc., both in Ridgewood, New Jersey. He is also a member of the board of directors of Princeton Insurance Co. and Health Care Insurance Co.

         Nelson Fiordalisi has been a member of the Board since 1987 and employed by the Bank since 1986. Mr. Fiordalisi is the Executive Vice President and Chief Operating Officer of the Bank. He is a trustee, past president and co-founder of the Ho-Ho-Kus Education Foundation, a member of the Ho- Ho-Kus 300th Anniversary Committee, the Ho-Ho-Kus Chamber of Commerce, and the Financial Managers Society.

         Jerome Goodman has been a member of the Board since 1989. Mr. Goodman is a Certified Public Accountant and a Partner of Flackman, Goodman & Potter PA in Ridgewood, New Jersey.

         Bernard J. Hoogland has been a member of the Board since 1992. Mr. Hoogland is the Vice President of Ridgewood Associates, a securities firm in Paramus, New Jersey.

         John Kandravy has been a member of the Board since 1995. Mr. Kandravy is an attorney and a Partner of Shanley & Fisher, P.C. in Morristown, New Jersey. He is a trustee and a Vice Chairman of The Valley Hospital, a trustee of Valley Health System, Inc., and The Forum School, trustee and the President of The Forum School Foundation, and a trustee of Children's Aid and Family Services, Inc.

         Robert S. Monteith has been a member of the Board of Directors since 1981. Mr. Monteith is the past President of the Bank and is now retired. He is a member of the board of associates of Sacred Heart Hospital, Allentown, Pennsylvania.

         Susan E. Naruk has been a member of the Board of Directors since 1991. Ms. Naruk has been the President and Chief Executive Officer of the Bank since 1991. Previously, she was a senior vice president with Warwick Savings Bank. Ms. Naruk began her banking career as a lending officer in the national banking group of Citibank, N.A. and served as a vice president and team leader in corporate banking for Chase Manhattan Bank, N.A. She is a member of the board of directors of the YWCA of Bergen County, a trustee and the First Vice President of the Western Bergen Mental Health Care, a trustee of the Bankers Cooperative Group and a member of the board of governors of the New Jersey League of Community and Savings Bankers. She is a past President of the Northern New Jersey Savings League.

         John J. Repetto has been a member of the Board of Directors since 1975. Mr. Repetto is the Real Estate Manager for Marron Enterprises in Ho-Ho-Kus, New Jersey.

         Paul W. Thornwall has been a member of the Board of Directors since 1995. Mr. Thornwall is an attorney and owner of the Thornwall Law Firm in Glen Rock, New Jersey. He is the past president of the Ridgewood Rotary Club.

         John Scognamiglio is a Senior Vice President and the Chief Financial Officer of the Bank, where he has been employed since 1992. Mr. Scognamiglio is a member of St. Mary's Parish Council and the Financial Managers Society.

         Jean M. Miller is a Senior Vice President and the Chief Lending Officer of the Bank, where she has been employed since 1992. Ms. Miller is a member of the International Credit Council and the Ridgewood Chamber of Commerce.

Meetings and Committees of the Board of Directors

         The board of directors conducts its business through meetings of the board and through activities of its committees. During the year ended December 31, 1997, the board of directors held 12 regular meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such director served during the year ended December 31, 1997. The Bank has standing Nominating, Audit and Personnel (Compensation) Committees, as well as other standing committees such as the Strategic Planning, Year 2000 Compliance, Executive, and Asset Liability Committees.

         The Nominating Committee of the Bank consists of Directors Monteith, Naruk, Repetto and Thornwall. The Committee presents its recommendations of nominees for Directors to the full Board for nomination. The Committee met once during the year ended December 31, 1997.

         The Audit Committee of the Bank consists of Directors Goodman, Monteith and Thornwall. The Audit Committee meets at least semi-annually and meets with the Bank's independent certified public accountants to review the results of the annual audit and other related matters. The Audit Committee met four times during the year ended December 31, 1997

         The Personnel (Compensation) Committee of the Bank consists of Directors Azzara, Hoogland, Naruk and Thornwall. The Committee meets at least annually to review the performance and remuneration of the officers and employees of the Bank. The Committee met three times during the year ended December 31, 1997.

Director Compensation

         During 1997 each non-management director was paid a fee of $1,250 for each Board meeting attended and each Director Emeritus was paid $500 per Board meeting attended. In 1998, the non-management director fees were increased to $1,350 for each Board meeting attended. Each non-management director member of the Loan Review Committee and the Property Inspection Committee was paid $50 per respective Committee meeting attended. Directors are not paid a fee for attending any other committee meetings nor will they be paid a fee for attending the Company Board meetings. The total fees paid to the directors for the year ended December 31, 1997 were approximately $182,000 consisting of $141,000 in Board fees, $33,000 in Life/Health Insurance (including $6,000 for former President Schletzer) and $8,000 to the Loan Committee.

         Directors  Consultant  and  Retirement  Plan ("DRP").  The DRP provides
retirement  benefits  to  directors  following   retirement  after  age  60  and
completion of at least 10 years of service. If a director agrees to become a consulting director to our board upon retirement, he or she will receive a monthly payment equal to between 50% and 80% of the Board fee in effect at the date of retirement for a period of 120 months; such level of benefits is based upon years of prior service as of the retirement date (i.e., 50% with 10-15 years, 60% with up to 20 years, 70% with up to 25 years and 80% with more than 25 years of service). Benefits under our DRP will begin upon a director's retirement. In the event there is a change in control, all directors will be presumed to have not less than 10 years of service and each director will receive a lump sum payment equal to the present value of future benefits payable.

Executive Compensation

         Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our chief executive officer, chief operating officer and chief financial officer for the three years ended December 31, 1997.


                                                                       Annual Compensation
                                                      ---------------------------------------------------
                                                                                           Other Annual            All other
                                                                                           Compensation          Compensation
Name and Principal Position            Year            Salary           Bonus                   (1)                   (2)
---------------------------            ----            ------           -----              ------------          -------------

Susan E. Naruk, President              1997            $155,000         $25,000             $    --                $3,661
and Chief Executive Officer            1996             125,000          20,000                  --                 2,946
                                       1995             115,000          16,000                  --                 2,626

Nelson Fiordalisi, Executive           1997             108,450          15,000                  --                 2,501
Vice President and Chief               1996              93,000          12,000                  --                 2,116
Operating Officer                      1995              90,000          11,000                  --                 2,028

John Scognamiglio, Senior              1997              88,000          13,000                  --                 2,029
Vice President and Chief               1996              82,700          11,000                  --                 1,883
Financial Officer                      1995              80,000           9,100                  --                 1,784


--------------------
(1) The Bank provides an automobile and group term life for certain officers. The value of these benefits do not exceed the lesser of $50,000 or 10% of total salary and bonus.
(2) Consists of company contributions and matching contributions under the 401(k) plan. Additionally, the individual participates in a defined benefit pension plan whereby a benefit of up to 33-1/3% of final average earnings is payable at age 65 with 10 or more years of service. Also, each individual participates in the SERP Plan. See "--Supplemental Executive Retirement Plan".

         Employment Agreements. We have entered into an employment agreement with our President, Ms. Susan E. Naruk. Ms. Naruk's base salary under the employment agreement is $157,500. The employment agreement has a term of three years. The agreement is terminable by us for "just cause" as defined in the agreement. If we terminate Ms. Naruk without just cause, Ms. Naruk will be entitled to a continuation of her salary from the date of termination through the remaining term of the agreement. The employment agreement contains a provision stating that in the event of the termination of employment in connection with any change in control of us, Ms. Naruk will be paid a lump sum amount equal to 2.999 times her five year average annual taxable cash compensation. If a payment had been made under the agreement as of December 31, 1997, the payment would have equaled approximately $418,000. The aggregate payment that would have been made to Ms. Naruk would be an expense to us, thereby reducing our net income and our capital by that amount. The agreement may be renewed annually by our board of directors upon a determination of satisfactory performance within the board's sole discretion. If Ms. Naruk shall become disabled during the term of the agreement, she shall continue to receive payment of 100% of the base salary for a period of 6 months and 50% of such base salary for an additional six months. Such payments shall be reduced by any other benefit payments made under other disability programs in effect for our employees. Similar agreements have been implemented for our other senior officers including Mr. Nelson Fiordalisi, Executive Vice President and Mr. John Scognamiglio, Senior Vice President. Payment to each such individual upon a change in control is limited to 200% of the average annual compensation over the prior 36 month taxable compensation period. As of December 31, 1997, payment to Mr. Fiordalisi and to Mr. Scognamiglio would have been $221,000 and $188,000, respectively, had there been a change in control as of that date.

         Supplemental Executive Retirement Plan. We have implemented a supplemental executive retirement plan ("SERP") for the benefit of our senior officers, including Susan E. Naruk, Nelson Fiordalisi and John Scognamiglio. The SERP provides that the participant may receive additional retirement income in addition to benefits payable under the Bank's defined benefit pension plan.
Benefits under the SERP are calculated as 60% of final average earnings upon retirement at age 65, reduced by benefits payable under the Bank's defined benefit pension plan and Social Security benefits. Benefits payable prior to age 65 will be reduced by 1% per month of early retirement. Upon a termination of employment following a change in control, the participant will be presumed to have attained not less than the minimum retirement age under the SERP. Payments under the SERP will be accrued for financial reporting purposes during the period of employment of the participant. At June 30, 1998, approximately $12,000 has been accrued and recognized as an expense. The SERP shall be unfunded. All benefits payable under the SERP will be paid from our current assets. There are no tax consequences to either the participant or us related to the SERP prior to payment of benefits. Upon receipt of payment of benefits, the participant will recognize taxable ordinary income in the amount of such payments received and we will be entitled to recognize a tax-deductible compensation expense at that time.

          Employee Stock Ownership Plan. We have established an employee stock ownership plan, the ESOP, for the exclusive benefit of participating employees of ours, to be implemented upon the completion of the reorganization. Participating employees are employees who have completed one year of service with us or our subsidiary and have attained the age of 21. An application for a letter of determination as to the tax-qualified status of the ESOP will be submitted to the IRS. Although no assurances can be given, we expect that the ESOP will receive a favorable letter of determination from the IRS.

         The ESOP is to be funded by contributions made by us in cash or common stock. Benefits may be paid either in shares of the common stock or in cash. In accordance with the plan, the ESOP may borrow funds with which to acquire up to 8% of the common stock to be issued in the offering. The ESOP intends to borrow funds from the Company. The loan is expected to be for a term of ten years at an annual interest rate equal to the prime rate as published in The Wall Street Journal. Presently it is anticipated that the ESOP will purchase up to 8% of the common stock to be issued in the offering (i.e., 97,760 shares, based on the midpoint of the offering range). The loan will be secured by the shares purchased and earnings of ESOP assets. Shares purchased with such loan proceeds will be held in a suspense account for allocation among participants as the loan is repaid. It is anticipated that all such contributions will be tax-deductible. This loan is expected to be fully repaid in approximately 10 years.

         Shares sold above the maximum of the offering range (i.e., more than 1,405,300 shares) may be sold to the ESOP before satisfying remaining unfilled orders of Eligible Account Holders to fill the ESOP's subscription or the ESOP may purchase some or all of the shares covered by its subscription after the offering in the open market.

         Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of total compensation. All participants must be employed at least 1,000 hours in a plan year, or have terminated employment following death, disability or retirement, in order to receive an allocation. Participant benefits become vested in plan allocations following five years of service. Employment prior to the adoption of the ESOP shall be credited for the purposes of vesting. Our contributions to the ESOP are discretionary and may cause a reduction in other forms of compensation. Therefore, benefits payable under the ESOP cannot be estimated.

         The board of directors has appointed the non-employee directors to the ESOP Committee to administer the ESOP and to serve as the initial ESOP Directors. The ESOP Directors must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Unallocated shares and allocated shares for which no timely direction is received will be voted by the ESOP Directors as directed by the board of directors or the ESOP Committee, subject to the Directors' fiduciary duties.

         401(k) Savings Plan. The Bank sponsors a tax-qualified defined contribution savings plan ("401(k) Plan") for the benefit of its employees. Employees become eligible to participate under the 401(k) Plan after reaching age 21 and completing one year of service. Under the 401(k) Plan, employees may voluntarily elect to defer between 1% and 18% of compensation, not to exceed applicable limits under the Code (i.e., $9,500 in calendar 1997). The Bank matches 50% of the first 4% of employee contributions. Employee and matching contributions immediately vest. The Bank intends to amend the 401(k) Plan to permit voluntary investments of plan assets by participants in the common stock in, and following, the offering.

         Benefits are payable upon termination of employment, retirement, death, disability, or plan termination. Normal retirement age under the 401(k) Plan is
65. Additionally, funds under the 401(k) Plan may be distributed upon application to the plan administrator upon severe financial hardship in accordance with uniform guidelines which comply with those specified by the Code. It is intended that the 401(k) Plan operate in compliance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the requirements of Section 401(a) of the Code.

         Costs associated with the 401(k) Plan were approximately $9,000 and $20,000, respectively, for the six months ended June 30, 1998 and the year ended December 31, 1997. Contributions to the 401(k) Plan by the Bank for employees may be reduced in the future or eliminated as a result of contributions made to the Employee Stock Ownership Plan. See "-Employee Stock Ownership Plan."

Potential Stock Benefit Plans

         Stock Option Plans. Following the offering, we intend to adopt a stock option plan for directors and key employees. No plan will be adopted within one year after the reorganization. Any plan adopted will be subject to stockholder approval and applicable laws. Any plan adopted after the reorganization will require the approval of a majority of our stockholders, other than the mutual holding company. Up to 10% of the shares of common stock sold in the offering will be reserved for issuance under the stock option plan. No determinations have been made as to the specific terms of, or awards under, the stock option plan.

         The purpose of the stock option plan will be to attract and retain qualified personnel in key positions, provide officers, key employees and directors with a proprietary interest in the Company as an incentive to contribute to our success and reward officers and key employees for outstanding performance. Although the terms of the stock option plan have not yet been determined, it is expected that the stock option plan will provide for the grant of: (i) options to purchase the common stock intended to qualify as incentive stock options under the Code (incentive stock options); and (ii) options that do not so qualify (non-statutory stock options). Any stock option plans would be in effect for up to ten years from the earlier of adoption by the board of directors or approval by the stockholders.

         Stock Programs. Following the offering, we also intend to establish stock programs to provide our officers and outside directors with a proprietary interest in the Company. The stock programs are expected to provide for the award of common stock, subject to vesting restrictions, to eligible officers, employees and directors. The adoption of a stock program will not be adopted within one year after the reorganization and will be subject to appropriate stockholder approval and applicable laws. Any plan adopted after the reorganization would require the approval of a majority of our stockholders other than the mutual holding company.

         We expect to contribute funds to stock programs to acquire, in the aggregate, up to 4% of the shares of common stock sold in the offering. Shares used to fund the stock programs may be acquired through open market purchases or from authorized but unissued shares. No determinations have been made as to the specific terms of stock programs.

Transactions with Management and Others

         No directors, executive officers or immediate family members of such individuals were engaged in transactions with the Bank or any subsidiary involving more than $60,000 (other than through a loan) during the year ended December 31, 1997. Furthermore, the Bank had no "interlocking" relationships in which (i) any executive officer is a member of the board of directors or of another entity, one of whose executive officers are a member of the Bank's board of directors, or where (ii) any executive officer is a member of the compensation committee of another entity, one of whose executive officers is a member of the Bank's board of directors.

         The Bank has followed the policy of offering residential mortgage loans for the financing of personal residences, share loans, and consumer loans to its officers, directors and employees. Loans are made in the ordinary course of business and also made on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons, and do not include more than the normal risk of collectibility or present other unfavorable features.

         As of June 30, 1998, the aggregate principal balance of loans outstanding to all directors, executive officers and immediate family members of such individuals was $180,000.

Proposed Stock Purchases by Management

         The following table sets forth for each of the directors and executive officers of the Bank and for all such directors and executive officers as a group (including in each case all "associates" of such persons) the number of shares of common stock which such person or group intends to purchase, assuming the sale of 1,222,000 shares of common stock at $10.00 per share. The table does not include purchases by the ESOP (8% of the common stock sold in the offering or 97,760 shares), and does not take into account any stock benefit plans adopted no sooner than one year following the reorganization
 -See "Management of the Bank - Potential Stock Benefit Plans."

                                                                                           Percentage of
                                    Total Number                 Total Dollar             1,222,000 Total
                                      of Shares                 Amount of Shares          Shares Sold in
                                   to be Purchased              to be Purchased           the Offering(1)
                                   ---------------              ---------------           ---------------

Susan E. Naruk                         20,000                   $  200,000                        1.6
Nelson Fiordalisi                      20,000                      200,000                        1.6
Michael W. Azzara                       7,500                       75,000                          *
Jerome Goodman                         20,000                      200,000                        1.6
Bernard J. Hoogland                    12,000                      120,000                          *
John Kandravy                           5,000                       50,000                          *
Robert S. Monteith                      1,000                       10,000                          *
John J. Repetto                           500                        5,000                          *
Paul W. Thornwall                      20,000                      200,000                        1.6
John Scognamiglio                      20,000                      200,000                        1.6
Jean M. Miller                          5,000                       50,000                          *
                                     --------                   ----------                       ----
         Total                        131,000                   $1,310,000                       10.7
                                     ========                   ==========                       ====


----------------
*        Less than 1.0%

(1) In the event the stockholders of the Company approve the stock benefit plans as discussed in this prospectus (stock programs (4% of the common stock sold in the offering) and the stock option plans (10% of the common stock sold in the offering)), and all of the common stock is awarded pursuant to the stock benefit plans and all options are exercised (increasing the number of outstanding shares), directors and executive officers would own 302,080 or 22.5% of the shares of common stock owned by persons other than the mutual holding company (11.1% of the total shares outstanding, including those held by the mutual holding company). If fewer than 1,222,000 shares were publicly sold, these percentage ownership estimates would increase. See "- Potential Stock Benefit Plans."

                               THE REORGANIZATION

         THE BOARD OF DIRECTORS OF THE BANK HAS ADOPTED THE PLAN AUTHORIZING THE REORGANIZATION, SUBJECT TO THE APPROVAL OF THE DEPARTMENT, THE NON-OBJECTION OF THE FDIC AND RATIFICATION OF THE DEPOSITORS OF THE BANK AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. DEPARTMENT APPROVAL DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE DEPARTMENT.

General

         On June 22, 1998, the Board of Directors of the Bank adopted the plan of reorganization and stock issuance which was subsequently amended, pursuant to which the Bank proposes to reorganize from a New Jersey chartered, mutual savings bank to a New Jersey chartered stock savings bank. The Bank will be a wholly owned subsidiary of the Company, the majority of whose shares are to be owned by the MHC. Concurrently with the reorganization, the Company will sell a minority percentage of its common stock in the offering to the Bank's depositors and members of the general public. The Board of Directors unanimously adopted the Plan after consideration of the advantages and the disadvantages of the

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reorganization  and  offering  and  alternative  transactions,  including a full conversion from the mutual to stock form of organization. Following the receipt of all required regulatory approvals, the approval of the plan by the Bank's and the satisfaction of all other conditions precedent to the reorganization, the Bank will effect the reorganization (i) by exchanging its New Jersey mutual savings bank charter for a New Jersey stock savings bank charter and becoming a wholly owned subsidiary of the Company and the Company then becoming a majority-owned subsidiary of the MHC, and having the depositors of the Bank receive such liquidation interests in the MHC as they have in the Bank before the reorganization; or (ii) in any other manner consistent with the plan or
reorganization   and   applicable   regulations.   See   "Description   of   the
Reorganization." On the effective date, the Company will commence business as Ridgewood Financial, Inc., a bank holding company, and the Bank will commence business as Ridgewood Savings Bank of New Jersey, a New Jersey-chartered stock savings bank, and the MHC will commence business as Ridgewood Financial, MHC, majority owner of the common stock of the Company. The reorganization will be accomplished in accordance with the procedures set forth in the plan, the requirements of applicable laws and regulations, and the policies of the Department.

         For additional information concerning the offering, see "The Offering."

Purposes of the Reorganization

         The  Board  of   Directors  of  the  Bank  has   determined   that  the
reorganization is in the best interest of the Bank and has several business purposes for the reorganization.

         The reorganization will structure the Bank in the stock form, which is used by commercial banks, most major business corporations and an increasing number of savings institutions. Formation of the Bank as a capital stock savings bank subsidiary of the Company will permit the Company to issue common stock, which is a source of capital not available to mutual savings banks or savings and loan associations. At the same time, the Bank's mutual form of ownership will be preserved in the MHC, and the MHC, as a mutual corporation, will control at least a majority of the common stock of the Company so long as the MHC remains in existence as a mutual institution. The reorganization will enable the Bank to achieve certain benefits of a stock company without a loss of control that sometimes follows standard conversions from mutual to stock form. Sales of locally based, independent savings institutions to larger, regional financial institutions following such mutual to stock conversions can result in closed branches, fewer choices for consumers, employee layoffs and the loss of community support and involvement by a financial institution. The Bank is committed to being an independent, community-oriented institution, and the Board of Directors believes that the mutual holding company structure is best suited for this purpose. The mutual holding company structure also will give the Company flexibility to issue its common stock at various times and in varying amounts as market conditions permit, rather than in a single stock offering. The MHC may convert from mutual to stock form of organization in the future. The holding company form of organization is expected to provide additional flexibility to diversify the Bank's business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although the Bank has no current arrangements, understandings or agreements regarding any such opportunities, the Company will be in a position after the reorganization and offering, subject to regulatory limitations and the Company's financial position, to take advantage of any such opportunities that may arise.

         The Company is offering for sale up to 47% of the common stock in an offering at an aggregate price based upon an independent appraisal. The proceeds from the sale of common stock of the Company will provide the Bank with new equity capital, which will support future deposit growth and expanded operations. The ability of the Company to sell common stock also will enable the Company and the Bank

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to increase  capital in response to the  changing  capital  requirements  of the
Department. While the Bank currently meets or exceeds all regulatory capital requirements, the sale of common stock in connection with the reorganization, coupled with the accumulation of earnings (net of dividends) from year to year, represents a means for the orderly preservation and expansion of the Bank's capital base, and allows flexibility to respond to sudden and unanticipated capital needs. After the reorganization, the Company may repurchase common stock. The investment of the net proceeds of the offering also will provide additional income to enhance further the Bank's future capital position.

         The ability of the Company to issue common stock also will enable it in the future to establish stock benefit plans for management and employees of the Company and the Bank, including incentive stock option plans, stock award plans, and employee stock ownership plans.

         The formation of the Company also will allow the Company to borrow funds, on a secured and unsecured basis, and to issue debt to the public or in a private placement. The proceeds of any such borrowings or debt issuance may be contributed to the Bank as core capital for regulatory capital purposes. The Company has not made a determination to borrow funds or issue debt at the present time.

         The Board of Directors believes that these advantages outweigh the potential disadvantages of the mutual holding company structure, which include: the inability of the Company to sell stock representing more than 49.99% of its estimated pro forma market value so long as the MHC remains in existence; the more limited liquidity of the common stock, as compared to a full conversion; and the inability of stockholders other than the MHC to obtain a majority ownership of the Company which may result in the perpetuation of the existing management and Board of Directors of the Company and the Bank. The MHC will be able to elect all members of the Board of Directors of the Company, and will be able to control the outcome of all matters presented to the stockholders of the Company for resolution by vote, except for matters which by regulation must be approved by a majority of the shares owned by persons other than the MHC (the "minority stockholders"), including certain matters relating to stock compensation plans and certain votes regarding a conversion to stock form by the MHC. No assurance can be given that the Company will not take action adverse to the interests of the minority stockholders. For example, the Company can revise the dividend policy, prevent the sale of control of the Company or defeat a candidate for the Board of Directors of the Company or other proposal put forth by the minority stockholders.

Description of the Reorganization

         Following receipt of all required regulatory approvals and ratification of the plan of reorganization by the voting depositors, the reorganization will be effected by a series of mergers or in any manner approved by the Department that is consistent with the purposes of the plan of reorganization and applicable laws and regulations. The Bank's intention is to complete the reorganization using a series of mergers, although it may elect to use any method consistent with applicable regulations, subject to Department approval.

         For a detailed description of the merger structure, see "- Federal and State Tax Consequences of the Reorganization." Upon consummation of the reorganization, the legal existence of the Bank will not terminate, the converted stock bank will be a continuation of the Bank and all property of the Bank, including its right, title, and interest in and to all property of any kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will continue to be owned by the Bank as the survivor of the merger.

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The Bank will possess, hold and enjoy the same in its right and fully and to the same extent as the same was possessed, held and enjoyed by the Bank. The Bank will continue to have, succeed to, and be responsible for all the rights, liabilities, and obligations of the Bank and will maintain its headquarters operations at the Bank's present location.

         The foregoing description of the reorganization is qualified in its entirety by reference to the plan and the charter and bylaws of the Bank, the MHC and the Company to be effective upon consummation of the reorganization.

Effects of the Reorganization

         General. The reorganization will not have any effect on the Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The reorganization will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management, and staff. Upon completion of the reorganization, the Bank will continue to be subject to regulation, supervision, and examination by the Department and the FDIC.

         Deposits and Loans. Each holder of a deposit account in the Bank at the time of the reorganization will continue as an account holder in the Bank after the reorganization, and the reorganization will not affect the deposit balance, interest rate, and other terms of such accounts. Each such account will be insured by the FDIC to the same extent as before the reorganization. Depositors will continue to hold their existing certificates, passbooks, checkbooks, and other evidence of their accounts. The reorganization will not affect the loans of any borrower from the Bank. The amount, interest rate, maturity, security for, and obligations under each loan will remain contractually fixed as they existed prior to the reorganization. See "- Voting Rights" and "- Liquidation Rights" below for a discussion of the effects of the reorganization on the voting and liquidation rights of the depositors and borrowers of the Bank.

         Voting Rights. As a New Jersey-chartered mutual savings bank, the Bank has no authority to issue capital stock and thus, no stockholders. Control of the Bank in its mutual form is vested in the Board of Directors of the Bank. Although they have no statutory right, certain qualifying holders of the Bank's savings, demand, or other authorized accounts will be given an opportunity to vote on the reorganization. In the consideration of the reorganization, each holder of qualifying account is permitted to cast one vote for each $100, or fraction thereof, of the withdrawal value of the voting depositor's account.

         After the reorganization, the affairs of the Bank will be under the direction of the Board of Directors of the Company and the Bank and all voting rights as to the Bank will be vested exclusively in the holders of the outstanding voting capital stock of the Company, which initially will consist exclusively of common stock. By virtue of its ownership of a majority of the outstanding shares of common stock, the MHC will be able to elect all members of the Board of Directors of the Company and generally will be able to control the outcome of most matters presented to the stockholders of the Company for resolution by vote, excluding certain matters where shares held by the MHC are not counted.

         The MHC will be controlled by its Board of Directors, which will initially consist of the current directors of the Bank. Under the mutual form of ownership, current directors elect new directors, which

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can perpetuate  existing  management and control of the MHC, the Company and the
Bank. All depositors of the Bank at the time of the reorganization will become members of and have voting rights in the MHC.

         Liquidation Rights. In the unlikely event of a complete liquidation of the Bank in its present mutual form, existing holders of deposit accounts of the Bank would be entitled to share in a liquidating distribution after the payment of claims of all creditors (including the claims of all account holders to the withdrawal value of their accounts). Each account holder's pro rata share of such liquidating distribution would be in the same proportion as the value of his or her deposit accounts was to the total value of all deposit accounts in the Bank at the time of liquidation.

         Upon a complete liquidation of the Bank after the reorganization, the Company, as holder of the Bank's common stock, would be entitled to any assets remaining upon a liquidation or dissolution of the Bank. Each depositor would not have a claim in the assets of the Bank. However, upon a complete liquidation of the MHC after the reorganization, each depositor would have a claim up to the pro rata value of his or her accounts, in the assets of the MHC remaining after the claims of the creditors of the MHC are satisfied. Depositors who have liquidation rights in the Bank immediately prior to the reorganization will continue to have such rights in the MHC after the reorganization for so long as they maintain deposit accounts in the Bank after the reorganization.

         Upon a complete liquidation of the Company, each holder of shares of the common stock would be entitled to receive a pro rata share of the Company's assets, following payment of all debts, liabilities and claims of greater priority of or against the Company.

Federal and State Tax Consequences of the Reorganization

         The reorganization may be effected in any manner approved by the Department that is consistent with the purposes of the plan and applicable law regulations and policies. However, the Bank intends to consummate the reorganization using a series of mergers as described below. This structure enables the Bank to retain all of its historical tax attributes and produces significant savings to the Bank because it simplifies regulatory approvals and conditions associated with the completion of the reorganization.

         The merger structure will be accomplished as follows: (i) the Bank will organize the MHC initially as an interim New Jersey stock savings bank as its wholly owned subsidiary; (ii) the MHC will organize a capital stock corporation under New Jersey law (i.e., the Company) as its wholly owned subsidiary that will subsequently hold 100% of the Bank's common stock; (iii) the MHC will also organize an interim New Jersey stock savings bank as its wholly owned subsidiary ("Interim"). The following transactions will then occur simultaneously: (iv) the Bank will exchange its charter for a New Jersey stock savings bank charter (the "Reorganization"); (v) the MHC (while in its stock form) will cancel its outstanding stock and exchange its charter for a New Jersey mutual savings bank holding company charter and thereby become the MHC; (vi) Interim will merge with and into the Bank with the Bank being the surviving institution and (vii) the initially issued stock of the Bank (which will be constructively received by former Bank depositors when the Bank becomes the Bank pursuant to step (iv)) will be issued to the MHC in exchange for liquidation interests in the MHC which will be held by the Bank's depositors. The MHC will then contribute 100% of the stock of the Bank to the Company, its wholly owned subsidiary. The Company will subsequently offer for sale up to 49.9% of its common stock pursuant to the plan. As a result of these transactions, (a) the Bank will be a wholly owned subsidiary of the Company; (b) the Company will be a majority-owned subsidiary of the MHC; and (c) the former depositors of the Bank will hold liquidation interests in the MHC.


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         Under  this  structure:  (i) the  reorganization  is  intended  to be a tax-free reorganization under Code section 368(a)(1)(F); and (ii) the exchange of the shares of the Bank's initial common stock deemed constructively received by the Bank's depositors for liquidation interests in the MHC (the "Exchange") is intended to be a tax-free exchange under Code section 351.

         Under the plan, consummation of the reorganization is conditioned upon, among other things, the prior receipt by the Bank of either a private letter ruling from the IRS and from the New Jersey taxing authorities or an opinion of the Bank's counsel as to the federal and New Jersey income tax consequences of the reorganization to the Bank (in both its mutual and stock form), the Company and the Eligible Account Holders and Supplemental Account Holders. In Revenue Procedure 96-3, 1996-1 I.R.B. 82, the IRS announced that it will not rule on whether a transaction qualifies as a tax-free reorganization under Code section 368(a)(1)(F) or as a tax-free exchange of stock for stock in the formation of a holding company under Code section 351, but that it will rule on significant sub-issues that must be resolved to determine whether the transaction qualifies under either of these Code sections.

         The Bank has requested a private letter ruling from the IRS regarding certain significant sub- issues associated with the reorganization. Based in part upon this private letter ruling, Malizia, Spidi, Sloane & Fisch, P.C. will issue its opinion regarding certain federal income tax consequences of the reorganization. There is no assurance that a private letter ruling will be obtained.

         In the following discussion, "Mutual Bank" refers to the Bank before the reorganization and "Stock Bank" refers to the Bank after the reorganization.

         With regard to the reorganization, Malizia, Spidi, Sloane & Fisch, P.C. intends to issue an opinion that: (1) the reorganization will constitute a reorganization under Code section 368(a)(1)(F), and the Bank (in either its status as Mutual Bank or Stock Bank) will recognize no gain or loss as a result of the reorganization; (2) the basis of each asset of Mutual Bank received by Stock Bank in the reorganization will be the same as Mutual Bank's basis for such asset immediately prior to the reorganization; (3) the holding period of each asset of Mutual Bank received by Stock Bank in the reorganization will include the period during which such asset was held by Mutual Bank prior to the reorganization; (4) for purposes of Code section 381(b), Stock Bank will be treated as if there had been no reorganization and, accordingly, the taxable year of the Mutual Bank will not end on the effective date of the reorganization and the tax attributes of Mutual Bank (subject to application of Code sections 381, 382, and 384), including Mutual Bank's bad debt reserves and earnings and profits, will be taken into account by Stock Bank as if the reorganization had not occurred; (5) Mutual Bank's qualifying depositors will recognize no gain or loss upon their constructive receipt of shares of Stock Bank common stock solely in exchange for their interest (i.e., liquidation rights) in Mutual Bank; and
(6) no gain or loss will be recognized by depositors of Mutual Bank upon the issuance to them of deposits in Stock Bank in the same dollar amount as their deposits in the Mutual Bank.

         Unlike private rulings of the IRS, an opinion of counsel is not binding on the IRS and the IRS could disagree with conclusions reached therein. In the event of such disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

         Malizia, Spidi, Sloane & Fisch, P.C. intends to opine, subject to the limitations and qualifications in its opinion, that, for purposes of the New Jersey corporate income tax, the reorganization will not become a taxable transaction to the Bank (in either its status as Mutual Bank or Stock Bank), the MHC, the Company, the stockholders of the Stock Bank or the depositors of the Bank.


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Accounting Consequences

         The reorganization will be accounted for in a manner similar to a pooling-of-interests under generally accepted accounting principles. Accordingly, the carrying value of the Bank's assets, liabilities, and capital will be unaffected by the reorganization and will be reflected in the Company's and Bank's consolidated financial statements based on their historical amounts.

Conditions to the Reorganization

         Consummation of the reorganization is subject to the receipt of all requisite regulatory approvals, including various approvals or non-objections, as the case may be, of the Department, FDIC and the Federal Reserve. The receipt of such approvals or non-objections from the Department, FDIC and the Federal Reserve does not constitute a recommendation or endorsement of the plan or reorganization by the Department, the FDIC or the Federal Reserve. Consummation of the reorganization also is subject to ratification of the plan by a majority of the total votes of depositors at a special meeting called for the purpose of approving the plan and to be held on __________ ____, 1998, as well as the receipt of satisfactory rulings or opinions with respect to the tax consequences of the reorganization, as discussed under "The Reorganization - Effects of the Reorganization - Tax Consequences" above.

Capital and Financial Resources of the MHC

         The Company intends to capitalize the MHC with up to $200,000 in the reorganization. Subsequent to the reorganization, the MHC's capital and financial resources will initially be dependent primarily on earnings from the investment of its initial capitalization and dividends from the Company. The payment of dividends by the Company will be subject to declaration by the
Company's Board of Directors, which will take into account the Company's financial condition, results of operations, tax considerations, industry standards, economic conditions, regulatory restrictions which affect the payment of dividends by the Company to the MHC and other factors.

         Additional financial resources also may be available to the MHC (and, through contribution by the MHC, to the Company) through borrowings from an unaffiliated lender or lenders. In connection with any such borrowings, the MHC could grant a security interest in the assets of the MHC, including the common stock held by the MHC. However, a mutual holding company generally may not pledge the stock of a subsidiary savings association and may not be able to pledge the Stock of the Company unless the proceeds of the loan secured by the pledge are infused into the institution whose stock is pledged and the Department is notified of such pledge within 10 days thereafter. Any borrowings of the MHC would be serviced with available resources, which initially will consist of dividends from the Company, subject to applicable regulatory and tax considerations. The MHC does not have any plans to incur any indebtedness following consummation of the reorganization.

Amendment or Termination of the Plan of Reorganization

         If deemed necessary or desirable by the Board of Directors of the Bank, the plan may be amended by a two-thirds vote of the Bank's Board of Directors, with the concurrence of the Department and the FDIC, at any time prior to or after submission of the plan to voting depositors of the Bank for ratification. The plan may be terminated by the Board of Directors of the Bank at any time prior to or after ratification by the voting depositors, by a two-thirds vote with the concurrence of the Department.


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Management of the MHC

         After the reorganization, the MHC will operate under essentially the same mutual organization structure as was previously applicable to the Bank. Directors of the MHC will be classified into three classes as equal in size as is possible, with one of such classes being elected on an annual basis for three-year terms by the Board of Directors of the MHC. All current members of the Board of Directors of the Bank will be the initial members of the Board of Directors of the MHC. For information about these persons, whose terms as directors of the MHC will be the same as their terms as directors of the Bank, see "Management." The initial executive officers of the Company will be persons who are executive officers of the Bank.

         It is not anticipated that the directors and executive officers of the MHC will receive separate compensation in their capacities as such until such time as such persons devote significant time to the separate management of the MHC's affairs, which is not expected to occur unless the MHC becomes actively involved in other investments. The MHC, however, may determine that such compensation is appropriate in the future.

                                  THE OFFERING

General

         Concurrently with the reorganization, we, the Company, are offering shares of common stock to persons other than the MHC. We are offering between a minimum of 1,038,700 shares and an anticipated maximum of 1,405,300 shares of common stock in the offering (subject to adjustment to up to 1,616,095 shares in the event our estimated pro forma market value has increased at the conclusion of the offering), which will expire at 12:00 noon, New Jersey time, on __________ ____, 1998 unless extended. The shares of common stock that will be sold in the offering will constitute no more than 47% of the shares that will be outstanding after the offering. The minimum purchase is 100 shares of common stock (minimum investment of $1,000). Our common stock is being offered at a fixed price of $10.00 per share in the offering.

         Subscription funds may be held by the Bank for up to 45 days after the last day of the subscription offering in order to consummate the reorganization and offering and thus, unless waived by the Bank, all orders will be irrevocable until __________ __, 1999. In addition, the reorganization and offering may not be consummated until the Bank receives approval from the Department. Approval by the Department is not a recommendation of the reorganization or offering. Consummation of the reorganization and offering will be delayed, and resolicitation will be required, in the event the Department does not issue a letter of approval within 45 days after the last day of the subscription offering, or in the event the Department requires a material change to the offering prior to the issuance of its approval. In the event the reorganization and offering are not consummated by ________, 1999, subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned with interest at the Bank's passbook rate and all withdrawal authorizations will be canceled.

         We may cancel the offering at any time, and orders for common stock which have been submitted are subject to cancellation under such circumstances.


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Conduct of the Offering

         Subject to the limitations of the plan, shares of common stock are being offered in descending order of priority in the subscription offering to:
(i) Eligible Account Holders; (ii) the ESOP; (iii) Supplemental Eligible Account Holders; and (iv) voting depositors. To the extent that shares remain available and subject to market conditions at or near the completion of the subscription offering, we will conduct one or more of a community, public and syndicated public offering.

         We have the right, in our sole discretion, to determine whether prospective purchasers are "associates" or "acting in concert." All such determinations are in our sole discretion and may be based on whatever evidence we choose to use in making any such determination.

Subscription Offering

         Subscription Rights. Non-transferable subscription rights to subscribe for the purchase of common stock have been granted under the plan of reorganization to the following persons:

         Priority 1: Eligible Account Holders. Each Eligible Account Holder shall be given the opportunity to purchase up to $100,000 of common stock offered in the subscription offering; subject to the overall limitations described under "Limitations on Purchases of common stock." If there are insufficient shares available to satisfy all subscriptions of Eligible Account Holders, shares will be allocated to Eligible Account Holders so as to permit each subscribing Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to 100 shares. Thereafter, unallocated shares will be allocated to remaining subscribing Eligible Account Holders whose subscriptions remain unfilled in the same proportion that each such subscriber's qualifying deposit bears to the total amount of qualifying deposits of all subscribing Eligible Account Holders, in each case on May 31, 1997, whose subscriptions remain unfilled. Subscription rights received by executive officers and directors, based on their increased deposits in the Bank in the one year preceding the eligibility record date will be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of stock, each Eligible Account Holder must list on his order form all accounts in which he had an ownership interest as of the Eligibility Record Date.

         Priority 2: The ESOP. The tax-qualified employee stock benefit plans may be given the opportunity to purchase in the aggregate up to 10% of the common stock issued in the subscription offering. It is expected that the ESOP will purchase up to 8% of the common stock issued in the offering. In the event of a an oversubscription in the offering by Eligible Account Holders, the ESOP may, in whole or in part, fill its order through open market purchases subsequent to the closing of the offering. See also "Risk Factors - Potential Effect of ESOP."

         Priority 3: Supplemental Eligible Account Holders. To the extent there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the ESOP and other tax-qualified employee stock benefit plans, if any, each Supplemental Eligible Account Holder shall have the opportunity to purchase up to $100,000 of common stock offered in the Subscription offering, subject to the overall limitations described under "Limitations on Purchases of Common Stock." In the event Supplemental Eligible Account Holders subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders and the ESOP and other tax-qualified employee stock benefit plans, if any, is in excess of the total number of shares offered in the offering, the shares of common stock will be allocated among subscribing Supplemental Eligible Account Holders first so as to permit

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each  subscribing  Supplemental  Eligible Account Holder to purchase a number of shares sufficient to make his total allocation equal to 100 shares. Thereafter, unallocated shares will be allocated to each subscribing Supplemental Eligible account Holder whose subscription remains unfilled in the same proportion that such subscriber's qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders, in each case on September 30, 1998, whose subscriptions remain unfilled. To ensure proper allocation of stock each Supplemental Eligible Account Holder must list on his order form all accounts and loans in which he had an ownership interest as of the Supplemental Eligible Date.

         Priority 4: Voting Depositors. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by the Eligible Account Holders, the tax-qualified employee stock benefit plans, and Supplemental Eligible Account Holders, each voting depositor shall have the opportunity to purchase up to $100,000 of common stock offered in the subscription offering, subject to the overall limitations described under "Limitations on Purchases of Common Stock." In the event depositors subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the tax-qualified employee stock benefit plans and Supplemental Eligible Account Holder, is in excess of the total number of shares offered in the offering, the subscriptions of depositors will be allocated among subscribing depositors so as to permit each subscribing depositor, to the extent possible, to purchase a number of shares sufficient to make his total allocation of common stock equal to the lesser of 100 shares or the number of shares subscribed for by voting depositors. Any shares remaining will be allocated among the subscribing voting depositors whose subscriptions remain unsatisfied on a 100 shares (or whatever lesser amount is available) per order basis until all orders have been filled or the remaining shares have been allocated.

         State Securities Laws. We in our sole discretion, may make reasonable efforts to comply with the securities laws of any state in the United States in which Bank depositors reside, and will only offer and sell the common stock in states in which the offers and sales comply with state securities laws. However, no person will be offered or allowed to purchase any common stock under the plan if he resides in a foreign country or in a state of the United States with respect to which: (i) a small number of persons otherwise eligible to purchase shares under the plan reside in such state or foreign country; or (ii) the offer or sale of shares of common stock to such persons would require us or the Bank or our employees to register, under the securities laws of such state or foreign country, as a broker or dealer or to register or otherwise qualify its securities for sale in such state or foreign country and such registration or qualification would be impracticable for reasons of cost or otherwise.

         Restrictions on Transfer of Subscription Rights and Shares. The plan prohibits any person with subscription rights, including Eligible Account Holders, Supplemental Eligible Account Holders, and voting depositors, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person subscribing for shares will be required to certify that such person is purchasing shares solely for his or her own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the offering.

         We and the Bank will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders we know to involve the transfer of such rights.


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         Expiration Date. The  subscription  offering will expire at 12:00 noon,
New Jersey time, on __________ ____, 1998, unless it is extended, up to an additional 45 days with the approval of the Department, if necessary, but without additional notice to subscribers (the "expiration date"). Subscription rights will become void if not exercised prior to the expiration date.

Community Offering

         If less than the total number of shares of common stock to be subscribed for in the offering are sold in the subscription offering, shares remaining unsubscribed may be made available for purchase in the community offering to certain members of the general public, which may subscribe together with any associate or group of persons acting in concert for up to $100,000 of common stock. In the community offering, if any, shares will be available for purchase by the general public with preference given first to natural persons residing in Bergen County, New Jersey and second, to natural persons residing in the State of New Jersey. We will attempt to issue common stock in such a manner as to promote a wide distribution of common stock.

         If purchasers in the community offering (if any), whose orders would otherwise be accepted, subscribe for more shares than are available for purchase, the shares available to them will be allocated among persons submitting orders in the community offering in an equitable manner we determine.

         The community offering, if any, may commence simultaneously with, during or subsequent to the completion of the subscription offering and if commenced simultaneously with or during the subscription offering the community offering may be limited to residents of Bergen County and/or New Jersey. The community offering, if any, must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Department.

         We, in our absolute discretion, reserve the right to reject any or all orders in whole or in part which are received in the community offering, at the time of receipt or as soon as practicable following the completion of the community offering.

Public Offering

         To the extent that shares remain available and subject to market conditions at or near the completion of the subscription offering, we may offer shares, to selected persons in a public offering on a best-efforts basis through Ryan, Beck in such a manner as to promote a wide distribution of the common stock. Any orders received in connection with the public offering, if any, will receive a lower priority than orders received in the subscription offering. Common stock sold in the public offering will be sold at the same price as all other shares in the subscription offering. We have the right to reject orders, in whole or in part, in our sole discretion in the public offering.

         No person, together with any associate or group of persons acting in concert, will be permitted to purchase more than 10,000 shares or $100,000 of common stock in the public offering. To order common stock in the public offering, if held, an executed stock order and account withdrawal authorization (if applicable) must be received by Ryan, Beck prior to the termination of the public offering. Promptly upon receipt of available funds, together with a properly executed stock order and account withdrawal authorization, if applicable, and certification, Ryan, Beck will forward such funds to the Bank to be deposited in a subscription escrow account.


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         The date by which orders must be received in the public  offering  will be set by us at the time of commencement of the public offering; provided however, if the public offering is extended beyond ___________, 1999, each purchaser will have the opportunity to maintain, modify, or rescind his order. In such event, all funds received in the public offering will be promptly returned with interest to each purchaser unless he affirmatively indicates otherwise.

         If an order in the public offering is accepted, promptly after the completion of the reorganization, a certificate for the appropriate amount of shares will be forwarded to Ryan, Beck as nominee for the beneficial owner. In the event that an order is not accepted or the reorganization is not consummated, the Bank will promptly refund with interest the funds received to Ryan, Beck which will then return the funds to subscribers' accounts. If the aggregate pro forma market value of the Bank, as converted, is less than $22,100,000 or more than $34,385,000, each purchaser will have the right to modify or rescind his or her order.

         The opportunity to order shares of common stock in the public offering, if held, is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part.

Limitations on Purchases of Common Stock

         The following additional limitations have been imposed upon purchases of shares of common stock:

         1. The aggregate amount of our outstanding common stock owned or controlled by persons other than the mutual holding company at the close of the offering will be less than 50% of the Company's total outstanding common stock.

         2. The maximum number of shares of common stock which may be purchased in the subscription offering by any person (or persons through a single account) in the first priority, third priority and fourth priority shall not exceed 10,000 shares or $100,000.

         3. The maximum number of shares of common stock which may be subscribed for or purchased in all categories in the offering by any person (or persons through a single account) together with any associate or group of persons acting in concert shall not exceed 20,000 shares or $200,000, except for our employee plans, which in the aggregate may subscribe for up to 10% of the common stock issued in the offering.

         4. The maximum number of shares of common stock which may be purchased in all categories in the offering by officers and directors of the Bank and their associates in the aggregate shall not exceed 31% of the total number of shares of common stock issued in the offering to persons other than the mutual holding company.

         5. A minimum of 100 shares of common stock must be purchased by each person purchasing shares in the offering to the extent those shares are available.

         6. If the number of shares of common stock otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of common stock allocated to each such person shall be reduced to the lowest limitation applicable to that person, and then the number

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

                  of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his associates complies with the above maximums, and such maximum number of shares shall be reallocated among that person and his associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).

         7. Depending upon market or financial conditions, the Board of Directors of the Bank, without further approval of the depositors, may decrease or increase the purchase limitations in the plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5% of the offering. If the Company increases the maximum purchase limitations, the Company is only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Company, resolicit certain other large subscribers.

         8. In the event of an increase in the total number of shares offered in the offering due to an increase in the maximum of the estimated valuation range of up to 15% (the adjusted maximum") the additional shares will be used in the following order of priority: (i) in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfilled subscriptions of Eligible Account Holders exclusive of the adjusted maximum; (ii) in the event that there is an oversubscription at the Employee Plan level, fill the Employee Plan's subscription up to 10% of the adjusted maximum; (iii) in the event that there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfilled subscriptions of Supplemental Eligible Account Holders exclusive of the adjusted maximum;
                  (iv) in the event that there is an oversubscription at the depositor level, to fill unfilled subscriptions of depositors exclusive of the adjusted maximum; and (v) to fill unfilled Subscriptions in the community offering exclusive of the adjusted maximum, with preference given to persons residing in the local community.

         9. No person shall be entitled to purchase any common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the NASD, particularly those regarding free riding and withholding. The Bank and/or its agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

         10. The Board of Directors has the right to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade, or circumvent the terms and conditions of the plan.

         11. The foregoing restrictions on purchases by any person also apply to purchases by persons acting in concert under applicable regulations of the Department. Under regulations of the Department, directors of the Bank are not deemed to be affiliates or a group acting in concert with other directors solely as a result of membership on the Board of Directors of the Bank.

         The term "associate" of a person is defined in the plan to mean (i) any corporation or organization (other than the Bank or a majority-owned subsidiary of the Bank) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of

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equity  securities,  (ii) any trust or other  estate in which such  person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, (excluding tax-qualified employee stock benefit plans or tax-qualified employee stock benefit plans in which a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity and except that, for purposes of aggregating total shares that may be held by officers and directors, the term "Associate" does not include any tax-qualified employee stock benefit plan), and (iii) any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a trustee or officer of the Bank, or any of its parents or subsidiaries. For example, a corporation of which a person serves as an officer would be an associate of such person, and therefore, all shares purchased by such corporation would be included with the number of shares which such person individually could purchase under the above limitations.

         Each person purchasing shares of the common stock in the offering will be deemed to confirm that such purchase does not conflict with the maximum purchase limitation. In the event that such purchase limitation is violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), we will have the right to purchase from such person at the purchase price per share all shares acquired by such person in excess of such purchase limitation or, if such excess shares have been sold by such person, to receive the difference between the purchase price per share paid for such excess shares and the price at which such excess shares were sold by such person.
Our right to purchase such excess shares will be assignable.

         Common stock purchased pursuant to the offering will be freely transferable, except for shares purchased by directors and officers of the Bank. For certain restrictions on the common stock purchased by directors and officers, see "- Restrictions on Transferability by Directors and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

Ordering and Receiving Common Stock

         Use of Order Forms. Rights to subscribe may only be exercised by completion of an order form. Any person receiving an order form who desires to subscribe for shares of common stock must do so prior to the applicable expiration date by delivering (by mail or in person ) to the Bank a properly executed and completed order form, together with full payment of the purchase price for all shares for which subscription is made; provided, however, that if the Employee Plans subscribe for shares during the subscription offering, the Employee Plans will not be required to pay for the shares at the time they subscribe but rather may pay for the shares upon consummation of the reorganization. Except for institutional investors, all subscription rights under the plan will expire on the expiration date, whether or not the Bank has been able to locate each person entitled to such subscription rights. The Bank shall have the right, in its sole discretion, to permit institutional investors to submit contractually irrevocable orders in the public offering at any time prior to the completion of the offering. Once tendered, subscription orders cannot be revoked without the consent of the Bank unless the reorganization is not completed within 45 days of the expiration date.

         In the event an order form (i) is not delivered and is returned to the Bank by the United States Postal Service or the Bank is unable to locate the addressee; (ii) is not received or is received after the applicable expiration date, (iii) is defectively completed or executed; (iv) is not accompanied by the full required payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment,

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

but excluding subscriptions by the Employee Plans) or, in the case of an institutional investor in the public offering, by delivering irrevocable orders together with a legally binding commitment to pay the full purchase price prior to 48 hours before the completion of the reorganization; or (v) is not mailed pursuant to a "no mail" order placed in effect by the account holder, the subscription rights for the person to whom such rights have been granted will lapse as though such person failed to return the completed order form within the time period specified. However, we may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as we may otherwise specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on any other order form. Waivers will be considered on a case by case basis. We reserve the right in our sole discretion to accept or reject orders received on photocopies or facsimile order forms, or whose payment is to be made by wire transfer or payment from private third parties. Our interpretation of the terms and conditions of the plan and of the acceptability of the order forms will be final, subject to the authority of the Department.

         To ensure that each purchaser receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date . Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2- 8. Order forms will only be distributed with a prospectus.

         Payment for Shares. For subscriptions to be valid, payment for all subscribed shares will be required to accompany all properly completed order forms, on or prior to the expiration date specified on the order form unless we extend the date. Employee Plans subscribing for shares during the subscription offering may pay for such shares upon consummation of the offering. Payment for shares of common stock may be made (i) in cash, if delivered in person, (ii) by check or money order, or (iii) for shares of common stock subscribed for in the subscription offering, by authorization of withdrawal from savings accounts (including certificates of deposit) maintained with the Bank. Appropriate means by which such withdrawals may be authorized are provided in the order form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by a subscriber for any purpose other than to purchase the common stock for which a subscription has been made until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from savings accounts, all sums authorized for withdrawal will continue to earn interest at the contract rate until the offering has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares, however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate shall be canceled at the time of withdrawal, without penalty, and the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. In the case of payments made in cash or by check or money order, such funds will be placed in a segregated account and interest will be paid by the Bank at the passbook savings account rate from the date payment is received until the offering is completed or terminated. An executed order form, once we receive it, may not be modified, amended, or rescinded without our consent, unless the offering is not completed within 45 days after the conclusion of the subscription offering, in which event subscribers may be given the opportunity to increase, decrease, or rescind their subscription for a specified period of time. In the event that the offering is not consummated for any reason, all funds submitted pursuant to the offerings will be promptly refunded with interest as described above.

         Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offerings, provided that such IRAs are not maintained on deposit at the Bank. Persons with IRAs maintained at the Bank must have their accounts transferred to an unaffiliated institution or broker

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to  purchase  shares  of  common  stock  in the  offerings.  There  is no  early withdrawal or IRS interest penalties for such transfers. Instructions on how to transfer self-directed IRAs maintained at the Bank can be obtained from the stock information center. Depositors interested in using funds in a Bank IRA to purchase common stock should contact the stock information center as soon as possible so that the necessary forms may be forwarded, executed and returned prior to the expiration date.

         Federal regulations prohibit the Bank from lending funds or extending credit to any person to purchase the common stock in the reorganization.

         Stock Information Center. The stock information center is located at 55 North Broad Street, Ridgewood, New Jersey. Its phone number is (201)445-2109.

         Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to subscribers, subscribers may not be able to sell the shares of stock for which they subscribed.

Restriction on Sales Activities

         Our directors and executive officers may participate in the solicitation of offers to purchase common stock in jurisdictions where such participation is not prohibited. Other employees of the Bank may participate in the offering in ministerial capacities. Such other employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock. Questions of prospective purchasers will be directed to executive officers of the Bank or registered representatives of Ryan, Beck. No officer, director or employee of the Bank will be compensated in connection with such person's solicitations or other participation in the offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock.

Stock Pricing and the Number of Shares to be Offered

         FinPro, which is experienced in the valuation and appraisal of business entities, including savings institutions, has been retained to prepare an appraisal of the estimated pro forma market value of the common stock (the "Independent Valuation"). This independent valuation will express our pro forma market value in terms of an aggregate dollar amount. FinPro will receive fees of $24,000 for its appraisal services, including the independent valuation and subsequent updates, and for assistance in preparation of other material, plus its reasonable out-of-pocket expenses incurred in connection with the independent valuation and for assistance in the preparation of other material. The Bank has agreed to indemnify FinPro under certain circumstances against liabilities and expenses (including certain legal fees) arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by the Bank to FinPro, except where FinPro is determined to have been negligent or failed to exercise due diligence in the preparation of the independent valuation.

         Pursuant to the plan, the number of shares of common stock to be offered in the offering will be based upon the estimated pro forma market value of the common stock and the purchase price of $10.00 per share. The final minority ownership percentage will be determined as follows: (i) the numerator will
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be the product of (x) the number of shares of common  stock sold in the offering and (y) the purchase price ($10.00 per share); and (ii) the denominator will be the updated valuation of our pro forma market value immediately upon conclusion of the offering as determined by FinPro.

         FinPro has determined that as of August 13, 1998, our estimated aggregate pro forma market value was $26.0 million. Pursuant to regulations, this estimate must be included within a range with a minimum of $22.1 million and a maximum of $29.9 million. We have determined to offer shares of common stock in the offering at a price of $10.00 per share. We are offering a maximum of 1,405,300 shares in the offering (subject to adjustment), representing a 47% minority ownership percentage. In determining the offering range, the Board of Directors reviewed FinPro's appraisal and in particular, considered (i) the Bank's financial condition and results of operations for the year ended December 31, 1997 and six months ended June 30, 1998, (ii) financial comparisons of the Bank in relation to financial institutions of similar size and asset quality and (iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the appraisal. The Board also reviewed the methodology and the assumptions used by FinPro in preparing its appraisal. The number of shares, and the minority ownership interest, are subject to change if the independent valuation changes at the conclusion of the offering.

         The number of shares and price per share of common stock was determined by the Board of Directors based upon the independent valuation. The actual number of shares to be sold in the offering may be increased or decreased prior to the completion of the offering, subject to approval and conditions that may be imposed by the Department and FDIC, to reflect any change in our estimated pro forma market value. The total number of shares of common stock that may be sold to persons other than the mutual holding company in the offering may not exceed 49.9% of our issued and outstanding voting stock.

         Depending on market and financial conditions at the time of the completion of the offering, the Bank may increase or decrease the number of shares to be issued in the reorganization and offering. No resolicitation of purchasers will be made and purchasers will not be permitted to modify or cancel their purchase orders unless the change in the number of shares to be issued in the offering results in fewer than 1,038,700 shares or more than 1,616,095 shares being sold in the offering at the purchase price of $10.00, in which event the Bank may also elect to terminate the offering. In the event that the Bank elects to terminate the offering, purchasers will receive a prompt refund of their purchase orders (including termination of withdrawal authorizations), together with interest earned thereon from the date of receipt to the date of termination of the offering. In the event we receive orders for less than 1,038,700 shares, at the discretion of the Board of Directors and subject to approval of the Department and FDIC, we may establish a new offering range and resolicit purchasers. In the event of such a resolicitation, purchasers will be permitted to modify or cancel their purchase orders. Any adjustments in our pro forma market value as a result of market and financial conditions or a resolicitation of prospective purchasers would be subject to Department and FDIC approval. A resolicitation, if any, following conclusion of the offering would not extend beyond the expiration date, without prior approval of the Department and FDIC.

         The independent valuation will be updated at the time of the completion of the offering, and the minority ownership interest may increase or decrease to reflect the changes in market conditions, the estimated pro forma market value of the Bank, or both. If the updated estimate of the pro forma market value of the Bank immediately upon conclusion of the offering changes, there will be a corresponding change to the 2,600,000 shares issued, in the aggregate, to the mutual holding company in the reorganization and sold to subscribers in the offering. For example, if the independent valuation at the

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

conclusion of the offering increases to $29,900,000, or decreases to $22,100,000, then the total number of shares outstanding after the reorganization and offering will be 2,990,000 or 2,210,000, respectively. If the updated independent valuation increases, the Company may increase the number of shares sold in the offering (to up to 1,616,095 shares), and will increase the number of shares issued to the mutual holding company. Subscribers will not be given the opportunity to change or withdraw their orders unless more than 1,616,095 shares or fewer than 1,038,700 shares are sold in the offering. Any adjustment of shares of common stock sold will have a corresponding effect on the estimated net proceeds of the offering and the pro forma capitalization and per share data of the Bank.

         The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. In preparing the independent valuation, FinPro has relied upon and assumed the accuracy and completeness of financial and statistical information provided by the Bank. FinPro did not independently verify the financial statements and other information provided by the Bank, nor did FinPro value independently the assets and liabilities of the Bank. The independent valuation considers the Bank only as a going concern and should not be considered as a indication of the liquidation value of the Bank. Moreover, because such independent valuation is based upon estimates and projections on a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing the common stock will be able to sell such shares at a price equal to or greater than the purchase price.

         No sale of shares of common stock may be consummated unless, FinPro confirms that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro to conclude that the independent valuation is incompatible with its estimate of our pro forma market value at the conclusion of the offering. Any change that would result in an aggregate value that is below $22,100,000 or above $34,385,000 would be subject to Department approval. If confirmation from FinPro is not received, the Bank may extend the offering, reopen or commence a new offering, request a new Independent Valuation, establish a new offering range and commence a resolicitation of all purchasers with the approval of the Department, or take such other action as permitted by the Department in order to complete the offering.

Plan of Distribution/Marketing Arrangements

         The common stock will be offered in the offering principally by the distribution of this prospectus and through activities conducted at the stock information center. It is expected that a registered representative employed by Ryan, Beck will be working at, and supervising the operation of, the stock information center. Ryan, Beck will be responsible for overseeing the mailing of material relating to the offering, responding to questions regarding the reorganization and the offering and processing order forms.

         The Bank and Company have entered into an agency agreement with Ryan, Beck under which Ryan, Beck will provide advisory assistance and assist, on a best efforts basis, in the distribution of the common stock in the offering. Ryan, Beck is a broker-dealer registered with the National Association of Securities Dealers, Inc. Specifically, Ryan, Beck will assist in the offering in the following manner: (i) training and educating the Bank's employees regarding the mechanics and regulatory requirements of the stock conversion process; (ii) conducting informational meetings for potential subscribers, if necessary; (iii) managing the sales efforts in the offering; and (iv) keeping records of all stock subscriptions.



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         Ryan, Beck will receive, as compensation, an advisory and marketing fee of $150,000. In the event common stock is sold through licensed brokers under a selected dealers agreement, we will pay a fee of 5.5% of the value of the common stock sold to such brokers (which may include Ryan, Beck). Ryan, Beck will also be reimbursed for its legal fees and out-of-pocket expenses, which are not to exceed $45,000. The Bank has agreed to indemnify Ryan, Beck, to the extent allowed by law, for reasonable costs and expenses in connection with certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Pro Forma Data" for further information regarding expenses of the offering.

Restrictions on Repurchase of Stock

         Current FDIC regulations prohibit the Company and the Bank from repurchasing common stock for one year following the reorganization. In addition, securities rules also restrict the method, time, price, and number of shares of common stock that may be repurchased by the Company, the Bank and affiliated purchasers.

Restrictions on Transferability by Directors and Officers

         Shares of the common stock purchased by directors or officers of the Bank cannot be sold for a period of one year following completion of the reorganization, except for a disposition of shares in the event of the death of the stockholder. Accordingly, shares of the common stock issued to directors and officers will bear a legend restricting their sale. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock will be subject to the same restriction.

         For a period of three years following the reorganization, no director or officer of the Bank or their associates may, without the prior approval of the Department, purchase our common stock except from a broker or dealer registered with the SEC. This prohibition does not apply to negotiated transactions including more than 1% of our common stock or purchases made for tax qualified or non-tax qualified employee stock benefit plans which may be attributable to individual officers or directors.

Restrictions on Agreements or Understandings Regarding Transfer of Common Stock to be Purchased in the Offering

         Prior to the completion of the reorganization and offering, no depositor may transfer or enter into an agreement or understanding to transfer any subscription rights or the legal or beneficial ownership of the shares of common stock to be purchased by such person in the offering. Depositors who submit an order form will be required to certify that their purchase of common stock is solely for their own account and there is no agreement or understanding regarding the sale or transfer of their shares. We intend to pursue any and all legal and equitable remedies in the event it becomes aware of any such agreement or understanding, and will not honor orders we reasonably believe to involve such an agreement or understanding.

Conditions to the Offering

         Consummation of the offering is subject to (i) consummation of the reorganization, which requires the receipt of various approvals from the Department, the ratification of the Bank's voting depositors, and the receipt of rulings and/or opinions of counsel as to the tax consequences of the reorganization, (ii) the receipt of all required federal approvals for the issuance of common stock in the offering, including

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without  limitation  the  approval  of the  Department,  and (iii) the sale of a minimum of 1,038,700 shares of common stock. In the event that conditions (i) and (ii) are not satisfied prior to completion of the offering, all funds received will be promptly returned with interest at the Bank's passbook rate and all withdrawal authorizations will be canceled.

               CERTAIN RESTRICTIONS ON ACQUISITION OF THE COMPANY

General

         The following discussion is a summary of statutory and regulatory restrictions on the acquisition of our common stock. In addition, the following discussion summarizes the mutual holding company structure, certain provisions of certificates of incorporation and bylaws and certain regulatory provisions that have an anti-takeover effect.

Mutual Holding Company Structure

         The mutual holding company structure will restrict the ability of our stockholders of the Company to effect a change of control of management because mutual holding company, as long as it remains in existence as a mutual entity, will control a majority of our voting stock. In addition, voting rights in the mutual holding company are vested in the Board of Directors, as such, management of the Bank (which is also management of the Company and the mutual holding company) will be able to exert voting control over the mutual holding company.

Change in Bank Control Act and Bank Holding Company Provisions of the BHCA

         Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank unless the FDIC has been given 60 days prior written notice. Federal law provides that no company may acquire control of a bank holding company without the prior approval of the Federal Reserve. Any company that acquires control becomes a "bank holding company" subject to registration, examination and regulation by the Federal Reserve. Pursuant to federal regulations, control is conclusively deemed to have occurred when an entity, among other things, has acquired more than 25 percent of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have occurred, subject to rebuttal, upon the acquisition of more than 10 percent of any class of voting stock, or of more than 25 percent of any class of stock, of a savings institution, where certain enumerated control factors are also present in the acquisition. The Federal Reserve may prohibit an acquisition of control if: (i) it would result in a monopoly or substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the institution; or (iii) the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person. The foregoing restrictions do not apply to the acquisition of stock by one or more tax-qualified employee stock benefit plans, provided that the plan or plans do not have beneficial ownership in the aggregate of more than 25 percent of any class of our equity security.


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The Company's Certificates and Bylaws

         General. Our certificate and bylaws are available at our administrative office or by writing or calling us, 531 North Maple Avenue, Ridgewood, New Jersey 07450-1612 (our telephone number is (201) 445-4000).

         Classified Board of Directors and Related Provisions. Our board of directors is divided into three classes which are as nearly equal in number as possible. Directors serve for terms of three years. As a result, each year, only one-third of the directors are eligible to be elected and it would take at least two years to elect a majority of our directors. A director may be removed only by the affirmative vote of the holders of at least 80% of the shares then entitled to vote.

         Restrictions on Voting of Securities. The certificate provides that any shares of common stock beneficially owned directly or indirectly in excess of 10% by any person, other than the mutual holding company will not be counted as shares entitled to vote, shall not be voted by any person or counted as voting shares in connection with any matter submitted to stockholders for a vote, and shall not be counted as outstanding for purposes of determining a quorum or the affirmative vote necessary to approve any matter submitted to the stockholders for a vote. It is possible for such a person to have voting authority for less than 10% of our shares, depending on how the shares are registered. The purpose of this provision is to reduce the chance that minority stockholders could challenge our management.

         Prohibition Against Cumulative Voting. Our certificate prohibits cumulative voting by stockholders in the election of directors. The absence of cumulative voting rights effectively means that the holders of a majority of the shares voted at a meeting of stockholders may, if they so choose, elect all directors elected at the meeting, thus precluding a minority stockholder from obtaining representation on the Board of Directors unless the minority stockholder is able to obtain the support of a majority. In accordance with the law governing mutual holding companies, the mutual holding company must remain the majority holder of our voting stock.

         Supermajority Provision. Any sale or merger, which has not been approved by at least two-thirds of the Board of Directors, requires the approval of at least 80% of the outstanding vote.

         Additional Anti-Takeover Provisions. The provisions described above are not the only provisions of our certificate and bylaws having an anti-takeover effect. For example, the certificate authorizes the issuance of up to five million shares of preferred stock, which conceivably would represent an additional class of stock required to approve any proposed acquisition. This preferred stock, none of which has been issued, together with authorized but unissued shares of the common stock (the Certificates authorizes the issuance of up to 10 million shares of the common stock), also could represent additional capital required to be purchased by the acquiror.

         In addition to discouraging a takeover attempt which a majority of our stockholders might determine to be in their best interest or in which our stockholders might receive a premium over the current market prices for their shares, the effect of these provisions may render the removal of our management more difficult. It is possible that incumbent officers and directors might be able to retain their positions (at least until their term of office expires) even though a majority of our stockholders, other than the mutual holding company, desire a change.


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                          DESCRIPTION OF CAPITAL STOCK

         We are authorized to issue 10,000,000 shares of common stock, par value $0.10 per share and 5,000,000 shares of preferred stock, no par value. We currently expect to issue between 2,210,000 and 2,990,000 shares of common stock in the reorganization (between 1,038,700 and 1,405,300 shares to persons other than the mutual holding company). See "Capitalization." Upon payment of the purchase price shares of common stock issued in the offering will be fully paid and non-assessable. The common stock will represent nonwithdrawable capital, will not be an account of insurable type and will not be insured by the FDIC or any other governmental agency. See also "Dividends" and "Waiver of Dividends by the MHC."

Voting Rights

         The holders of common stock will possess exclusive voting rights in the Company. The holder of shares of common stock will be entitled to one vote for each share held on all matters subject to stockholder vote. See also "The Reorganization - Effect of the Reorganization - Voting Rights"

Liquidation Rights

         In the event of any liquidation, dissolution, or winding-up of the Company, the holders of the common stock generally would be entitled to receive, after payment of all debts and liabilities of the Company (including all debts and liabilities of the Bank), all assets of the Company available for distribution. See also "The Reorganization - Effect of the Reorganization - Liquidation Rights."

Preemptive Rights; Redemption

         The holders of the common stock do not have any preemptive rights with respect to any shares we may issue. The common stock will not be subject to any redemption provisions.

Preferred Stock

         We are authorized to issue up to 5,000,000 shares of preferred stock and to fix and state voting powers, designations, preferences, or other special rights of such shares and the qualifications, limitations and restrictions of those shares as the Board of Directors may determine in its discretion. Preferred stock may be issued in distinctly designated series, may be convertible into common stock and may rank prior to the common stock as to dividends rights, liquidation preferences, or both, and may have full or limited voting rights. Accordingly, the issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

         The authorized but unissued shares of preferred stock and the authorized but unissued and unreserved shares of common stock will be available for issuance in future mergers or acquisitions, in future public offerings or private placements. Except as otherwise required to approve the transaction in which the additional authorized shares of preferred stock would be issued, no stockholder approval generally would be required for the issuance of these shares. Depending on the circumstances, however, stockholder approval may be required pursuant to requirements for eligibility for quotation of the common stock on The Nasdaq Stock Market or by any exchange on which the common stock may then be listed.


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                             LEGAL AND TAX OPINIONS

         The legality of the issuance of the common stock being offered and certain matters relating to the reorganization and federal and state taxation will be passed upon for us by Malizia, Spidi, Sloane & Fisch, P.C., Washington, D.C. Certain legal matters will be passed upon for Ryan, Beck & Co. by Jamieson, Moore, Peskin & Spicer, Morristown, New Jersey.

                                     EXPERTS

         The financial statements of Ridgewood Savings Bank of New Jersey as of December 31, 1997 and 1996 and for the years then ended have been included in this prospectus in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         The financial statements of Ridgewood Savings Bank of New Jersey as of December 31, 1995 and for the year then ended have been included in this prospectus in reliance upon the report of Dorfman, Abrams, Music & Co., independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of that firm as experts in accounting and auditing.

         FinPro has consented to the publication in this document of a summary of its letter to Ridgewood Savings Bank of New Jersey setting forth its opinion as to the estimated pro forma market value of us in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                                CHANGE IN AUDITOR

         On July 22, 1996, the board of directors of the Bank engaged KPMG Peat Marwick LLP as its independent auditor for the fiscal year ended December 31, 1996. By letter dated July 23, 1996, the Bank notified Dorfman, Abrams, Music & Co., its independent auditor for the fiscal years ended December 31, 1995 and 1994, of this determination and that Dorfman, Abrams, Music & Co. would not continue to be engaged for the fiscal year ending December 31, 1996. On July 12, 1996, the audit committee of the Bank had recommended this change in auditor to the board of directors. The determination to replace Dorfman, Abrams, Music & Co. was approved by the full board of directors of the Bank. The report of KPMG Peat Marwick LLP for the fiscal year ended December 31, 1996 and the report of Dorfman, Abrams, Music & Co. for the fiscal years ended December 31, 1995 and 1994 contained no adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 1995 and 1994 and during the period from January 1, 1996 to July 23, 1996, there were no disagreements between the Bank and Dorfman, Abrams, Music & Co. concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                            REGISTRATION REQUIREMENTS

         Our common stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the reorganization.

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                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We are subject to the informational requirements of the Exchange Act and must file reports and other information with the SEC.

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http://www.sec.gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

         A copy of our certificate of incorporation and bylaws, as well as those of the Bank and the mutual holding company, are available without charge from Ridgewood Savings Bank of New Jersey. Copies of the plan of reorganization are also available without charge.

         The Bank has filed notice of mutual holding company reorganization with the Department of Banking and Insurance of New Jersey. In addition, the Bank has filed copies of this application with the FDIC. This prospectus omits certain information contained in that application.



                                       94

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                          INDEX TO FINANCIAL STATEMENTS

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

Independent Auditors' Reports                                        F-1

Statements of Financial Condition at June 30, 1998 (unaudited)
     and December 31, 1997 and 1996                                  F-3

Statements of Income for the six months ended
         June 30, 1998 (unaudited) and for each of the
         three years in the period ended December 31, 1997            18

Statements of Equity for the six months ended
         June 30, 1998 (unaudited) and for each of the
         three years in the period ended December 31, 1997           F-4

Statements of Cash  Flows  for the six  months  ended
         June  30,  1998  and 1997 (unaudited) and for
         each of the three years in the period ended
         December 31, 1997                                           F-5

Notes to Financial Statements                                        F-7


Other schedules are omitted as they are not required or are not applicable or the required information is shown in the financial statements or related notes.

Financial statements of Ridgewood Financial, MHC and Ridgewood Financial, Inc. have not been provided because they have conducted no operations.

                          Independent Auditors' Report


The Board of Directors
Ridgewood Savings Bank of New Jersey:


We have audited the statements of financial condition of Ridgewood Savings Bank of New Jersey as of December 31, 1997 and 1996 and the related statements of income, equity, and cash flows for the years then ended as listed in the accompanying index. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Ridgewood Savings Bank of New Jersey for the year ended December 31, 1995 were audited by other auditors whose report thereon dated February 29, 1996 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1997 and 1996 financial statements referred to above present fairly, in all material respects, the financial position of Ridgewood Savings Bank of New Jersey as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                /s/KPMG Peat Marwick LLP

                                                KPMG Peat Marwick LLP






Short Hills, New Jersey
February 27, 1998

                           INDEPENDENT AUDITORS'REPORT






Board of Directors
Ridgewood Savings Bank of New Jersey
Ridgewood, New Jersey


We have audited the accompanying statement of financial condition of Ridgewood Savings Bank of New Jersey as of December 31, 1995, and the related statements of income, equity and cash flows for the year then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentabon. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ridgewood Savings Bank of New Jersey as of December 31, 1995, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                /s/Dorfman, Abrams, Music & Co.




Glen Rock, New Jersey

February 29, 1996

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

                        Statements of Financial Condition

                             (Dollars in thousands)

                                                          June, 30          December, 31
                                                        -------------  ----------------------
                        Assets                              1998          1997        1996
                                                            ----          ----        ----
                                                         (Unaudited)

Cash and due from banks                                  $   3,128        2,198       2,564
Federal funds sold                                          16,400       13,200       3,800
                                                         ---------    ---------   ---------
                  Cash and cash equivalents                 19,528       15,398       6,364

Investment securities:
    Held to maturity (fair value of $2,496, $9,724
       and $12,599 at June 30, 1998, December 31,
       1997 and December 31,1996)                            2,495        9,666      12,721
    Available for sale                                      11,730       26,954      43,211
Mortgage-backed securities:
    Held to maturity  (fair  value of $12,953, $14,522
       and $16,678 at June 30, 1998, December 31,
       1997 and December 31, 1996)                          12,794       14,356      16,611
    Available for sale                                      85,679       50,099      19,359
Loans held for sale                                           --            750       3,756
Loans receivable, net                                      104,627      105,715     107,959
Accrued interest receivable                                  1,386        1,609       1,818
Premises and equipment, net                                  2,188        2,253       2,310
Federal Home Loan Bank stock, at cost                        1,949        1,949       1,949
Other assets                                                   286          316         717
                                                         ---------    ---------   ---------
                  Total assets                           $ 242,662      229,065     216,775
                                                         =========    =========   =========

                Liabilities and Equity

Deposits                                                   198,602      193,889     170,551
Borrowed funds                                              25,432       16,282      28,400
Advances from borrowers for taxes and insurance                896          902         907
Accounts payable and other liabilities                         381          798       1,548
                                                         ---------    ---------   ---------
                  Total liabilities                        225,311      211,871     201,406
                                                         ---------    ---------   ---------

Equity:
    Retained earnings                                       17,453       16,966      15,716
    Accumulated other comprehensive income                    (102)         228        (347)
                                                         ---------    ---------   ---------
                  Total equity                              17,351       17,194      15,369

Commitments and contingencies

                  Total liabilities and equity           $ 242,662      229,065     216,775
                                                         =========    =========   =========


See accompanying notes to financial statements.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

                              Statements of Equity

                                 (In thousands)

                                                                                                       Accu-
                                                                                                      mulated
                                                                                                       other
                                                                              Compre-                  compre-
                                                                              hensive     Retained     hensive     Total
                                                                              income      earnings     income     equity
                                                                              ------      --------     ------     ------

Balance at December 31, 1994                                              $                 13,849     (259)       13,590
Comprehensive income:
    Net income                                                                 1,127         1,127       -          1,127
    Other comprehensive income, net of tax - unrealized gain
       on securities, net of reclassification adjustment                         571
                                                                              ------

                  Total comprehensive income                              $    1,698            -       571           571
                                                                               =====     ---------    -----     ---------
Balance at December 31, 1995                                                                14,976      312        15,288

Comprehensive income:
    Net income                                                                   740           740       -            740
    Other comprehensive income, net of tax - unrealized gain
       on securities, net of reclassification adjustment                        (659)
                                                                              ------

                  Total comprehensive income                              $       81            -      (659)         (659)
                                                                              ======     ---------    -----     ---------
Balance at December 31, 1996                                                                15,716     (347)       15,369

Comprehensive income:
    Net income                                                                 1,250         1,250       -          1,250
    Other comprehensive income, net of tax - unrealized gain
       on securities, net of reclassification adjustment                         575
                                                                              ------

                  Total comprehensive income                              $    1,825            -       575           575
                                                                              ======     ---------    -----     ---------
Balance at December 31, 1997                                                                16,966      228        17,194

Comprehensive income:
    Net income                                                                   487           487       -            487
    Other comprehensive income, net of tax - unrealized gain
       on securities, net of reclassification adjustment                        (330)
                                                                              ------

                  Total comprehensive income                              $      157            -      (330)         (330)
                                                                              ======     ---------    -----     ---------

Balance at June 30, 1998                                                  $                 17,453     (102)       17,351
                                                                                         =========    =====     =========


                                                                            Six-months              Years ended
                                                                              ended                December 31,
                                                                             June 30,              ------------
                                                                               1998         1997       1996       1995
                                                                               ----         ----       ----       ----
                                                                          (Unaudited)
Disclosure of reclassification amount:
    Unrealized holding (losses) gains arising during period              $     (306)         594       (614)        542
    Less:  reclassification adjustment for (losses) gains in
       net income                                                               (24)         (19)       (45)         29
                                                                         ----------        -----      -----       -----
                  Net unrealized (losses) gains                          $     (330)         575       (659)        571
                                                                         ==========        =====      =====       =====


See accompanying notes to financial statements.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

                            Statements of Cash Flows

                                 (In thousands)

                                                                   Six months ended               Years ended
                                                                       June 30,                   December 31,
                                                            ------------------------  --------------------------------
                                                                 1998        1997       1997         1996       1995
                                                                 ----        ----       ----         ----       ----
                                                                   (Unaudited)
Cash flows from operating activities:
    Net income                                               $    487         662       1,250         740       1,127
    Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
          Depreciation                                            100          99         199         148          75
          Amortization of loan fees                               (60)        (58)       (131)       (174)       (203)
          Premiums and discounts on mortgage-
              backed and investment securities                    416         (11)        376         194         418
          Proceeds from loan sales                                771          24       3,637         750       4,375
          Gain on sale of loans                                   (21)         (3)        (45)        (14)        (38)
          Loans originated for resale                            --          --          (585)     (4,293)     (3,962)
          (Gain) loss on sale of securities available
              for sale                                            (24)       --           (19)        (45)         29
          Provision for loans losses                              132           6          12          12          60
          Deferred income tax (benefit) expense                  (118)        181         265          84         (29)
          Decrease (increase) in accrued interest
              receivable                                          223         (85)        209        (347)       (710)
          Decrease (increase) in other assets, net                215         (76)       (298)        (57)        (48)
          (Decrease) increase in other liabilities               (299)       (994)       (605)      1,236        (194)
                                                             --------    --------    --------    --------    --------

                  Net cash provided by (used in)
                     operating activities                       1,822        (255)      4,265      (1,766)        900
                                                             --------    --------    --------    --------    --------

Cash flows from investing activities:
    Net decrease (increase) in first mortgage loans             1,803       2,615       4,660      (9,257)     (9,367)
    Net increase in consumer loans                               (787)     (2,037)     (2,316)     (2,390)       (451)
    Purchase of mortgage-backed securities available
       for sale                                               (46,600)     (9,332)    (40,931)    (15,763)     (3,971)
    Principal collected on mortgage-backed securities          11,669       3,413       7,421       5,930       5,456
    Proceeds from sales of mortgage-backed securities
       available for sale                                        --          --         6,320       4,967        --
    Purchase of investment securities available
       for sale                                                (1,470)       (500)     (1,503)    (41,447)    (21,936)
    Proceeds from sales of securities available for sale        7,022       2,000      17,525      15,689      10,221
    Purchase of investment securities held to maturity           --          --          --          --       (16,192)
    Maturities of investment securities held to maturity        6,976       2,500       2,500      11,021       2,500
    Maturities of investment securities available for sale      9,700        --          --          --          --
    Principal collected on investment securities                  175         233        --          --           274
    Purchase of premises and equipment                            (35)        (99)       (142)       (729)     (1,268)
    Purchase of Federal Home Loan Bank stock                     --          --          --          (768)        (43)
    Proceeds from collection of loan fees                        --             6          20          56          92
                                                             --------    --------    --------    --------    --------
                  Net cash used in investing activities       (11,549)     (1,201)     (6,446)    (32,691)    (34,685)
                                                             --------    --------    --------    --------    --------

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

                             (Dollars in thousands)

                                                                          Six months ended                Years ended
                                                                             June 30,                     December 31,
                                                                        --------------------   ----------------------------------
                                                                         1998         1997        1997        1996        1995
                                                                         ----         ----        ----        ----        ----
                                                                            (Unaudited)
Cash flows from financing activities:
    Net increase (decrease) in passbook, NOW
       and money market accounts                                       $  5,010       6,096       7,311       2,904        (566)
    Net (decrease) increase in certificates of deposit                     (297)      9,311      16,027      20,629      27,390
    Proceeds from borrowed funds                                         18,190      20,181      13,407      25,175      16,487
    Repayment of borrowed funds                                          (9,040)    (29,400)    (25,525)    (12,786)     (9,326)
    Net (decrease) increase in advances from
       borrowers for taxes and insurance                                     (6)         13          (5)         77          17
                                                                       --------    --------    --------    --------    --------

                  Net cash provided by financing
                     activities                                          13,857       6,201      11,215      35,999      34,002
                                                                       --------    --------    --------    --------    --------

                  Net increase in cash and cash
                     equivalents                                          4,130       4,745       9,034       1,542         217

Cash and cash equivalents at beginning of year                           15,398       6,364       6,364       4,822       4,605
                                                                       --------    --------    --------    --------    --------

Cash and cash equivalents at end of year                                 19,528      11,109      15,398       6,364       4,822
                                                                       ========    ========    ========    ========    ========

Supplemental disclosures of cash flow information cash payments for:
       Interest on deposits and borrowed funds                         $  5,344       5,140      10,386      11,185       6,562
                                                                       ========    ========    ========    ========    ========

       Income taxes                                                    $    370         163         233         548         779
                                                                       ========    ========    ========    ========    ========

Transfers to available for sale from mortgage-
    backed securities held to maturity                                 $   --          --          --          --         9,317
                                                                       ========    ========    ========    ========    ========

Transfers to held to maturity from investment
    securities available for sale                                      $   --          --          --          --           420
                                                                       ========    ========    ========    ========    ========


See accompanying notes to financial statements.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

                        December 31, 1997, 1996 and 1995



 (1)   Summary of Significant Accounting Policies

       Business Activities

       Ridgewood Savings Bank of New Jersey (the Bank) grants residential, commercial and consumer loans to, and accepts deposits from, customers from three branches located in northeastern New Jersey. The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities.

       Basis of Financial Statement Presentation

       The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ significantly from these estimates.

       Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in settlement of loans. In connection with the determination of the allowance for loans losses and valuation of real estate owned, management generally obtains independent appraisals for significant properties.

       The accompanying unaudited financial statements as of June 30, 1998, and for the six-month periods ended June 30, 1998 and 1997, have been prepared in accordance with generally accepted accounting principles. All information in the notes to the financial statements as of June 30, 1998 and for the six-month periods ended June 30, 1998 and 1997 are unaudited. In the opinion of management, all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of such interim periods have been made. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of results that may be expected for the year ending December 31, 1998.

       Effective January 1, 1998, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (Statement No. 130). Statement No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Under Statement No. 130, comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly in equity, such as unrealized gains or losses on securities available for sale. Comparative financial statements provided for earlier periods have been reclassified to reflect the application of the provisions of Statement No. 130.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

 (1), Continued

       Statement No. 130 requires total comprehensive income and its components to be displayed on the face of a financial statement for annual financial statements. For the Bank, comprehensive income is determined by adding unrealized investment holding gains or losses during the period to net income.

       In February 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 132 "Employers Disclosures about Pensions and Other Postretirement Benefits" (Statement No. 132). Statement 132 revises employers' disclosures about pension and other postretirement benefits plans. It does not change the measurement or recognition of those plans. It standardizes the disclosure requirements for pensions and other postretirement benefits to the extent practicable, requires additional information in changes in the benefit obligations and fair value of plan assets that will facilitate financial analysis and eliminates certain required disclosure of previous accounting pronouncements.

       Statement No. 132 is effective for fiscal years beginning after December 15, 1997. Earlier application is encouraged. Restatement of disclosures for earlier periods provided for comparative purposes is required unless the information is not readily available. As Statement No. 132 affects disclosure requirements, it is not expected to have an impact on the financial statements of the Bank.

       In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" (Statement No. 133). Statement No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of this Statement should be as of the beginning of an entity's fiscal quarter. On that date, hedging relationships must be designated as new and documented pursuant to the provisions of this Statement. Earlier application of all of the provisions of Statement No. 133 is encouraged, but it is permitted only as of the beginning of any fiscal quarter that begins after issuance of this Statement. This Statement should not be applied retroactively to financial statements of prior periods. The Bank has not determined the impact, if any, Statement No. 133 will have on the Bank's financial statement presentation.

       Cash and Cash Equivalents

       For purposes of the statements of cash flows, cash and cash equivalents include cash and due from banks and federal funds sold.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

 (1), Continued

       Investment Securities

       Management determines the appropriate classification of securities as either held to maturity or available for sale at the purchase date. Debt securities that management has the ability and intent to hold to maturity are classified as held to maturity and carried at cost, adjusted for amortization of premiums and accretion of discounts. Other securities are classified as available for sale and are carried at fair value.
       Unrealized  gains  and  losses  on  securities  available  for  sale  are recognized as direct increases or decreases to equity, net of income taxes. Premiums and discounts are amortized using the level yield method. The cost of securities sold is recognized using the specific identification method.

       Mortgage-backed Securities

       Management determines the appropriate classification of mortgage-backed securities as either held to maturity or available for sale at the purchase date. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by third parties. Mortgage-backed securities that management has the intent and ability to hold to maturity are classified as held to maturity and carried at unpaid principal balances, adjusted for unamortized premiums and unearned discounts. All other mortgage-backed securities are classified as available for sale and are carried at fair value. Unrealized gains and losses on mortgage-backed securities available for sale are recognized as direct increases or decrease to equity, net of income taxes. Premiums and discount are amortized using the level yield method. The cost of securities sold is determined using the specific identification method.

       Loans Held for Sale

       Loans originated and held for sale are carried at the lower of cost or fair value determined on an aggregate basis. Net unrealized losses are recognized in a valuation allowance through charges to income. Gains and losses on the sale of loans held for sale are determined using the specific identification method. At December 31, 1997 and 1996, the cost of loans held for sale approximates fair value.

       Effective January 1, 1997, the Bank adopted Statement of Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (Statement No. 125). The statement provides standards for distinguishing transfers of financial assets that are sales from those that are secured borrowings, and provides guidance on the recognition and measurement of asset servicing contracts and on debt extinguishments. As issued, Statement No. 125 is effective for transactions occurring after December 31, 1996. However, as a result of an amendment to Statement No. 125

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

 (1), Continued

       issued by the FASB in December 1996, certain provisions of Statement No. 125 were deferred for an additional year. Statement No. 125 requires the recognition of separate assets for the rights to service for others mortgage loans that have been acquired through purchase or origination. These rights are amortized over the estimated net servicing life of the loans and are evaluated for impairment based on their fair value on a quarterly basis. The fair value of the rights is estimated using the present value of future cash flows and assumptions regarding prepayment estimates, cost of servicing, discount rates and loan terms. Any impairments to the value of the rights are recognized as a direct effect to amortization. The impact of adopting the new accounting standard was not material to the Bank.

       Loans Receivable

       Loans receivable are stated at unpaid principal balances less the allowance for loans losses and net deferred loan origination fees. Interest income on loans is accrued and credited to interest income as earned. Loan origination and commitment fees are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method.

       The allowance for loan losses is increased by charges to income through a provision for loan losses and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral and current economic conditions.

       Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions in the Bank's market area. In addition, various regulatory agencies, as an integral part of their routine examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

       Loans are placed on nonaccrual status when a loan is specifically determined to be impaired based on management's periodic evaluation. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific nonaccrual loans unless the likelihood of further loss is remote and only to the extent of interest payments received.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

 (1), Continued

       The Bank has defined the population of impaired loans to be all nonaccrual and restructured commercial loans, and certain other performing loans considered to be impaired as to principal and interest. Impaired loans are individually assessed to determine that the loan's carrying value is not in excess of the fair value of the collateral or the present value of the loan's expected future cash flows. Smaller balance homogeneous loans that are collectively evaluated for impairment, such as residential mortgage loans and installment loans, are excluded from the impaired loan portfolio. At June 30, 1998, December 31, 1997 and 1996, the Bank has no impaired loans.

       Premises and Equipment

       Premises and equipment, including leasehold improvements, are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

       Foreclosed Real Estate

       Real estate properties acquired through foreclosure are initially recorded at the lower of amortized cost or estimated fair value, less estimated costs to sell at the date of foreclosure. Costs relating to development and improvements of property are capitalized, whereas costs relating to the holding of property are expensed.

       Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its estimated fair value, less estimated costs to sell.

       Income Taxes

       Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       Reclassifications

       Certain reclassifications have been made to the 1995, 1996 and 1997 financial statements to conform to the 1998 presentation.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

 (2)   Investment Securities

       At June 30, 1998, December 31, 1997 and 1996, securities held to maturity consist of the following (in thousands):

                                       June 30, 1998
                       -----------------------------------
                                  (Unaudited)                        December 31, 1997               December 31, 1996
                                                           ----------------------------------  -----------------------------------
                                 Gross     Gross                      Gross     Gross                   Gross     Gross
                        Amor-    unre-     unre-             Amor-    unre-     unre-          Amor-    unre-     unre-
                        tized    alized    alized   Fair     tized    alized    alized  Fair   tized    alized    alized   Fair
                        cost     gains     losses   value    cost     gains     losses  value  cost     gains     losses   value
                        ----     -----     ------   -----    ----     -----     ------  -----  ----     -----     ------   ------
U.S. Government and
    federal agencies   $ 2,495       9         (8)  2,496      9,666    62        (4)    9,724  12,721    15      (137)     12,599
                       =======    ====       =====  =====    =======   ===        ==    ======  ======  ====     =====      ======

       At June 30, 1998 and December 31,  1997,  securities  of $1.6 million and
1.8 million, respectively, were pledged as collateral.

       At June 30, 1998 and December 31, 1997 and 1996, securities available for sale consist of the following (in thousands):

                                       June 30, 1998
                       -----------------------------------
                                  (Unaudited)                        December 31, 1997               December 31, 1996
                                                           ----------------------------------    ----------------------------------
                                 Gross     Gross                      Gross     Gross                     Gross     Gross
                        Amor-    unre-     unre-             Amor-    unre-     unre-            Amor-    unre-     unre-
                        tized    alized    alized   Fair     tized    alized    alized  Fair     tized    alized    alized    Fair
                        cost     gains     losses   value    cost     gains     losses  value    cost     gains     losses    value
                        ----     -----     ------   -----    ----     -----     ------  -----    ----     -----     ------   ------
U.S. Government
    and federal
    agencies            $ 7,000      2        (2)    7,000   23,697     28        (34)  23,691   41,204      12      (620)   40,596
Municipal securities      4,561    146        (3)    4,704    3,091    150         -     3,241    2,589      10        -      2,599
Equity securities             8     18        -         26        8     14         -        22        9       7        -         16
                         ------  -----     -----    ------   ------  -----       ----   ------   ------    ----     -----    ------

                        $11,569    166        (5)   11,730   26,796    192        (34)  26,954   43,802      29      (620)   43,211
                         ======  =====     =====    ======   ======    ===       ====   ======   ======    ====     =====    ======

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

                                 (In thousands)

 (2), Continued

       The following is a summary of maturities of debt securities as of June 30, 1998 and December 31, 1997 (in thousands):

                                                June 30, 1998
                                  --------------------------------------               December 31, 1997
                                               (Unaudited)                  ----------------------------------------
                                     Securities                                 Securities
                                       held to            Securities             held to            Securities
                                      maturity        available for sale        maturity        available for sale
                               -------------------     ------------------    -----------------  ---------------------
                                   Amor-              Amor-                   Amor-              Amor-
                                   tized     Fair     tized        Fair       tized    Fair      tized      Fair
                                   cost      value    cost         value      cost     value     cost       value
                                   ----      -----    ----         -----      ----     -----     ----       -----
Amounts maturing in:
    One year or less          $     920       920      500           500       920       916        500        498
    After one year through
       five years                   167       167    4,000         4,000     1,219     1,238         -          -
    After five years through
       ten years                    746       755       -              -     3,807     3,842     23,197     23,193
    After ten years                 662       654    7,061         7,204     3,720     3,728      3,091      3,241
                                 ------    ------  -------      --------    ------    ------    -------    -------

                              $   2,495     2,496   11,561        11,704     9,666     9,724     26,788     26,932
                                 ======    ======  =======      ========    ======    ======    =======    =======

       Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

       Proceeds from sales of investment securities available for sale and the realized gross gains and losses from those sales are as follows (in thousands):

                                                          Six months
                                                             ended                  Years ended
                                                           June 30,                December 31,
                                                    --------------------   -------------------------------
                                                         1998      1997     1997       1996       1995
                                                         ----      ----     ----       ----       ----
                                                          (Unaudited)

                Proceeds from sales                 $   7,022     2,000     17,525     15,689     10,221
                                                       ======    ======    =======    =======    =======

                Gross realized gains                       24        -          11         20          3
                Gross realized losses                      -         -          -          -         (32)
                                                       ------    ------    -------    -------    -------

                                                    $      24        -          11         20        (29)
                                                       ======    ======    =======    =======    =======


       In 1995, debt securities of $420,000 were transferred to held to maturity from available for sale as a one time reallocation between categories, as allowed by the "Special Report - A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" which was issued in November 1995.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

                                 (In thousands)


 (3)   Mortgage-backed Securities

       At June 30, 1998, December 31, 1997 and 1996, mortgage-backed securities held to maturity consist of the following (in thousands):

                                  June 30, 1998
                       -----------------------------------
                                  (Unaudited)                        December 31, 1997               December 31, 1996
                                                           ----------------------------------    ----------------------------------
                                 Gross     Gross                      Gross     Gross                     Gross     Gross
                        Amor-    unre-     unre-             Amor-    unre-     unre-            Amor-    unre-     unre-
                        tized    alized    alized   Fair     tized    alized    alized  Fair     tized    alized    alized    Fair
                        cost     gains     losses   value    cost     gains     losses  value    cost     gains     losses    value
                        ----     -----     ------   -----    ----     -----     ------  -----    ----     -----     ------   ------

GNMA                 $  2,747       47        (5)    2,789    3,138       64     (8)     3,194    3,658       56       (21)   3,693
FHLMC                   2,610       28        (7)    2,631    2,902       34     (5)     2,931    3,530       26       (20)   3,536
FNMA                    7,437      100        (4)    7,533    8,316       97    (16)     8,397    9,423       71       (45)   9,449
                      -------    -----      ----   -------   ------    -----    ---     ------   ------    -----      ----   ------

                     $ 12,794      175       (16)   12,953   14,356      195    (29)    14,522   16,611      153       (86)  16,678
                      =======    =====      ====   =======   ======      ===    ===     ======   ======      ===      ====   ======


       At June 30, 1998, December 31, 1997 and 1996, mortgage-backed securities available for sale consist of the following (in thousands):

                                  June 30, 1998
                       -----------------------------------
                                  (Unaudited)                        December 31, 1997               December 31, 1996
                                                           ----------------------------------    ----------------------------------
                                 Gross     Gross                      Gross     Gross                     Gross     Gross
                        Amor-    unre-     unre-             Amor-    unre-     unre-            Amor-    unre-     unre-
                        tized    alized    alized   Fair     tized    alized    alized  Fair     tized    alized    alized    Fair
                        cost     gains     losses   value    cost     gains     losses  value    cost     gains     losses    value
                        ----     -----     ------   -----    ----     -----     ------  -----    ----     -----     ------   ------

GNMA                 $   2,158        9        (7)   2,160    1,348       10       -      1,358      474        9         -      483
FHLMC                   39,242      165      (338)  39,069   25,567      165      (70)   25,662    7,645       73       (24)   7,694
FNMA                    44,598      172      (320)  44,450   22,987      142      (50)   23,079   11,192       27       (37)  11,182
                       -------    -----      ----   ------   ------    -----     ----    ------   ------    -----      ----   ------

                     $  85,998      346      (665)  85,679   49,902      317     (120)   50,099   19,311      109       (61)  19,359
                       =======    =====      ====   ======   ======      ===     ====    ======   ======      ===      ====   ======

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

 (3), Continued

       The following is a summary of maturities of mortgage-backed securities as of June 30, 1998 and December 31, 1997 (in thousands):

                                               June 30, 1998                           December 31, 1997
                                 ---------------------------------------    --------------------------------------
                                                (Unaudited)
                                     Securities             Securities          Securities           Securities
                                       held to               available           held to              available
                                      maturity               for sale            maturity             for sale
                               ----------------------   -----------------    -----------------    ----------------
                                   Amor-                 Amor-                Amor-                Amor-
                                   tized      Fair       tized     Fair       tized     Fair       tized    Fair
                                   cost       value      cost      value      cost      value      cost     value
                                   ----       -----      ----      -----      ----      -----      ----     -----
Amounts maturing in:
   After one year through
      five years              $      957        962      9,223     9,249         -          -       7,549    7,593
   After five years through
      ten years                      703        701     24,855    24,878        963        955     10,546   10,598
   After ten years                11,134     11,290     51,920    51,552     13,393     13,567     31,807   31,908
                                 -------    -------    -------   -------     ------ ---------- ---------- --------

                              $   12,794     12,953     85,998    85,679     14,356     14,522     49,902   50,099
                                 =======    =======    =======   =======    =======    =======    =======  =======

       Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations without call or prepayment penalties.

       Proceeds from sales of mortgage-backed securities available for sale and the realized gross gains and losses from those sales are as follows (in thousands):

                                                              Six months
                                                                 ended                 Years ended
                                                               June 30,               December 31,
                                                        ---------------------   -------------------------
                                                             1998      1997      1997      1996    1995
                                                             ----      ----      ----      ----    ----
                                                              (Unaudited)
                Proceeds from sales                     $      -         -      6,320     4,967       -
                                                            =====     =====     =====    ======   =====

                Gross realized gains                           -         -          8        31       -
                Gross realized losses                          -         -         -         (6)      -
                                                            -----     -----     -----    ------   -----

                                                        $      -         -          8        25       -
                                                            =====     =====     =====    ======   =====

       At June 30, 1998, mortgage-backed securities of $17.1 million were pledge as collateral.

       In  1995,   mortgage-backed   securities   with  an  amortized   cost  of
       approximately $9.3 million were transferred from held to maturity to available for sale as one time reallocation between categories, as allowed by the "Special Report - A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" which was issued in November 1995.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

 (4)   Loans

       The following is a summary of loans as of June 30, 1998, December 31, 1997 and 1996 (in thousands):

                                                                                        December 31,
                                                                     June 30,     ---------------------
                                                                       1998         1997          1996
                                                                       ----         ----          ----
                                                                    (Unaudited)
           First mortgage loans:
               Secured by one- to four-family
                  residence                                        $   83,990         86,140        90,500
               Secured by other property                               10,661         10,313        10,613
                                                                   ----------     ----------    ----------
                             Total first mortgage loans                94,651         96,453       101,113

           Consumer loans:
               Loans to depositors, secured by  savings                   208            350           256
               Education                                                  186            160           120
               Equity                                                  10,583          9,645         7,519
               Lines of credit                                             98            134            78
                                                                   ----------     ----------    ----------

                             Total consumer loans                      11,075         10,289         7,973
                                                                   ----------     ----------    ----------

           Less:
               Net deferred loan fees                                     349            409           521
               Allowance for loan losses                                  750            618           606
                                                                   ----------     ----------    ----------

                                                                   $  104,627        105,715       107,959
                                                                   ==========     ==========    ==========

           Loans held for sale                                     $        -            750         3,756
                                                                   ==========     ==========    ==========


       Activity in the allowance for loan losses for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 is summarized as follows (in thousands):

                                                                   June 30,               December 31,
                                                           ---------------------  ---------------------------
                                                                1998      1997      1997      1996      1995
                                                                ----      ----      ----      ----      ----
                                                                   (Unaudited)

           Balance at beginning of period                   $     618      606       606       593       528
           Provision charged to income                            132        6        12        12        60
           Charge-offs                                             -        -         -          2        -
           Recoveries                                              -        -         -          3         5
                                                               ------     ----      ----      ----      ----

           Balance at end of period                         $     750      612       618       606       593
                                                               ======     ====      ====      ====      ====

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

                    Notes to Financial Statements, Continued


 (4), Continued

       The balance of nonaccrual loans for which interest income has been reduced totals approximately $6,000, $0 and $313,000 at June 30, 1998, December 31, 1997 and 1996, respectively. Interest income that would have been recorded under the original terms of such loans approximated $0 and $59,000 for the six months ended June 30, 1998 and 1997, respectively, and $0, $13,000 and $22,000 for the years ended December 31, 1997, 1996 and 1995, respectively.


 (5)   Premises and Equipment

       Premises and equipment at June 30, 1998, December 31, 1997 and 1996 consists of the following (in thousands):


                                                            June 30,       December 31,
                                                            --------    -------------------
                                                              1998       1997        1996
                                                              ----       ----        ----
                                                           (Unaudited)

                Land                                        $    527        527        527
                Building and improvements                        607        607        607
                Leasehold improvements                           787        787        767
                Furniture, fixtures and equipment              1,125      1,090        968
                                                            --------    -------    -------
                                                               3,046      3,011      2,869

                Less accumulated depreciation                    858        758        559
                                                            --------    -------    -------

                                                            $  2,188      2,253      2,310
                                                            ========    =======    =======



 (6)   Federal Home Loan Bank Stock

       The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in capital stock of the Federal Home Loan Bank of New York (FHLB). The FHLB of New York paid dividends at an effective rate of 7.4% and 6.3% for the six months ended June 30, 1998 and 1997, respectively, and 6.6%, 7.6% and 7.6% for the years ended December 31, 1997, 1996 and 1995, respectively.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

 (7)   Deposits

       Deposits at June 30, 1998, December 31, 1997 and 1996 are summarized as follows (in thousands):


                                         June 30, 1998             December 31,                December 31,
                                         -------------                 1997                        1996
                                          (Unaudited)       -------------------------   -------------------------
                                                 Weighted                   Weighted                    Weighted
                                                 average                    average                     average
                                      Amount       rate          Amount       rate           Amount       rate
                                      ------       ----          ------       ----           ------       ----

       Passbook                 $     29,126       3.21%    $     27,136     3.01%      $     23,377      3.01%
       NOW accounts                   15,165       2.29           12,320     1.84              8,622      1.94
       Money market                    3,807       2.98            3,632     2.98              3,778      2.98
       Certificates of deposit       150,504       5.61          150,801     5.66            134,774      5.54
                                     -------                     -------                     -------

                                $    198,602                $    193,889                $    170,551
                                    ========                   =========                    ========

       The aggregate amount of certificate of deposit accounts with a minimum denomination of $100,000 was approximately $14.8 million, $15.6 million, and $17.1 million at June 30, 1998, December 31, 1997 and 1996, respectively.

       At June 30, 1998, December 31, 1997 and 1996, scheduled maturities of certificates of deposit are as follows (in thousands):

                                              June 30,           December 31,
                                              --------     ------------------------
                                                1998         1997           1996
                                                ----         ----           ----
                                             (Unaudited)

                One year or less            $  108,575        95,800        109,525
                One year to three years         37,294        50,878         19,694
                Three years or more              4,635         4,123          5,555
                                             ---------     ---------     ----------

                                            $  150,504       150,801        134,774
                                             =========     =========     ==========

       Interest expense on deposits for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 is summarized as follows (in thousands):

                                                          June 30,                 December 31,
                                                  -----------------    -------------------------------
                                                  1998       1997        1997        1996       1995
                                                  ----       ----        ----        ----       ----
                                                     (Unaudited)

                Passbook                         $   443        369         785        663        634
                NOW accounts                         121         88         195        139        103
                Money market                          57         63         121        122        133
                Certificates of deposit            4,171      3,769       7,881      6,726      5,683
                                                  ------    -------    --------    -------    -------

                                                 $ 4,792      4,289       8,982      7,650      6,553
                                                  ======    =======    ========    =======    =======

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

 (8)   Borrowed Funds

       Borrowed funds at June 30, 1998, December 31, 1997 and 1996 are summarized as follows (in thousands):


                                                           December 31,
                                         June 30,   -------------------------
                                           1998         1997         1996
                                           ----         ----         ----
                                        (Unaudited)

          Advances from the FHLB        $  25,432       16,282        28,400
                                         ========     ========     =========


       Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB and qualifying first mortgage loans. Advances at June 30, 1998 and December 31, 1997 have maturity dates as follows (in thousands):


                                         June 30,     December 31,
                                           1998           1997
                                           ----           ----
                                       (Unaudited)

                         1998            $  6,700        15,525
                         2000               2,150           150
                         2006                 582           607
                         2008              16,000            -
                                          -------       ------

                                         $ 25,432        16,282
                                          =======       =======


       The interest rates on advances ranged from 5.30% to 6.76%, 5.30% to 6.85% and from 5.30% to 6.85% at June 30, 1998, December 31, 1997 and 1996,
respectively.


 (9)   Employee Retirement Plans

       Pension Plan

       The Bank has a defined benefit pension plan covering substantially all employees. The benefits are computed using an average of the employee's compensation for the highest five years during the last ten years of employment. The Bank funds an amount equal to the

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

 (9), Continued

       maximum allowable deduction for tax purposes as reported by the Bank's actuary. Listed below are the components of pension expense for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 (in thousands):

                                                June 30,            December 31,
                                            -----------------  -------------------------
                                              1998     1997     1997     1996    1995
                                              ----     ----     ----     ----    ----
                                                (Unaudited)

                Service cost                 $ 42       34       67       66        79
                Interest cost                  22       21       42       37        26
                Return on plan assets         (27)     (24)     (47)     (47)       (7)
                Other components                3        3        6        3         6
                                             ----     ----     ----    -----    ------

                   Net periodic pension
                      cost                   $ 40       34       68       59       104
                                             ====     ====     ====    =====    ======

       The following table shows the funded status of the plan and the amount reported in the statements of financial condition at June 30, 1998, December 31, 1997 and 1996 (in thousands):

                                                                                          December 31,
                                                                              June 30, ----------------
                                                                                1998      1997     1996
                                                                                ----      ----     ----
                                                                            (Unaudited)

                Actuarial present value of benefit obligations:
                      Accumulated benefit obligation:
                          Vested                                               $ 425       430       269
                          Nonvested                                               95        79        47
                                                                               -----   -------   -------

                                 Total accumulated benefit
                                     obligation                                  520       509       316
                                                                               -----    ------    ------

                      Projected benefit obligation                              (698)     (707)     (501)
                      Fair value of plan assets, primarily
                          certificates of deposit                                716       730       549
                                                                               -----    ------    ------
                                 Excess of fair value of
                                     plan assets over pro-
                                     jected benefit                               18        23        48

                      Other                                                      (23)       12       (35)
                                                                              ------    ------    ------

                                 (Accrued pension liability)
                                     net pension asset                        $   (5)       35        13
                                                                              ======    ======    ======

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

 (9), Continued

       Assumptions used to develop the net periodic pension costs are as follows:


                                                               June 30,                     December 31,
                                                            ----------------        -----------------------------
                                                            1998        1997        1997        1996        1995
                                                            ----        ----        ----        ----        ----
                                                                 (Unaudited)

                Discount rate                                6.8%        7.5%       7.5%         7.5%        7.0%
                Expected long-term rate of
                   return on assets                          8.0         8.0         8.0         8.0         7.0
                Rate of increase in compen-
                   sation levels                             4.5         5.5         5.5         5.5         5.0
                                                            ====        ====        ====        ====        ====



       Profit-sharing Plan

       The Bank has established a 401(k) profit-sharing plan covering substantially all employees. The plan provides for the Bank to match 50% of an employee's contribution up to 4% of individual's salary. Contributions to the plan for the six months ended June 30, 1998 and 1997 were approximately $9,000 and $9,000, respectively and for the years ended December 31, 1997, 1996 and 1995 were approximately $20,000, $19,000 and $17,000, respectively.


(10)   Income Taxes

       Under tax law that existed prior to 1996, the Bank was generally allowed a special bad debt deduction in determining income for tax purposes. The deduction was based on either a specified experience formula or a percentage of taxable income before such deduction. The experience method was used in preparing the income tax return for 1995. Legislation was enacted in August 1996 which repealed for tax purposes the percentage of taxable income bad debt reserve method. As a result, the Bank will use a specific experience formula to compute its bad debt deduction for 1996 and 1997. The legislation also requires the Bank to recapture its post-1987 net additions to its tax bad debt reserves for which the Bank has accrued a deferred liability.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

(10), Continued

       Income tax expense for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 is summarized as follows (in thousands):

                                                           June 30,                 December 31,
                                                      ------------------    -----------------------------
                                                        1998        1997      1997      1996       1995
                                                        ----        ----      ----      ----       ----
                                                          (Unaudited)
                Current:
                     Federal                       $     334         220       532        500        631
                     State                                29          24        44         44         55
                                                      ------      ------    ------     ------     ------

                                                   $     363         244       576        544        686
                                                      ======      ======    ======     ======     ======
                Deferred:
                     Federal                            (111)        172       243         77        (27)
                     State                                (7)          9        22          7         (2)
                                                      -------     ------    ------     ------     ------

                                                   $    (118)        181       265         84        (29)
                                                      ======      ======    ======     ======     ======
                Total:
                     Federal                             223         392       775        577        604
                     State                                22          33        66         51         53
                                                      ------      ------    ------     ------     ------

                                                   $     245         425       841        628        657
                                                      ======      ======    ======     ======     ======


       Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rates of 34% to income before income taxes as a result of the following (in thousands):

                                                                    June 30,                 December 31,
                                                             --------------------    ----------------------------
                                                                1998       1997       1997       1996       1995
                                                                ----       ----       ----       ----       ----
                                                                   (Unaudited)
           Expected income tax expense
               at federal tax rate                             $  249        370       711        465        607
           Increase (decrease) in taxes
                   resulting from:
               State income tax, net of
                  federal income tax effect                        14         22        44         33         35
               Tax-exempt interest                                (25)       (22)      (48)        -          -
               Tax bad debt reserve                                -          -         -         136         -
               Other, net                                           7         55       134         (6)        15
                                                                -----      -----      ----       ----       ----

                                                                $ 245        425       841        628        657
                                                                =====      =====      ====       ====       ====


                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

(10), Continued

       Total income tax expense for the six months ended June 30, 1998 and 1997 and for the years ended December 31, 1997, 1996 and 1995 was allocated as follows (in thousands):

                                                    June 30,             December 31,
                                                -----------------  --------------------------
                                                  1998     1997     1997       1996     1995
                                                  ----     ----     ----       ----     ----
                                                   (Unaudited)

Income tax expense from operations              $  245      425        841       628     657
Shareholders' equity - unrealized gain (loss)
    on securities available for sale              (185)     (31)       323      (372)    322
                                                 -----    -----    -------    ------    ----

                                                $   60      394      1,164       256     979
                                                 =====    =====    =======    ======    ====

       The following are the significant components of the net deferred tax (liability) asset at June 30. 1998, December 31, 1997 and 1996 (in thousands):

                                                        June 30,    December 31,
                                                        --------  --------------
                                                          1998     1997     1996
                                                          ----     ----     ----
                                                      (Unaudited)
Components of deferred tax asset:
    Provision for loan losses - book                     $ 270      222      218
    Loan fees                                               86       85      135
    Interest reserves                                     --       --         16
    Amortization of premiums and discounts
       on investment securities and mortgage-
       backed securities                                   213      185      355
    Unrealized losses on available-for-sale securities      57     --        196
                                                         -----    -----    -----

                  Total deferred tax asset                 626      492      920
                                                         -----    -----    -----

Components of deferred tax liability:
    Depreciation                                           (40)     (36)     (34)
    Provision for loan losses - tax                       (396)    (432)    (433)
    Other                                                  (28)     (37)      (5)
    Unrealized gains on available-for-sale securities     --       (128)    --
                                                         -----    -----    -----

                  Total deferred tax liability            (464)    (633)    (472)
                                                         -----    -----    -----

                  Net deferred tax asset (liability)     $ 162     (141)     448
                                                         =====    =====    =====

Net state deferred tax asset (liability)                     9      (12)      37
Net federal deferred tax asset (liability)                 153     (129)     411
                                                         -----    -----    -----

                                                         $ 162     (141)     448
                                                         =====    =====    =====

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

(10), Continued

       Management has determined that it is more likely than not that it will realize the deferred tax asset based upon the nature and timing of the items listed above. There can be no assurances, however, that there will be no significant differences in the future between taxable income and pretax book income if circumstances change. In order to fully realize the net deferred tax asset, the Bank will need to generate future taxable income. Management has projected that the Bank will generate sufficient taxable income to utilize the net deferred tax asset; however, there can be no assurance as to such levels of taxable income generated.

       Retained earnings at both June 30, 1998 and December 31, 1997 includes approximately $3.1 million for which no provision for income taxes has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes; distributions in complete or partial liquidation; stock redemptions; and excess distributions to shareholders. Management is not aware of the occurrence of any such events. At both June 30, 1998 and December 31, 1997, the Bank has an unrecognized tax liability of $1.1 million with respect to this reserve.


(11)   Related-party Transactions

       At June 30, 1998, December 31, 1997 and 1996, the executive officers and directors have approximately $180,000, $298,000 and $260,000, respectively, in outstanding residential first mortgage and consumer loans. Lending transactions with related parties are on the same terms as those prevailing at the time for comparable transactions with outside customers.


(12)   Commitments, Contingencies and Concentrations of Credit Risk

       In the  ordinary  course of  business,  the Bank has various  outstanding
       commitments  that  are  not  reflected  in  the  accompanying   financial
       statements. The principal commitments of the Bank are outlined in the following section.

       Lease Commitments

       At June 30, 1998 and December 31, 1997, the Bank is obligated under a noncancelable operating lease expiring in February 2005 for its office and drive-in facilities in Ridgewood, New Jersey. The lease contains escalation clauses providing for increased rentals based upon increases in the consumer price index and an option to renew for an additional ten years. In addition, the Bank leases a facility in Mahwah, New Jersey, under

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

(12), Continued

       a noncancelable operating lease expiring in November 2007. The lease contains an option to renew for an additional eight years. Net rent expense exclusive of real estate taxes under the operating leases, included in occupancy and equipment expense, was approximately $79,000 and $80,000 for the six months ended June 30, 1998 and 1997, respectively, and approximately $161,000, $154,000 and $123,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

       The projected minimum rental payments under the terms of the leases, exclusive of the renewal options, are as follows (in thousands):


                                                   June, 30      December 31,
                                                     1998            1997
                                                     ----            ----
                                                  (Unaudited)

                         1998                       $    77            100
                         1999                           155            100
                         2000                           155            100
                         2001                           155            100
                         2002                           155            100
                         2003 and thereafter            936            539
                                                    -------        -------

                                                    $ 1,633          1,039
                                                    =======        =======


       Real estate taxes, insurance and maintenance expenses are generally obligations of the Bank and, accordingly, are not included as part of rental payments.

       Financial Instruments with Off-balance-sheet Risk

       The Bank maintains its cash and cash equivalents in bank deposit accounts, the balances of which, at times, may exceed federally insured limits. Additionally, the Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments primarily consist of commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the statements of financial condition.

       The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

(12), Continued

       evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained by the Bank upon extension of credit varies and is based on management's credit evaluation of the counterparty/customer.

       Loan Commitments

       At June 30, 1998 and December 31, 1997, the Bank has outstanding firm commitments to originate loans as follows (in thousands):


                                                               June 30, 198
                                                     -------------------------------        December 31, 1997
                                                                (Unaudited)           ----------------------------
                                                                   Vari-                         Vari-
                                                        Fixed      able                Fixed     able
                                                        rate       rate       Total    rate      rate       Total
                                                        ----       ----       -----    ----      ----       -----
                                                     (Unaudited)

             First mortgage loans                     $ 2,534      3,287      5,821      420      1,575      1,995
             Consumer and other
               loans                                      219        195        414      145        100        245
                                                      -------    -------    -------    -----    -------    -------

                                                      $ 2,753      3,482      6,235      565      1,675      2,240
                                                      =======    =======    =======    =====    =======    =======


       Litigation

       In the normal course of business, the Bank may be a party to various outstanding legal proceedings and claims. In the opinion of management, the financial position of the Bank will not be materially affected by the outcome of such legal proceedings and claims.

       Concentrations of Credit Risk

       A substantial portion of the Bank's loans are one- to four-family residential first mortgage loans secured by real estate located in New Jersey. Accordingly, the collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changes in real estate market conditions.

(13)   Recapitalization of Savings Institution Insurance Fund (SAIF)

       On September 30, 1996, legislation was enacted which, among other things, imposed a special one-time assessment on SAIF member institutions, including the Bank, to recapitalize the SAIF and spread the obligations for payment of Financing Corporation (FICO) bonds across all SAIF and Bank Insurance Fund (BIF) members. The Federal Deposit Insurance Corporation (FDIC) special assessment levied amounted to 65.7 basis points on SAIF assessable deposits held as of March 31, 1995. The special assessment was

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

(13), Continued

       recognized in 1996 and was tax deductible. The Bank took a charge of $830,000, before tax-effect, as a result of the FDIC special assessment. This legislation will eliminated the substantial disparity between the amount that BIF and SAIF member institutions had been paying for deposit insurance premiums.

       Beginning on January 1, 1997, BIF members paid a portion of the FICO payment equal to 1.3 basis points on BIF-insured deposits compared to 6.4 basis points on SAIF-insured deposits, and will pay a pro rata share of the FICO payment on the earlier of January 1, 2000 or the date upon which the last savings association ceases to exist. The legislation also requires BIF and SAIF to be merged by January 1, 1999, provided that subsequent legislation is adopted to eliminate the savings association charter and no savings associations remain as of that time.

       The FDIC has recently lowered SAIF assessments to a range comparable to that of BIF members, although SAIF members must also make the FICO payments described above. Management cannot predict the level of FDIC insurance assessments on an ongoing basis or whether the BIF and SAIF will eventually be merged.


(14)   Regulatory Matters

       FDIC regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at June 30, 1998 and December 31, 1997, the Bank is required to maintain (a) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0%, and (b) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively.

       Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier 1) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

       The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to quantitative judgments by the FDIC about capital components, risk weightings and other factors.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

(14), Continued

       Management believes that, as of June 30, 1998, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

       The following is a summary of the Bank's actual capital amounts and ratios as of June 30, 1998, December 31, 1997 and 1996, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well-capitalized institution (in thousands).

                                                                                                  To be well
                                                                        For capital               capitalized
                                                                         adequacy                under prompt
                                                 Actual                   purpose             correction action
                                        --------------------      ---------------------    ---------------------
                                            Amount    Ratio           Amount    Ratio          Amount     Ratio
                                            ------    -----           ------    -----          ------     -----
                                                                  (Dollars in thousands)
As of June 30, 1998 (unaudited):
    Total capital (to risk-
       weighted assets)                 $   18,199    20.24%      $   7,195     8.00%     $    8,993      10.00%
    Tier 1 (capital to risk-
       weighted assets)                     17,449    19.40           3,597     4.00           5,396       6.00
    Tier 1 capital (to average
        assets)                             17,449     7.49           9,317     4.00          11,647       5.00
As of December 31, 1997:
    Total capital (to risk-
       weighted assets)                     17,579    20.42           6,888     8.00           8,610      10.00
    Tier 1 (capital to risk-
       weighted assets)                     16,962    19.70           3,444     4.00           5,166       6.00
    Tier 1 capital (to average
        assets)                             16,962     7.59           8,942     4.00          11,178       5.00
As of December 31, 1996:
    Total capital (to risk-
       weighted assets)                     16,322    20.89           6,252     8.00           7,814      10.00
    Tier 1 (capital to risk-
       weighted assets)                     15,716    20.11           3,126     4.00           4,688       6.00
    Tier 1 capital (to average
       assets)                              15,716     7.33           8,573     4.00          10,717       5.00
                                           =======    =====           =====     ====          ======     ======

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

(15)   Fair Values of Financial Instruments

       The following methods and assumptions were used by the Bank in estimating its fair value disclosure for financial instruments:

       Cash and Cash Equivalents

       The carrying amounts reported in the statements of financial condition for these assets approximate their fair value.

       Investment Securities (Including Mortgage-backed Securities)

       Fair values for investment securities are based on quoted market prices.

       Loans

       Fair values are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics.

       Deposits

       The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair value for certificates of deposit is estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates of deposit to a schedule of aggregate contractual maturities on such time deposits.

       Borrowed Funds

       The fair value of borrowed funds is estimated using a discounted cash flow calculation that applies interest rates currently being offered.

       FHLB Stock

       The fair value of FHLB stock approximates carrying value.

       Off-Balance-Sheet Commitments

       The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar arrangements and is not included in the table since it is not significant.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

(15), Continued

       The estimated fair values of the Bank's financial instruments at June 30, 1998, December 31, 1997 and 1996 are as follows (in thousands):

                                               June 30,1998
                                         ----------------------       December 31, 1997         December 31, 1996
                                                (Unaudited)         ---------------------     ------------------------
                                          Carrying       Fair       Carrying       Fair       Carrying       Fair
                                           amount       value        amount       value        amount       value
                                           ------       -----        ------       -----        ------       -----
Assets:
    Cash and cash equivalents             $ 19,528      19,528       15,398       15,398        6,364        6,364
    Investment securities - HTM              2,495       2,496        9,666        9,724       12,721       12,599
    Investment securities - AFS             11,730      11,730       26,954       26,954       43,211       43,211
    Mortgage-backed securities -
HTM                                         12,794      12,953       14,356       14,522       16,611       16,678
    Mortgage-backed securities -
AFS                                         85,679      85,679       50,099       50,099       19,359       19,359
    Loans held for sale                     -            -              750          750        3,756        3,756
    Loans receivable, net                  104,627     108,741      105,715      108,227      107,959      111,112
    FHLB stock                               1,949       1,949        1,949        1,949        1,949        1,949
Liabilities:
    Deposits                               198,602     198,201      193,889      192,776      170,551      170,393
    Borrowed funds                          25,432      25,548       16,282       16,300       28,400       28,407
                                         =========   =========    =========    =========    =========     ========


       The carrying amounts in the preceding table are included in the statements of financial condition under the applicable captions.

       Limitations

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                      RIDGEWOOD SAVINGS BANK OF NEW JERSEY

(16)   Plan of Conversion (unaudited)

       On June 22, 1998, the Board of Directors of the Bank adopted a Plan of Conversion to convert from a New Jersey chartered mutual savings bank to a New Jersey chartered stock savings bank. The bank will be a wholly-owned subsidiary of Ridgewood Financial, Inc. (the Company), a holding company formed by the Bank, subject to approval by regulatory authorities. The conversion is expected to be accomplished through the sale of a minority of the Company's common stock in an amount equal to the pro forma market value of the Company and the Bank after giving effect to the conversion. The majority of the shares will be owned by Ridgewood Financial, MHC (the MHC). A subscription right to subscribe for the purchase of common stock will be made initially to each depositor of the Bank who had a deposit account balance of at least $50 as of May 31,1997 ( the "Eligible Account Holders"), the employee stock ownership plan of the Bank, depositors of the Bank, other than Eligible Account Holders, whose deposit accounts at the Bank total $50 or more as of September 30,1998 (the "supplemental eligible account holders"), and other depositors of the Bank, as of the voting record date.

       Any shares of common stock not sold in the subscription offering are expected to be made available for sale at the same price per share to the general public in a community offering which may be commenced simultaneously with the subscription offering; thereafter, remaining shares, if any, are expected to be sold in a public offering.

       Upon a complete liquidation of the Bank after the conversion, the Company, as holder of the Bank's common stock would be entitled to any assets remaining upon a liquidation of the Bank. Each depositor would not have a claim in the assets of the Bank. However, upon a complete liquidation of the MHC after the conversion, each depositor would have a claim up to the pro rata value of his or her accounts, in the assets of the MHC remaining after the claims of the creditors of the MHC are satisfied. Depositors who have liquidation rights in the Bank immediately prior to the conversion will continue to have such rights in the MHC after the conversion for so long as they maintain deposit accounts in the Bank after the conversion.

       Upon a complete liquidation of the Company, each holder of shares of common stock would be entitled to receive a pro rata share of the Company's assets, following payment of all debts, liabilities and claims of greater priority of or against the Company.

       Costs to be incurred that are directly associated with the conversion are to be deferred and are to be deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs would be charged to expense at the conclusion of the offering process.

=====================================================================     ==========================================================

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Ridgewood
Savings Bank of New Jersey or Ridgewood Financial, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

             TABLE OF CONTENTS
                                                Page                                           Up to 1,616,095 Shares
                                                ----                                                Common Stock
Questions and Answers...........................
Summary ........................................
Selected Financial and Other Data...............
Risk Factors....................................
Ridgewood Savings Bank of New Jersey............
Ridgewood Financial, Inc........................
Ridgewood Financial, MHC........................
Use of Proceeds.................................
Dividend Policy.................................                                                RIDGEWOOD FINANCIAL, INC.
Wavier of Dividends by the MHC..................
MHC Conversion to Stock Form....................
Market for Common Stock.........................
Capitalization..................................
Pro Forma Data..................................
Historical and Pro Forma Capital Compliance.....
Statements of Income............................
Management's Discussion and Analysis of
 Financial Condition and Results of Operations..
Business of the Company.........................                                                    ---------------
Business of the Bank............................
Regulation .....................................                                                       PROSPECTUS
Taxation........................................
Management .....................................                                                    ---------------
The Reorganization..............................
The Offering....................................
Certain Restrictions on Acquisition of
 the Company....................................
Description of Capital Stock....................
Registration Requirements.......................
Legal and Tax Opinions..........................
Experts.........................................
Change in Auditors..............................                                                   Ryan, Beck & Co.
Registration Requirements.......................
Where You Can Find Additional Information.......
Index to Financial Statements  .................

Until the later of __________ ____,  199__ or 25 days after                                      ___________ ____, 1998
commencement of the offering, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the
dealers'  obligation  to deliver a prospectus  when acting as                          THESE SECURITIES ARE NOT DEPOSITS ON
underwriters and with respect to their unsold allotments or                            ACCOUNTS AND ARE NOT FEDERALLY INSURED
subscriptions.                                                                         OR GUARANTEED.

=====================================================================     ==========================================================

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Officers and Directors.

         Section 14A:3-5 of the New Jersey Business Corporation Act (the "Act") describes those circumstances under which directors, officers, employees and agents of the registrant may be insured or indemnified against liability which they may incur in their capacities as such.

         The certificate of incorporation of the registrant (the "Certificate") attached as Exhibit 3(i) hereto, requires indemnification of directors, officers, employees or agents of the registrant to the full extent permissible under New Jersey law.

         The registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the registrant would have the power to indemnify such person against such liability under the provisions of the Act or of the Certificate.


Item 25. Other Expenses of Issuance and Distribution

    *       Legal Fees - Company Counsel............................   $100,000
    *       Underwriter's counsel and expenses......................     45,000
    *       Courier, Messenger, Postage and Mailing.................     20,000
    *       Printing................................................     40,000
    *       Business Plan and Appraisal.............................     24,000
    *       Underwriting fees.......................................    150,000
    *       Transfer Agent fees.....................................     10,000
    *       Conversion agent........................................     20,000
    *       Auditing and accounting fees and expenses...............    100,000
    *       Filing fees.............................................     22,000
    *       EDGAR...................................................     10,000
    *       Stock Certificate.......................................      5,000
    *       Blue Sky legal fees and other expenses..................     15,000
    *       Other expenses..........................................     39,000
                                                                        -------
    *                Total..........................................   $600,000
                                                                        =======

-----------------
*        Estimated at the mid-point of the offering range.

Item 26. Recent Sales of Unregistered Securities.

         Not Applicable

Item 27. Exhibits:

         The exhibits filed as part of this Registration  Statement are as follows:
                   1       Form of Sales Agency Agreement with Ryan, Beck & Co.*
                   2       Plan of Reorganization and Stock Issuance
                   3(i)    Certificate of Incorporation of Ridgewood Financial, Inc.
                   3(ii)   Bylaws of Ridgewood Financial, Inc.
                   5.1     Opinion of Malizia, Spidi, Sloane & Fisch, P.C. regarding legality of securities registered
                   8.1     Federal Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.
                   8.2     State Tax Opinion of Malizia, Spidi, Sloane & Fisch, P.C.
                   8.3     Opinion of FinPro, Inc. as to the value of subscription rights
                  10.1     Employment  Agreement with Susan E. Naruk
                  10.2     Employment Agreement with Nelson  Fiordalisi
                  10.3     Employment  Agreement with John  Scognamiglio
                  10.4     Employment  Agreement with Jean Miller
                  10.5     Supplemental  Executive  Retirement Plan
                  16       Letter of Dorfman, Abrams, Music & Co.
                  23.1     Consent of Malizia, Spidi, Sloane & Fisch, P.C. (contained in its opinions filed as Exhibits 5.1, 8.1 and 8.2)
                  23.2     Consent of KPMG Peat Marwick, LLP
                  23.3     Consent of FinPro, Inc.
                  23.4     Consent of Dorfman, Abrams, Music & Co.
                  24       Power of Attorney (reference is made to the signature page)
                  27       Financial Data Schedule**
                  99.1     Marketing Material
                  99.2     Appraisal

                  --------------
                  *   To be filed by amendment
                  **  Electronic filing only

Item 28. Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                    (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 ("Securities Act");

                   (ii) Reflect in the prospectus any facts or events which individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) Include any additional or changed material information on the plan of distribution.


         (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) To provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Ridgewood, New Jersey, on August 27, 1998.

                           RIDGEWOOD FINANCIAL, INC.



                           By:   /s/Susan E. Naruk
                                 -----------------------------------------------
                                 Susan E. Naruk
                                 President, Director and Chief Executive Officer (Duly Authorized Representative)

         We the undersigned directors and officers of Ridgewood Financial, Inc. do hereby severally constitute and appoint Susan E. Naruk our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute all instruments for us and in our names in the capacities indicated below which said Susan E. Naruk may deem necessary or advisable to enable Ridgewood Financial, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of Ridgewood Financial, Inc.'s common stock, including specifically but not limited to, power and authority to sign for us or any of us, in our names in the capacities indicated below, the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that Susan E. Naruk shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated as of August 27, 1998.


By: /s/Susan E. Naruk                        By: /s/Bernard J. Hoogland
    ---------------------------------------      -------------------------------
    Susan E. Naruk                               Bernard J. Hoogland
    President, Director and Chief                Director
    Executive Officer

By: /s/Nelson Fiordalisi                     By: /s/John Kandravy
    ---------------------------------------      -------------------------------
    Nelson Fiordalisi                            John Kandravy
    Executive Vice President, Director           Director
    and Chief Operating Officer

By: /s/John Scognamiglio                     By: /s/Robert S. Monteith
    ---------------------------------------      -------------------------------
    John Scognamiglio                            Robert S. Monteith
    Senior Vice President, Chief Financial       Director
    and Accounting Officer

By: /s/Michael W. Azzara                     By: /s/John J. Repetto
    ---------------------------------------      -------------------------------
    Michael W. Azzara                            John J. Repetto
    Director                                     Director

By: /s/Jerome Goodman                        By: /s/Paul W. Thornwall
    ---------------------------------------      -------------------------------
    Jerome Goodman                               Paul W. Thornwall
    Director                                     Director